    As filed with the Securities and Exchange Commission on June 11, 2002.

                                                            File No. 333-82866
                                                                811-07329

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2

                                   FORM S-6

              FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF
               SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON
                                  FORM N-8B-2

                                ---------------

A.       Exact name of trust:  Separate Account VL I

B.       Name of depositor:  Hartford Life and Annuity Insurance Company

C.       Complete address of depositor's principal executive offices:

         P.O. Box 2999
         Hartford, CT  06104-2999

D.       Name and complete address of agent for service:

         Marianne O'Doherty
         Hartford Life and Annuity Insurance Company
         P.O. Box 2999
         Hartford, CT  06104-2999

         It is proposed that this filing will become effective:

         ___ immediately upon filing pursuant to paragraph (b) of Rule 485
         ___ on __________, pursuant to paragraph (b) of Rule 485
         ___ 60 days after filing pursuant to paragraph (a)(1) of Rule 485
         ___ on __________, 2002 pursuant to paragraph (a)(1) of Rule 485
         ___ this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

E. Title and amount of securities being registered: Pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Registrant has registered an indefinite amount of securities.

F. Proposed maximum aggregate offering price to the public of the securities being registered: Not yet determined.

G.       Amount of filing fee: Not applicable.

H. Approximate date of proposed public offering: As soon as practicable after the effective date of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

                       RECONCILIATION AND TIE BETWEEN
                        FORM N-8B-2 AND PROSPECTUS


ITEM NO. OF FORM N-8B-2                       CAPTION IN PROSPECTUS
-----------------------                       ---------------------
      1.                            Cover Page
      2.                            Cover Page
      3.                            Not Applicable
      4.                            Statement of Additional Information - Distribution of the Policies
      5.                            About Us - Separate Account VL I
      6.                            About Us - Separate Account VL I
      7.                            Not required by Form S-6
      8.                            Not required by Form S-6
      9.                            Legal Proceedings
      10.                           About Us - Separate Account VL I; The Funds
      11.                           About Us - Separate Account VL I; The Funds
      12.                           About Us - The Funds
      13.                           Fee Table;  Charges and Deductions
      14.                           Premiums
      15.                           Premiums
      16.                           Premiums
      17.                           Making Withdrawals From Your Policy
      18.                           About Us - The Funds; Charges and Deductions
      19.                           Your Policy - Contract Rights
      20.                           Not Applicable
      21.                           Loans
      22.                           Not Applicable
      23.                           Not Applicable
      24.                           Not Applicable
      25.                           About Us - Hartford Life & Annuity Insurance Company
      26.                           Not Applicable
      27.                           About Us - Hartford Life & Annuity Insurance Company
      28.                           Statement of Additional Information - General Information and History
      29.                           About Us - Hartford Life & Annuity Insurance Company
      30.                           Not Applicable
      31.                           Not Applicable
      32.                           Not Applicable
      33.                           Not Applicable
      34.                           Not Applicable
      35.                           Statement of Additional Information - Distribution of the Policies
      36.                           Not required by Form S-6
      37.                           Not Applicable
      38.                           Statement of Additional Information - Distribution of the Policies
      39.                           Statement of Additional Information - Distribution of the Policies
      40.                           Not Applicable
      41.                           Statement of Additional Information - Distribution of the Policies
      42.                           Not Applicable
      43.                           Not Applicable
      44.                           Premiums
      45.                           Not Applicable
      46.                           Premiums; Making Withdrawals From Your Policy
      47.                           About Us - The Funds
      48.                           Cover Page; About Us - Hartford Life & Annuity Insurance Company
      49.                           Not Applicable
      50.                           About Us - Separate Account VL I
      51.                           Not Applicable
      52.                           About Us - The Funds
      53.                           Taxes
      54.                           Not Applicable
      55.                           Not Applicable
      56.                           Not Required by Form S-6
      57.                           Not Required by Form S-6
      58.                           Not Required by Form S-6
      59.                           Not Required by Form S-6

STAG WALL STREET VARIABLE UNIVERSAL LIFE
SEPARATE ACCOUNT VL I
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
P.O. BOX 2999
HARTFORD, CT 06104-2999
TELEPHONE: (800) 231-5453                                                                 [LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This prospectus describes information you should know before you purchase the Stag Wall Street Variable Universal Life insurance policy. Please read it carefully.

Stag Wall Street Variable Universal Life is a contract between you and Hartford Life and Annuity Insurance Company. You agree to make sufficient premium payments to us, and we agree to pay a death benefit to your beneficiary. The policy is a flexible premium variable universal life insurance policy. It is:

x Flexible premium, because you may add payments to your policy after the first payment.

x Variable, because the value of your life insurance policy will fluctuate with the performance of the investment options you select and the Fixed Account.
--------------------------------------------------------------------------------

The following Sub-Accounts are available under the policy:


                         SUB-ACCOUNT                                         PURCHASES SHARES OF:

  American Funds Global Growth Fund Sub-Account               Class 2 of the Global Growth Fund of American
                                                              Funds Insurance Series
  American Funds Global Small Capitalization Fund             Class 2 of the Global Small Capitalization Fund of
  Sub-Account                                                 American Funds Insurance Series
  American Funds Growth Fund Sub-Account                      Class 2 of the Growth Fund of American Funds
                                                              Insurance Series
  American Funds Growth-Income Fund Sub-Account               Class 2 of the Growth-Income Fund of American
                                                              Funds Insurance Series
  Hartford Advisers Fund Sub-Account                          Class IA of Hartford Advisers HLS Fund, Inc.
  Hartford Bond Fund Sub-Account                              Class IA of Hartford Bond HLS Fund, Inc.
  Hartford Capital Appreciation Fund Sub-Account              Class IA of Hartford Capital Appreciation HLS
                                                              Fund, Inc.
  Hartford Dividend and Growth Fund Sub-Account               Class IA of Hartford Dividend and Growth HLS Fund,
                                                              Inc.
  Hartford Global Advisers Fund Sub-Account                   Class IA of Hartford Global Advisers HLS Fund,
                                                              Inc. (formerly Hartford International Advisers HLS
                                                              Fund, Inc.)
  Hartford Global Leaders Sub-Account                         Class IA of Hartford Global Leaders HLS Fund of
                                                              Hartford Series Fund, Inc.
  Hartford Global Technology Sub-Account                      Class IA of Hartford Global Technology HLS Fund of
                                                              Hartford Series Fund, Inc.
  Hartford Growth and Income Fund Sub-Account                 Class IA of Hartford Growth and Income HLS Fund of
                                                              Hartford Series Fund, Inc.
  Hartford Index Fund Sub-Account                             Class IA of Hartford Index HLS Fund, Inc.
  Hartford International Opportunities Fund Sub-Account       Class IA of Hartford International Opportunities
                                                              HLS Fund, Inc.
  Hartford MidCap Fund Sub-Account                            Class IA of Hartford MidCap HLS Fund, Inc.
  Hartford Money Market Fund Sub-Account                      Class IA of Hartford Money Market HLS Fund, Inc.
  Hartford Mortgage Securities Fund Sub-Account               Class IA of Hartford Mortgage Securities HLS Fund,
                                                              Inc.
  Hartford Small Company Fund Sub-Account                     Class IA of Hartford Small Company HLS Fund, Inc.
  Hartford Stock Fund Sub-Account                             Class IA of Hartford Stock HLS Fund, Inc.


                       SUB-ACCOUNT                                        PURCHASES SHARES OF:
  Putnam VT Asia Pacific Growth Fund Sub-Account          Class IA of Putnam VT Asia Pacific Growth Fund of
                                                          Putnam Variable Trust
  Putnam VT Diversified Income Fund Sub-Account           Class IA of Putnam VT Diversified Income Fund of
                                                          Putnam Variable Trust
  Putnam VT The George Putnam Fund of Boston Sub-Account  Class IA of Putnam VT The George Putnam Fund of
                                                          Boston of Putnam Variable Trust
  Putnam VT Global Asset Allocation Fund Sub-Account      Class IA of Putnam VT Global Asset Allocation Fund
                                                          of Putnam Variable Trust
  Putnam VT Global Growth Fund Sub-Account                Class IA of Putnam VT Global Growth Fund of Putnam
                                                          Variable Trust
  Putnam VT Growth and Income Fund Sub-Account            Class IA of Putnam VT Growth and Income Fund of
                                                          Putnam Variable Trust
  Putnam VT Health Sciences Fund Sub-Account              Class IA of Putnam VT Health Sciences Fund of Putnam
                                                          Variable Trust
  Putnam VT High Yield Fund Sub-Account                   Class IA of Putnam VT High Yield Fund of Putnam
                                                          Variable Trust
  Putnam VT Income Fund Sub-Account                       Class IA of Putnam VT Income Fund of Putnam Variable
                                                          Trust
  Putnam VT International Growth Fund Sub-Account         Class IA of Putnam VT International Growth Fund of
                                                          Putnam Variable Trust
  Putnam VT International Growth and Income Fund Sub-     Class IA of Putnam VT International Growth and
  Account                                                 Income Fund of Putnam Variable Trust
  Putnam VT International New Opportunities Fund Sub-     Class IA of Putnam VT International New
  Account                                                 Opportunities Fund of Putnam Variable Trust
  Putnam VT Investors Fund Sub-Account                    Class IA of Putnam VT Investors Fund of Putnam
                                                          Variable Trust
  Putnam VT Money Market Fund Sub-Account                 Class IA of Putnam VT Money Market Fund of Putnam
                                                          Variable Trust
  Putnam VT New Opportunities Fund Sub-Account            Class IA of Putnam VT New Opportunities Fund of
                                                          Putnam Variable Trust
  Putnam VT New Value Fund Sub-Account                    Class IA of Putnam VT New Value Fund of Putnam
                                                          Variable Trust
  Putnam VT OTC & Emerging Growth Fund Sub-Account        Class IA of Putnam VT OTC & Emerging Growth Fund of
                                                          Putnam Variable Trust
  Putnam VT Utilities Growth and Income Fund Sub-Account  Class IA of Putnam VT Utilities Growth and Income
                                                          Fund of Putnam Variable Trust
  Putnam VT Vista Fund Sub-Account                        Class IA of Putnam VT Vista Fund of Putnam Variable
                                                          Trust
  Putnam VT Voyager Fund Sub-Account                      Class IA of Putnam VT Voyager Fund of Putnam
                                                          Variable Trust
  Fidelity VIP II Asset Manager(SM) Portfolio             Initial Class of Fidelity VIP II Asset Manager
  Sub-Account                                             Portfolio
  Fidelity VIP Equity-Income Portfolio Sub-Account        Initial Class of Fidelity VIP Equity-Income
                                                          Portfolio
  Fidelity VIP Overseas Portfolio Sub-Account             Initial Class of Fidelity VIP Overseas Portfolio

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if the information in this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The policy may not be available for sale in all states.

This Prospectus can also be obtained from the Securities and Exchange Commission's website (HTTP://WWW.SEC.GOV).

This life insurance policy IS NOT:

 -  a bank deposit or obligation;

 -  federally insured; or

 -  endorsed by any bank or governmental agency.
--------------------------------------------------------------------------------
PROSPECTUS DATED: JUNE 14, 2002

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                    3
--------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                PAGE
----------------------------------------------------------------------
SUMMARY OF BENEFITS AND RISKS                                     5
----------------------------------------------------------------------
FEE TABLES                                                        6
----------------------------------------------------------------------
ABOUT US                                                          9
----------------------------------------------------------------------
  Hartford Life and Annuity Insurance Company                     9
----------------------------------------------------------------------
  Separate Account VL I                                           9
----------------------------------------------------------------------
  The Funds                                                       9
----------------------------------------------------------------------
  The Fixed Account                                              12
----------------------------------------------------------------------
CHARGES AND DEDUCTIONS                                           12
----------------------------------------------------------------------
  Deductions from Premium                                        12
----------------------------------------------------------------------
  Deductions from Account Value                                  12
----------------------------------------------------------------------
  Charges for the Funds                                          13
----------------------------------------------------------------------
YOUR POLICY                                                      13
----------------------------------------------------------------------
  Contract Rights                                                13
----------------------------------------------------------------------
  Contract Limitations                                           14
----------------------------------------------------------------------
  Changes to Contract or Separate Account                        15
----------------------------------------------------------------------
  Other Benefits                                                 15
----------------------------------------------------------------------
  Class of Purchasers                                            16
----------------------------------------------------------------------
PREMIUMS                                                         16
----------------------------------------------------------------------
DEATH BENEFITS AND POLICY VALUES                                 17
----------------------------------------------------------------------
MAKING WITHDRAWALS FROM YOUR POLICY                              19
----------------------------------------------------------------------
LOANS                                                            19
----------------------------------------------------------------------
LAPSE AND REINSTATEMENT                                          19
----------------------------------------------------------------------
TAXES                                                            20
----------------------------------------------------------------------
  General                                                        20
----------------------------------------------------------------------
  Taxation of Hartford and the Separate Account                  20
----------------------------------------------------------------------
  Income Taxation of Policy Benefits -- Generally                20
----------------------------------------------------------------------
  Modified Endowment Contracts                                   21
----------------------------------------------------------------------
  Estate, Gift and Generation-Skipping Transfer Taxes            21
----------------------------------------------------------------------
  Estate Tax -- Generally                                        21
----------------------------------------------------------------------
  Generation Skipping Transfer Tax                               21
----------------------------------------------------------------------
  Economic Growth and Tax Relief Reconciliation Act of 2001      21
----------------------------------------------------------------------
  Diversification Requirements                                   22
----------------------------------------------------------------------
  Ownership of the Assets in the Separate Account                22
----------------------------------------------------------------------
  Tax Deferral During Accumulation Period                        22
----------------------------------------------------------------------
  Life Insurance Purchased for Use in Split Dollar
   Arrangements                                                  23
----------------------------------------------------------------------
  Federal Income Tax Withholding                                 23
----------------------------------------------------------------------
  Non-Individual Ownership of Policies                           23
----------------------------------------------------------------------
  Life Insurance Purchases by Nonresident Aliens and Foreign
   Corporations                                                  23
----------------------------------------------------------------------

4                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

                                                                PAGE
----------------------------------------------------------------------
LEGAL PROCEEDINGS                                                23
----------------------------------------------------------------------
GLOSSARY OF SPECIAL TERMS                                        24
----------------------------------------------------------------------
WHERE YOU CAN FIND MORE INFORMATION                              25
----------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION
----------------------------------------------------------------------

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                    5
--------------------------------------------------------------------------------

SUMMARY OF BENEFITS AND RISKS

BENEFITS OF YOUR POLICY

FLEXIBILITY -- The policy is designed to be flexible to meet your specific life insurance needs. You have the flexibility to choose death benefit options, investment options, and premiums you pay.

DEATH BENEFIT -- While the policy is in force and when the insured dies, we pay a death benefit to your beneficiary. At issue, you select one of two death benefit options:

 -  Level Option: The death benefit equals the current Face Amount.

 - Return of Account Value Option: The death benefit is the current Face Amount plus the Account Value of your policy.

The death benefit is reduced by any money you owe us, such as outstanding loans, loan interest, or unpaid charges. You may change your death benefit option under certain circumstances. You may increase or decrease the Face Amount on your policy under certain circumstances.

INVESTMENT CHOICES -- You may invest in up to 9 different investment choices within your policy, from a choice of 42 investment options and a Fixed Account. You may transfer money among your investment choices, subject to restrictions.

PREMIUM PAYMENTS -- You have the flexibility to choose how you pay premiums. You can choose a planned premium when you purchase the policy. You may change your planned premium, subject to certain limitations.

RIGHT TO EXAMINE YOUR POLICY -- You have a limited right to return the policy for cancellation after purchase. See "Your Policy -- Contract Rights -- Right to Examine a Policy."

SURRENDER -- You may surrender your policy at any time for its Cash Surrender Value. (See "Risks of Your Policy," below).

LOANS -- You may take a loan on the policy. The policy secures the loan.

SETTLEMENT OPTIONS -- You or your beneficiary may choose to receive the proceeds of the policy over a period of time by using one of several settlement options.

OPTIONAL COVERAGE -- You may add other coverages to your policy. See "Your Policy-Other Benefits."

WHAT DOES YOUR PREMIUM PAY FOR?

Your premium pays for three things. It pays for life insurance coverage, it acts as an investment in the Sub-Accounts, and it pays for any sales loads and other charges.

RISKS OF YOUR POLICY

INVESTMENT PERFORMANCE -- The value of your policy will fluctuate with the performance of the investment options you choose. Your investment options may decline in value, or they may not perform to your expectations. Your policy values in the Sub-Accounts are not guaranteed.

UNSUITABLE FOR SHORT-TERM SAVINGS -- The policy is designed for long term financial planning. You should not purchase the policy if you will need the premium payment in a short time period.

RISK OF LAPSE -- Your policy could terminate if the value of the policy becomes too low to support the policy's monthly charges. If this occurs, we will notify you in writing. You will then have a 61-day grace period to pay additional amounts to prevent the policy from terminating.

WITHDRAWAL LIMITATIONS -- One partial withdrawal is allowed each month. The minimum allowed is $500, and the maximum allowed is the Cash Surrender Value minus $1,000. Withdrawals will reduce your policy's death benefit, and may be subject to a surrender charge.

TRANSFER LIMITATIONS -- We reserve the right to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers among your investment options and the Fixed Account.

LOANS -- Taking a loan from your policy may increase the risk that your policy will lapse, will have a permanent effect on the policy's Account Value, and will reduce the death proceeds.

ADVERSE TAX CONSEQUENCES -- You may be subject to income tax if you receive any loans, withdrawals or other amounts from the policy, and you may be subject to a 10% penalty tax. See "Taxes."

6                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

FEE TABLES

The following tables describe the MAXIMUM fees and expenses that you will pay when buying, owning, and surrendering the policy. The first table describes the maximum fees and expenses that you will pay at the time that you buy the policy, surrender the policy, or transfer cash value between investment options. Your specific fees and charges are described on the specification page of your policy.

TRANSACTION FEES

        CHARGE                WHEN CHARGE IS DEDUCTED                  AMOUNT DEDUCTED
Front-end Sales Load    When you pay premium.                Policy Years           Amount
                                                                All                   2.50%
Surrender Charge        When you surrender your policy.      The Surrender Charge varies based
                        When you make certain Face Amount    on the Insured's age, sex, and
                        decreases.                           insurance class on the date of
                        When you take certain withdrawals.   issue. The initial charge will be
                                                             at least $9.00 per 1,000 of the
                                                             initial face amount but will not
                                                             exceed $40.00 per 1,000 of initial
                                                             face amount.
Transfer Fees           When you make a transfer after the   $25 per transfer.
                        first transfer in any month.
Withdrawal Charge       When you take a withdrawal.          $25 per withdrawal.

                            POLICIES FROM WHICH CHARGE IS
        CHARGE                        DEDUCTED
Front-end Sales Load                     All
Surrender Charge        Policies surrendered during the first
                        fourteen policy years.
                        Policies where the cumulative Face
                        Amount decrease exceeds $500,000
                        during the first fourteen policy
                        years.
Transfer Fees           Those policies with more than one
                        transfer per month.
Withdrawal Charge       Those policies where the owner has
                        made a withdrawal.

The next table describes the MAXIMUM fees and expenses that you will pay periodically during the time that you own the policy, not including Fund fees and expenses.

ANNUAL CHARGES OTHER THAN FUND OPERATING EXPENSES

        CHARGE                WHEN CHARGE IS DEDUCTED                  AMOUNT DEDUCTED
Cost of Insurance       Monthly.                             The charge is the maximum cost of
Charges                                                      insurance rate times the net amount
                                                             at risk. Maximum cost of insurance
                                                             rates are individualized, depending
                                                             on issue age, sex, insurance class,
                                                             Initial Face Amount, substandard
                                                             rating, and age of policy. The
                                                             maximum monthly coi's for unrated
                                                             individuals ranges from a minimum
                                                             $.0567 per 1,000 per month to a
                                                             maximum of $83.333 per 1,000 per
                                                             month.
Mortality and Expense   Monthly.                             Per the Sub-Account accumulated
Risk Charge.                                                 value:
                                                             - 1/12 of 1.20% per month.
Administrative Charge   Monthly.                                             $10
Rider Charges           Monthly.                             Individualized based on optional
                                                             rider selected.
                                                             For example, the charge for the
                                                             Death Benefit Guarantee Rider
                                                             ranges from a minimum of $.01 per
                                                             1,000 of Initial Face Amount per
                                                             month to a maximum of $.06 per
                                                             1,000 of Initial Face Amount per
                                                             month based on the Insured's age,
                                                             sex, and insurance class.

                            POLICIES FROM WHICH CHARGE IS
        CHARGE                        DEDUCTED
Cost of Insurance                        All
Charges
Mortality and Expense                    All
Risk Charge.
Administrative Charge                    All
Rider Charges           Only those policies with benefits
                        provided by rider.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                    7
--------------------------------------------------------------------------------

The next table describes the Fund fees and expenses that you will pay periodically during the time that you own the policy. The table shows the actual fees and expenses charged by the Funds for the year ended December 31, 2001. More detail concerning each Fund's fees and expenses is contained in the prospectus for each Fund.

ANNUAL FUND OPERATING EXPENSES

                                                                                    12B-1
                                                                                 DISTRIBUTION                TOTAL FUND
                                                                               AND/OR SERVICING    OTHER     OPERATING
                                                             MANAGEMENT FEES         FEES         EXPENSES    EXPENSES
-----------------------------------------------------------------------------------------------------------------------
American Funds Global Growth Fund                                 0.66%             0.25%          0.04%       0.95%
-----------------------------------------------------------------------------------------------------------------------
American Funds Global Small Capitalization Fund                   0.80%             0.25%          0.03%       1.08%
-----------------------------------------------------------------------------------------------------------------------
American Funds Growth Fund                                        0.37%             0.25%          0.01%       0.63%
-----------------------------------------------------------------------------------------------------------------------
American Funds Growth-Income Fund                                 0.33%             0.25%          0.02%       0.60%
-----------------------------------------------------------------------------------------------------------------------
Hartford Advisers HLS Fund                                        0.63%              N/A           0.03%       0.66%
-----------------------------------------------------------------------------------------------------------------------
Hartford Bond HLS Fund                                            0.48%              N/A           0.03%       0.51%
-----------------------------------------------------------------------------------------------------------------------
Hartford Capital Appreciation HLS Fund                            0.63%              N/A           0.05%       0.68%
-----------------------------------------------------------------------------------------------------------------------
Hartford Dividend and Growth HLS Fund                             0.65%              N/A           0.03%       0.68%
-----------------------------------------------------------------------------------------------------------------------
Hartford Global Advisers HLS Fund                                 0.76%              N/A           0.10%       0.86%
-----------------------------------------------------------------------------------------------------------------------
Hartford Global Leaders HLS Fund                                  0.74%              N/A           0.07%       0.81%
-----------------------------------------------------------------------------------------------------------------------
Hartford Global Technology HLS Fund                               0.85%              N/A           0.04%       0.89%
-----------------------------------------------------------------------------------------------------------------------
Hartford Growth and Income HLS Fund                               0.75%              N/A           0.04%       0.79%
-----------------------------------------------------------------------------------------------------------------------
Hartford Index HLS Fund                                           0.40%              N/A           0.03%       0.43%
-----------------------------------------------------------------------------------------------------------------------
Hartford International Opportunities HLS Fund                     0.70%              N/A           0.11%       0.81%
-----------------------------------------------------------------------------------------------------------------------
Hartford MidCap HLS Fund                                          0.67%              N/A           0.03%       0.70%
-----------------------------------------------------------------------------------------------------------------------
Hartford Money Market HLS Fund                                    0.45%              N/A           0.03%       0.48%
-----------------------------------------------------------------------------------------------------------------------
Hartford Mortgage Securities HLS Fund                             0.45%              N/A           0.03%       0.48%
-----------------------------------------------------------------------------------------------------------------------
Hartford Small Company HLS Fund                                   0.72%              N/A           0.04%       0.76%
-----------------------------------------------------------------------------------------------------------------------
Hartford Stock HLS Fund                                           0.46%              N/A           0.03%       0.49%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Asia Pacific Growth Fund                                0.80%              N/A           0.33%       1.13%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Diversified Income Fund                                 0.68%              N/A           0.11%       0.79%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT The George Putnam Fund of Boston                        0.65%              N/A           0.11%       0.76%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Global Asset Allocation Fund                            0.67%              N/A           0.17%       0.84%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Global Growth Fund                                      0.71%              N/A           0.11%       0.82%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Growth and Income Fund                                  0.46%              N/A           0.05%       0.51%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Health Sciences Fund                                    0.70%              N/A           0.09%       0.79%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT High Yield Fund                                         0.67%              N/A           0.09%       0.76%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Income Fund                                             0.60%              N/A           0.08%       0.68%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund                               0.76%              N/A           0.18%       0.94%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth and Income Fund                    0.80%              N/A           0.18%       0.98%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT International New Opportunities Fund                    1.00%              N/A           0.24%       1.24%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Investors Fund                                          0.60%              N/A           0.06%       0.66%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Money Market Fund                                       0.40%              N/A           0.05%       0.45%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT New Opportunities Fund                                  0.54%              N/A           0.05%       0.59%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT New Value Fund                                          0.70%              N/A           0.09%       0.79%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT OTC & Emerging Growth Fund                              0.70%              N/A           0.15%       0.85%
-----------------------------------------------------------------------------------------------------------------------

8                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------

                                                                                    12B-1
                                                                                 DISTRIBUTION                TOTAL FUND
                                                                               AND/OR SERVICING    OTHER     OPERATING
                                                             MANAGEMENT FEES         FEES         EXPENSES    EXPENSES
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Utilities Growth and Income Fund                        0.66%              N/A           0.07%       0.73%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund                                              0.61%              N/A           0.06%       0.67%
-----------------------------------------------------------------------------------------------------------------------
Putnam VT Voyager Fund                                            0.53%              N/A           0.04%       0.57%
-----------------------------------------------------------------------------------------------------------------------
Fidelity VIP II Asset Manager(SM) Portfolio                       0.53%              N/A           0.11%       0.64%
-----------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Portfolio (1)                          0.48%              N/A           0.10%       0.58%
-----------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas Portfolio (1)                               0.73%              N/A           0.19%       0.92%
-----------------------------------------------------------------------------------------------------------------------

(1) Actual Total Fund Operating Expenses were lower than expenses reflected in the table because a portion of the brokerage commissions that the Fund paid was used to reduce the Fund's expenses, and/or because through arrangements with the Fund's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the Fund's custodian expenses.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                    9
--------------------------------------------------------------------------------

ABOUT US

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

Hartford Life and Annuity Insurance Company is a stock life insurance company engaged in the business of writing life insurance and annuities, both individual and group, in all states of the United States, the District of Columbia and Puerto Rico, except New York. On January 1, 1998, Hartford's name changed from ITT Hartford Life and Annuity Insurance Company to Hartford Life and Annuity Insurance Company. We were originally incorporated under the laws of Wisconsin on January 9, 1956, and subsequently redomiciled to Connecticut. Our offices are located in Simsbury, Connecticut; however, our mailing address is P.O. Box 2999, Hartford, CT 06104-2999. We are ultimately controlled by The Hartford Financial Services Group, Inc., one of the largest financial service providers in the United States.

                               HARTFORD'S RATINGS

                        EFFECTIVE DATE
    RATING AGENCY         OF RATING       RATING      BASIS OF RATING
------------------------------------------------------------------------
 A.M. Best and
 Company, Inc.              9/26/01         A+      Financial strength
------------------------------------------------------------------------
 Standard & Poor's          9/20/01        AA       Financial security
                                                    characteristics
------------------------------------------------------------------------
 Fitch                      9/21/01        AA+      Claims paying
                                                    ability
------------------------------------------------------------------------

These ratings apply to Hartford's ability to meet its obligations under the Contract. The ratings do not apply to the Separate Account or the underlying Funds.

SEPARATE ACCOUNT VL I

The Sub-Accounts are subdivisions of our separate account, called Separate Account VL I. The Separate Account exists to keep your life insurance policy assets separate from our company assets. As such, the investment performance of the Separate Account is independent from the investment performance of Hartford's other assets. Hartford's other assets are utilized to pay our insurance obligations under the policy. Your assets in the Separate Account are held exclusively for your benefit and may not be used for any other liability of Hartford. Separate Account VL I was established on June 8, 1995 under the laws of Connecticut.

THE FUNDS

The Sub-Accounts of the Separate Account purchase shares of mutual funds set up exclusively for variable annuity and variable life insurance products. These funds are not the same mutual funds that you buy through your stockbroker or through a retail mutual fund, but they may have similar investment strategies and the same portfolio managers as retail mutual funds. You choose the Sub-Accounts that meet your investment style.

We do not guarantee the investment results of any of the underlying Funds. Since each underlying Fund has different investment objectives, each is subject to different risks. These risks and the Funds' expenses are more fully described in the accompanying prospectuses for the Funds, and the Funds' Statements of Additional Information, which may be ordered from us. The Funds' prospectuses should be read in conjunction with this Prospectus before investing.

The Funds may not be available in all states.

You may also allocate some or all of your premium payments to the "Fixed Account," which pays a declared interest rate. See "The Fixed Account."

The investment goals of each of the Funds are as follows:

AMERICAN FUNDS GLOBAL GROWTH FUND -- Seeks long-term growth of capital by investing primarily in common stocks of issuers located around the world.

AMERICAN FUNDS GLOBAL SMALL CAPITALIZATION FUND -- Seeks long-term growth of capital by investing primarily in equity securities of smaller companies located around the world that typically have market capitalizations of $50 million to $1.5 billion.

AMERICAN FUNDS GROWTH FUND -- Seeks long-term growth of capital by investing primarily in common stocks which demonstrate the potential for appreciation.

AMERICAN FUNDS GROWTH-INCOME FUND -- Seeks growth of capital and income by investing primarily in common stocks or other securities which demonstrate the potential for appreciation and/or dividends.

HARTFORD ADVISERS HLS FUND -- Seeks maximum long-term total return. Sub-advised by Wellington Management.

HARTFORD BOND HLS FUND -- Seeks a high level of current income, consistent with a competitive total return, as compared to bond funds with similar investment objectives and policies, by investing primarily in debt securities. Sub-advised by HIMCO.

HARTFORD CAPITAL APPRECIATION HLS FUND -- Seeks growth of capital by investing primarily in stocks selected on the basis of potential for capital appreciation. Sub-advised by Wellington Management.

HARTFORD DIVIDEND AND GROWTH HLS FUND -- Seeks a high level of current income consistent with growth of capital by investing primarily in stocks. Sub-advised by Wellington Management.

HARTFORD GLOBAL ADVISERS HLS FUND -- Seeks maximum long-term total rate of return. Sub-advised by Wellington Management.

HARTFORD GLOBAL LEADERS HLS FUND -- Seeks growth of capital by investing primarily in stocks issued by companies worldwide. Sub-advised by Wellington Management.

HARTFORD GLOBAL TECHNOLOGY HLS FUND -- Seeks long-term capital appreciation by investing at least 80% of its total assets in equity securities of technology companies worldwide. Sub-advised by Wellington Management.

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HARTFORD GROWTH AND INCOME HLS FUND -- Seeks growth of capital and current income by investing primarily in stocks with earnings growth potential and steady or rising dividends. Sub-advised by Wellington Management.

HARTFORD INDEX HLS FUND -- Seeks to provide investment results that approximate the price and yield performance of publicly traded common stocks in the aggregate. Sub-advised by HIMCO.

HARTFORD INTERNATIONAL OPPORTUNITIES HLS FUND -- Seeks growth of capital by investing primarily in stocks issued by non-U.S. companies. Sub-advised by Wellington Management.

HARTFORD MIDCAP HLS FUND (Closed to new and subsequent Premium Payments and transfers of Contract Value) -- Seeks long-term capital growth by investing primarily in stocks selected on the basis of potential for capital appreciation. Sub-advised by Wellington Management.

HARTFORD MONEY MARKET HLS FUND -- Seeks maximum current income consistent with liquidity and preservation of capital. Sub-advised by HIMCO.

HARTFORD MORTGAGE SECURITIES HLS FUND -- Seeks maximum current income consistent with safety of principal and maintenance of liquidity by investing primarily in mortgage-related securities. Sub-advised by HIMCO.

HARTFORD SMALL COMPANY HLS FUND -- Seeks growth of capital by investing primarily in stocks selected on the basis of potential for capital appreciation. Sub-advised by Wellington Management.

HARTFORD STOCK HLS FUND -- Seeks long-term growth of capital, with income as a secondary consideration, by investing primarily in stocks. Sub-advised by Wellington Management.

PUTNAM VT ASIA PACIFIC GROWTH FUND -- Seeks capital appreciation. The fund seeks its goal by investing at least 85% of its net assets in common stocks of Asian or Pacific Basin companies.

PUTNAM VT DIVERSIFIED INCOME FUND -- Seeks as high a level of current income as Putnam Investment Management, LLC ("Putnam Management") believes is consistent with preservation of capital. The fund seeks its goal by investing in multi-sector bonds.

PUTNAM VT THE GEORGE PUTNAM FUND OF BOSTON -- Seeks to provide a balanced investment composed of a well diversified portfolio of value stocks and bonds which produce both capital growth and current income.

PUTNAM VT GLOBAL ASSET ALLOCATION FUND -- Seeks a high level of long-term total return consistent with preservation of capital. The fund seeks its goal by investing in a wide variety of equity and fixed-income securities both of U.S. and foreign issuers.

PUTNAM VT GLOBAL GROWTH FUND -- Seeks capital appreciation. The fund seeks its goal by investing mainly in common stocks of companies worldwide with a focus on growth stocks.

PUTNAM VT GROWTH AND INCOME FUND -- Seeks capital growth and current income. The fund seeks its goal by investing mainly in common stocks of U.S. companies with a focus on value stocks that offer the potential for capital growth, current income or both.

PUTNAM VT HEALTH SCIENCES FUND -- Seeks capital appreciation. The fund seeks its goal by investing at least 80% of its net assets in common stocks of U.S. companies in the health sciences industries with a focus on growth stocks.

PUTNAM VT HIGH YIELD FUND -- Seeks high current income. Capital growth is a secondary goal when consistent with achieving high current income. The fund seeks its goal by investing at least 80% in U.S. corporate rated below investment grade (junk bonds) and that have intermediate to long-term maturities (three years or longer.)

PUTNAM VT INCOME FUND -- Seeks high current income consistent with what Putnam Management believes to be prudent risk. The fund seeks its goal by investing at least 80% in U.S. corporate bonds and governments worldwide that are either investment-grade or below investment grade (junk bonds) and that have intermediate to long-term maturities (three years or longer.)

PUTNAM VT INTERNATIONAL GROWTH FUND -- Seeks capital appreciation. The fund seeks its goal by investing mainly in common stocks of companies outside the United States.

PUTNAM VT INTERNATIONAL GROWTH AND INCOME FUND -- Seeks capital growth. Current income is a secondary objective. The fund seeks its goal by investing mainly in common stocks of companies outside the United States with a focus on value stocks.

PUTNAM VT INTERNATIONAL NEW OPPORTUNITIES FUND -- Seeks long term capital appreciation. The fund seeks its goal by investing mainly in common stocks of companies outside the United States with a focus on growth stocks.

PUTNAM VT INVESTORS FUND -- Seeks long-term growth of capital and any increased income that results from this growth. The fund seeks its goal by investing mainly in common stocks of U.S. companies with a focus on growth stocks.

PUTNAM VT MONEY MARKET FUND -- Seeks as high a rate of current income as Putnam Management believes is consistent with preservation of capital and maintenance of liquidity.

PUTNAM VT NEW OPPORTUNITIES FUND -- Seeks long-term capital appreciation. The fund seeks its goal by investing mainly in common stocks of U.S. companies with a focus on growth stocks in sectors of the economy that Putnam Management believes have high growth potential.

PUTNAM VT NEW VALUE FUND -- Seeks long-term capital appreciation. The fund seeks its goal by investing mainly in common stocks of U.S. companies with a focus on value stocks.

PUTNAM VT OTC & EMERGING GROWTH FUND -- Seeks capital appreciation. The fund seeks its goal by investing at least 80%

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   11
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of its net assets in common stocks traded in the over-the-counter "OTC" market and common stocks of "emerging growth" companies listed on securities exchanges.

PUTNAM VT UTILITIES GROWTH AND INCOME FUND -- Seeks capital growth and current income. The fund seeks its goal by investing at least 80% of its net assets in a combination of bonds and U.S. value stocks of companies in the utilities industries, with a significant focus on value stocks.

PUTNAM VT VISTA FUND -- Seeks capital appreciation. The fund seeks its goal by investing mainly in common stocks of U.S. companies with a focus on growth stocks.

PUTNAM VT VOYAGER FUND -- Seeks capital appreciation. The fund seeks its goal by investing mainly in common stocks of U.S. companies with a focus on growth stocks.

FIDELITY VIP II ASSET MANAGER(SM) PORTFOLIO -- Seeks high total return with reduced risk over the long-term by allocating its assets among stocks, bonds and short-term money market instruments.

In addition, the fund may invest in all varieties of fixed income securities including, lower-quality debt securities maturing in more than one year. For a further discussion of lower-rated securities, see "Risks of Lower-Rated Debt Securities" in the Fidelity prospectus for this Portfolio.

FIDELITY VIP EQUITY-INCOME PORTFOLIO -- Seeks reasonable income by investing primarily in income-producing equity securities. In choosing these securities, the fund will also consider the potential for capital appreciation. The Portfolio's goal is to achieve a yield which exceeds the composite yield on the securities comprising the Standard & Poor's Index 500.

FMR normally invests at least 30% of the fund's total assets in income-producing securities. FMR may also invest the fund's assets in other types of equity securities and debt securities, including lower quality debt securities.

FIDELITY VIP OVERSEAS PORTFOLIO -- Seeks long-term growth of capital primarily through investments in foreign securities and provides a means for aggressive investors to diversify their own portfolios by participating in companies and economies outside of the United States.

International funds have increased economic and political risks as they are exposed to events and factors in the various world markets. These risks may be greater for funds that invest in emerging markets.

INVESTMENT ADVISORS -- American Fund Global Growth Fund, American Funds Global Small Capitalization Fund, American Funds Growth Fund, American Funds Growth-Income Fund and American Funds International Fund are all part of American Funds Insurance Series. American Funds Insurance Series is a fully managed, diversified, open-end investment company organized as a Massachusetts business trust in 1983. American Funds Insurance Series offers two classes of fund shares: Class 1 shares and Class 2 shares. This Annuity invests only in Class 2 shares of American Funds Insurance Series. The investment adviser for each of the funds of American Funds Insurance Series is Capital Research and Management Company located at 333 South Hope Street, Los Angeles, California 90071. Capital Research and Management Company is a wholly owned subsidiary of The Capital Group Companies, Inc.

Hartford HLS Funds are sponsored and administered by Hartford. HL Investment Advisors, LLC ("HL Advisors") serves as the investment adviser to each of the Hartford HLS Funds. Wellington Management Company, LLP ("Wellington Management") and Hartford Investment Management Company ("HIMCO") serve as sub-investment advisors and provide day to day investment services.

Hartford Advisers HLS Fund, Hartford Bond HLS Fund, Hartford Capital Appreciation HLS Fund, Hartford Dividend and Growth HLS Fund, Hartford Global Advisers HLS Fund, Hartford Index HLS Fund, Hartford International Opportunities HLS Fund, Hartford MidCap HLS Fund, Hartford Money Market HLS Fund, Hartford Mortgage Securities HLS Fund, Hartford Small Company HLS Fund, and Hartford Stock HLS Fund are each a separate Maryland corporation registered with the Securities and Exchange Commission as an open-end management investment company.

Hartford Global Leaders HLS Fund, Hartford Global Technology HLS Fund and Hartford Growth and Income HLS Fund, are a series of Hartford Series Fund, Inc., a Maryland corporation registered with the Securities and Exchange Commission as an open-end management investment company.

The shares of each Hartford HLS Fund have been divided into Class IA and Class IB. Only Class IA shares are available in this Contract.

The Sub-Accounts purchase shares of Putnam Variable Trust, an open-end series investment company with multiple portfolios ("Funds"). Putnam Investment Management, LLC. ("Putnam Management") serves as the investment manager for the Funds. Putnam Management is ultimately controlled by Marsh & McLennan Companies, Inc., a publicly owned holding company whose principal businesses are international insurance brokerage and employee benefit consulting.

The Funds are generally managed in styles similar to other open-end investment companies which are managed by Putnam Management and whose shares are generally offered to the public. These other Putnam funds may, however, employ different investment practices and may invest in securities different from those in which their counterpart Funds invest, and consequently will not have identical portfolios or experience identical investment results.

Subject to the general oversight of the Trustees of Putnam Variable Trust, Putnam Management manages the Funds' portfolios in accordance with their stated investment objectives and policies, makes investment decisions for the Funds, places orders to purchase and sell securities on behalf of the Funds, and administers the affairs of the Funds. For its services, the Funds pay Putnam

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Management a quarterly fee. See the accompanying Funds prospectus for a more complete description of Putnam Management and the respective fees of the Funds.

Fidelity Management & Research Company ("FMR") is the investment adviser for the Fidelity VIP Funds.

MIXED AND SHARED FUNDING -- Shares of the Funds may be sold to our other separate accounts and our insurance company affiliates or other unaffiliated insurance companies to serve as the underlying investment for both variable annuity contracts and variable life insurance policies, a practice known as "mixed and shared funding." As a result, there is a possibility that a material conflict may arise between the interests of policy owners, and of owners of other contracts whose contract values are allocated to one or more of these other separate accounts investing in any one of the Funds. In the event of any such material conflicts, we will consider what action may be appropriate, including removing the Fund from the Separate Account or replacing the Fund with another underlying fund. There are certain risks associated with mixed and shared funding, as disclosed in the prospectuses for the Funds.

VOTING RIGHTS -- For Sub-Accounts in which you have invested, we will notify you of shareholder's meetings of the Funds purchased by those Sub-Accounts. We will send you proxy materials and instructions for you to vote the shares held for your benefit by those Sub-Accounts. We will arrange for the handling and tallying of proxies received from you or other policy owners. If you give no instructions, we will vote those shares in the same proportion as shares for which we received instructions.

ADMINISTRATIVE SERVICES -- Hartford has entered into agreements with the investment advisers or distributors of many of the Funds. Under the terms of these agreements, Hartford provides administrative services and the Funds pay a fee to Hartford that is usually based on an annual percentage of the average daily net assets of the Funds. These agreements may be different for each Fund or each Fund family.

THE FIXED ACCOUNT

You may allocate amounts to the Fixed Account. The Fixed Account is not a part of the Separate Account, but is a part of our general assets. As such, the Fixed Account (and this description of the Fixed Account) is not subject to the same securities laws as the Separate Account.

The Fixed Account credits at least 3.0% per year. We are not obligated to, but may, credit more than 3.0% per year. If we do, such rates are determined at our sole discretion. You assume the risk that, at any time, the Fixed Account may credit no more than 3.0%.

CHARGES AND DEDUCTIONS
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DEDUCTIONS FROM PREMIUM

Before your premium is allocated to the Sub-Accounts and/or the Fixed Account, we deduct a percentage from your premium for a sales load and a tax charge. The amount allocated after the deductions is called your Net Premium.

FRONT-END SALES LOAD -- We deduct a front-end sales load from each premium you pay. The current sales load is 0.00%. The maximum sales load is 2.50%.

DEDUCTIONS FROM ACCOUNT VALUE

MONTHLY DEDUCTION AMOUNTS -- Each month we will deduct an amount from your Account Value to pay for the benefits provided by your policy. This amount is called the Monthly Deduction Amount and equals the sum of:

- the charge for the cost of insurance;

- the monthly administrative charge;

- the mortality and expense risk charge;

- the charges for additional benefits provided by rider, if any.

COST OF INSURANCE CHARGE -- The charge for the cost of insurance equals:

- the cost of insurance rate per $1,000, multiplied by

- the amount at risk, divided by

- $1,000.

On any Monthly Activity Date, the amount at risk equals the Death Benefit less the Account Value on that date, prior to assessing the Monthly Deduction Amount.

Cost of insurance rates will be determined on each policy anniversary based on our future expectations of such factors as mortality, expenses, interest, persistency and taxes. The cost of insurance rates will not exceed those based on the 1980 Commissioners' Standard Ordinary Mortality Table (ALB), Male or Female, Smoker or Non-smoker Table, age last birthday (unisex rates may be required in some states). A table of guaranteed cost of insurance rates per $1,000 will be included in your policy. The maximum rates that can be charged are on the policy specification pages of the contract. Substandard risks will be charged higher cost of insurance rates that will not exceed rates based on a multiple of 1980 Commissioners' Standard Ordinary Mortality Table (ALB), Male or Female, Smoker or Non-smoker Table, age last birthday (unisex rates may be required in some states) plus any flat extra amount assessed. The multiple will be based on the insured's substandard rating.

Any changes in the cost of insurance rates will be made uniformly for all insureds of the same issue ages, sexes, risk classes and whose coverage has been in-force for the same length of time. No change in insurance class or cost will occur on account of deterioration of the insured's health.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   13
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Because your Account Value and Death Benefit may vary from month to month, the cost of insurance may also vary on each Monthly Activity Date. The cost of insurance depends on your policy's amount at risk. Items which may affect the amount at risk include the amount and timing of premium payments, investment performance, fees and charges assessed, rider charges, policy loans and changes to the Face Amount.

MONTHLY ADMINISTRATIVE CHARGE -- We deduct a monthly administrative charge from your Account Value to compensate us for issue and administrative costs of the policy. For policies with initial face amounts less than $100,000, the current and maximum monthly administrative charge is $10.00. For policies with initial face amounts of at least $100,000, the current monthly administrative charge is $8.50, the maximum charge is $10.00.

MORTALITY AND EXPENSE RISK CHARGE -- We deduct a mortality and expense risk charge each month from your Account Value. The charge is assessed according to your Account Value attributable to the Sub-Accounts. The mortality and expense risk charge each month is equal to:

- 1/12 of the annual mortality and expense risk rate; multiplied by

- the sum of your accumulated values in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.

                  CURRENT ANNUAL MORTALITY & EXPENSE RISK RATE

                            SEPARATE ACCOUNT VALUES
                          LESS THAN OR     GREATER THAN
 DURING POLICY YEARS    EQUAL TO $25,000      $25,000
---------------------   ----------------   -------------
        1-10                 1.10%             .90%
        11-20                 .70%             .40%
         21+                  .50%             .30%


The maximum mortality and expense risk rate is 1/12 of 1.20% per month. The maximum annual mortality and expense risk charge is 1.20%.


The mortality and expense risk charge compensates us for mortality and expense risks assumed under the policies. The mortality risk assumed is that the cost of insurance charges are insufficient to meet actual claims. The expense risk assumed is that the expense incurred in issuing, distributing and administering the policies exceed the administrative charges and sales loads collected. Hartford may keep any difference between the cost it incurs and the charges it collects.

RIDER CHARGE -- If your policy includes riders, a charge applicable to the riders is made from the Account Value each month. The charge applicable to these riders is to compensate Hartford for the anticipated cost of providing these benefits and is specified on the applicable rider. The maximum charge for any rider chosen is shown on the policy specification pages of the contract. For a description of the riders available, see "Your Policy -- Optional Supplemental Benefits."

SURRENDER CHARGE -- During the first 14 policy years, surrender charges will be deducted from your Account Value if:

- you surrender your policy;

- you decrease the Face Amount by a cumulative amount of more than $500,000; or

- you take a withdrawal that causes the Face Amount to decrease by a cumulative amount of more than $500,000.

The amount of surrender charge is individualized based on the Insured's age, Death Benefit Option, sex, and insurance class on the date of issue. The surrender charges by policy year are on the policy specification pages of the contract. The charge compensates us for expenses incurred in issuing the policy and the recovery of acquisition costs. Hartford may keep any difference between the cost it incurs and the charges it collects. For partial surrender charges applicable to a decrease in the Face Amount or withdrawal, see "Unscheduled Increases and Decreases in the Face Amount."

CHARGES FOR THE FUNDS

The investment performance of each Fund reflects the management fee that the Fund pays to its investment manager as well as other operating expenses that the Fund incurs. Investment management fees are generally daily fees computed as a percentage of a Fund's average daily net assets as an annual rate. Please read the prospectus for each Fund for complete details.

YOUR POLICY
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CONTRACT RIGHTS

POLICY OWNER, OR "YOU" -- As long as your policy is in force, you may exercise all rights under the policy while the insured is alive and no beneficiary has been irrevocably named.

BENEFICIARY -- You name the beneficiary in your application for the policy. You may change the beneficiary (unless irrevocably named) while the insured is alive by notifying us in writing. If no beneficiary is living when the insured dies, the death benefit will be paid to you, if living; otherwise, it will be paid to your estate.

ASSIGNMENT -- You may assign your policy. Until you notify us in writing, no assignment will be effective against us. We are not responsible for the validity of any assignment.

STATEMENTS -- We will send you a statement at least once each year, showing:

- the current Account Value, Cash Surrender Value and Face Amount;

- the premiums paid, monthly deduction amounts and any loans since your last statement;

- the amount of any Indebtedness;

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- any notifications required by the provisions of your policy; and

- any other information required by the Insurance Department of the state where your policy was delivered.

RIGHT TO EXAMINE A POLICY -- You have a limited right to return your policy for cancellation. You may deliver or mail the policy to us or to the agent from whom it was purchased any time during your "free look" period. Your "free look" period begins on the day you get your policy and ends ten days after you get it (or longer in some states). In such event, the policy will be rescinded and we will pay an amount equal to the greater of the premiums paid for the policy less any Indebtedness or the sum of: the Account Value less any Indebtedness, on the date the returned policy is received by us or the agent from whom it was purchased; and, any deductions under the policy or charges associated with the Separate Account. If your policy is replacing another policy, your "free look" period and the amount paid to you upon the return of your policy vary by state.

CONTRACT LIMITATIONS

ALLOCATIONS TO SUB-ACCOUNTS AND THE FIXED ACCOUNT -- You may allocate amounts to a maximum of nine (9) Sub-Accounts, or eight (8) Sub-Accounts and the Fixed Account.

TRANSFERS OF ACCOUNT VALUE -- You may transfer amounts among the Fixed Account and the Sub-Accounts subject to a charge described below. You may request transfers in writing or by calling us at 1-800-231-5453. Transfers by telephone may also be made by your agent of record or by your attorney-in-fact pursuant to a power of attorney. Telephone transfers may not be permitted in some states. We will not be responsible for losses that result from acting upon telephone requests reasonably believed to be genuine. We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures we follow for transactions initiated by telephone include requiring callers to provide certain identifying information. All transfer instructions communicated to us by telephone are tape recorded.

You may make one transfer per calendar month free of charge, excluding any transfers made pursuant to your enrollment in the Dollar Cost Averaging Program. Each subsequent transfer in excess of one per calendar month will be subject to a transfer charge of up to $25. We reserve the right to limit at a future date the size of transfers and remaining balances and to limit the number and frequency of transfers.

LIMITATIONS ON TRANSFER OF ACCOUNT VALUES -- This policy is not designed to serve as a vehicle for frequent trading in response to short-term fluctuations in the stock market. Any individual or legal entity that intends to engage in international arbitrage, utilize market timing practices or make frequent transfers to take advantage of inefficiencies in Fund pricing should not purchase this policy. These abusive or disruptive transfers can have an adverse impact on management of a Fund, increase Fund expenses and affect Fund performance.

Currently, Hartford's procedure for transfers between Sub-Accounts, which is designed to protect Policy Owners from abusive or disruptive trading activity is as follows:

- You may submit 20 Sub-Account transfers each policy year for each policy by U.S. Mail, telephone, or facsimile.

- Once these 20 Sub-Account transfers have been executed, you may submit any additional Sub-Account transfers only in writing by U.S. Mail or overnight delivery service. Transfer requests sent by same day mail or courier service will not be accepted. If you want to cancel a written Sub-Account transfer, you must also cancel it in writing by U.S. Mail or overnight delivery service. We will process the cancellation request as of the day we receive it.

ABUSIVE TRANSFERS -- Regardless of the number of transfers you have made, we will monitor Sub-Account transfers and we may terminate your transfer privileges until the anniversary of your next policy date if we determine that you are engaging in a pattern of transfers that is disadvantageous or potentially harmful to other Policy Owners. We will consider the following factors:

- the dollar amount of the transfer;

- the total assets of the Funds involved in the transfer;

- the number of transfers completed in the current calendar quarter; or

- whether the transfer is part of a pattern of transfers designed to take advantage of short term market fluctuations or market inefficiencies.

After your 20th transfer, or after any time we determine that you are engaging in a pattern of abusive transfers, we will send you a letter to notify you that your transfer privileges have been restricted or terminated, as applicable, under our policy until your next policy date.

None of these restrictions are applicable to Sub-Account transfers made under a Dollar Cost Averaging Program or other systematic transfer program.

We will continue to monitor transfer activity and Hartford may modify these restrictions at any time.

TRANSFERS FROM THE FIXED ACCOUNT -- Except for transfers made under the Dollar Cost Averaging Program, any transfers from the Fixed Account must occur during the 30-day period following each policy anniversary, and, the maximum amount transferred in any Policy Year will be the greater of $1,000 or 25% of the Accumulated Value in the Fixed Account on the date of the transfer.

DEFERRAL OF PAYMENTS -- We may defer payment of any Cash Surrender Values, withdrawals and loan amounts which are not attributable to the Sub-Accounts for up to six months from the date of the request. If we defer payment for more than 30 days, we will pay you interest.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   15
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CHANGES TO CONTRACT OR SEPARATE ACCOUNT

MODIFICATION OF POLICY -- The only way the policy may be modified is by a written agreement signed by our President, or one of our Vice Presidents, Secretaries, or Assistant Secretaries.

SUBSTITUTION OF FUNDS -- We reserve the right to substitute the shares of any other registered investment company for the shares of any Fund already purchased or to be purchased in the future by the Separate Account provided that the substitution has been approved by the Securities and Exchange Commission.

CHANGE IN OPERATION OF THE SEPARATE ACCOUNT -- The operation of the Separate Account may be modified to the extent permitted by law, including deregistration under the securities laws.

SEPARATE ACCOUNT TAXES -- Currently, no charge is made to the Separate Account for federal, state and local taxes that may be allocable to the Separate Account. A change in the applicable federal, state or local tax laws which impose tax on Hartford and/ or the Separate Account may result in a charge against the policy in the future. Charges for other taxes, if any, allocable to the Separate Account may also be made.

OTHER BENEFITS

DOLLAR COST AVERAGING PROGRAM -- You may elect to allocate your Net Premiums among the Sub-Accounts and the Fixed Account pursuant to the Dollar Cost Averaging (DCA) program. If you choose the DCA program, your Net Premiums will be deposited into the Fixed Account or any Sub-Account. Amounts will be transferred monthly to the other investment options in accordance with your premium allocation instructions. The dollar amount will be allocated to the investment options that you specify, in the proportions that you specify. If, on any transfer date, your Account Value allocated to the Dollar Cost Averaging program is less than the amount you have elected to transfer, your DCA program will terminate.

You may cancel your DCA election by notice in writing or by calling us at 1-800-231-5453. We reserve the right to change or discontinue the DCA program.

The main objective of a DCA program is to minimize the impact of short-term price fluctuations. The DCA program allows you to take advantage of market fluctuations. Since the same dollar amount is transferred to your selected investment options at set intervals, the DCA program allows you to purchase more accumulation units when prices are low and fewer accumulation units when prices are high. Therefore, a lower average cost per accumulation unit may be achieved over the long term. However, it is important to understand that the DCA program does not assure a profit or protect against loss in a declining market.

OPTIONAL SUPPLEMENTAL BENEFITS -- The optional supplemental benefits discussed below are among the options that may be included in a policy by rider, subject to the restrictions and limitations set forth in the rider. The cost for any optional rider you select depends on the issue age, sex, and risk class of the person insured under the policy and the amount of benefit provided by the rider. The maximum cost for the rider will be stated in your policy on the policy specifications pages.

- WAIVER OF SPECIFIED AMOUNT DISABILITY BENEFIT RIDER -- In the event the person insured by the policy becomes totally disabled, we will credit the policy with an amount equal to the benefit defined in your policy for as long as the insured remains totally disabled. The charge for this rider will continue to be deducted from the Account Value during the total disability of the person insured by the policy until the rider terminates.

- TERM INSURANCE RIDER -- We will pay the term life insurance benefit upon receipt of proof of death of the insured. You can add the Term Insurance Rider to your policy to increase its Face Amount. Your current charges for your policy with the Term Insurance Rider will be lower than the current charges that you would pay for a single policy with an equal Face Amount. However, the Term Insurance Rider is not covered by your policy's No-Lapse Guarantee.

- ACCIDENTAL DEATH BENEFIT RIDER -- This rider provides additional insurance coverage in the event of the accidental death of the insured.

- DEDUCTION AMOUNT WAIVER RIDER -- We will waive the Monthly Deduction Amount if the insured becomes totally disabled.

- COST OF LIVING ADJUSTMENT RIDER -- We will increase your Face Amount without evidence of insurability on every second anniversary of this rider. Face Amount increases are based on increases in the consumer price index, subject to certain limitations. If you do not accept an increase, this rider is terminated and no future increases will occur. There is no charge for this rider.

- ACCELERATED DEATH BENEFIT RIDER -- In the event an insured's life expectancy is 12 months or less, we will pay a lump sum accelerated death benefit at your request subject to certain limitations and proof of eligibility. The benefit percentage is set at issue. There is no charge for this rider.

- DEATH BENEFIT GUARANTEE RIDER -- You may elect a guarantee period to age 65 up to the lifetime of the policy. We will guarantee your death benefit remains in effect as long as you pay at least the required Death Benefit Guarantee Premium on a cumulative basis for the guarantee period elected. In addition to the required premium there is a per $1,000 charge for this rider.

Riders may not be available in all states.

SETTLEMENT OPTIONS -- Proceeds under your policy may be paid in a lump sum or may be applied to one of our three settlement options. The minimum amount that may be placed under a settlement option is $5,000 (unless we consent to a lesser amount), subject to our then-current rules. Once payments under the Second Option or the Third Option begin, no

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surrender may be made for a lump sum settlement in lieu of the life insurance payments. The following payment options are available to you or your beneficiary. If a payment option is not selected, proceeds will be paid in a lump sum. Your beneficiary may choose a settlement option.

FIRST OPTION -- INTEREST INCOME

 - Payments of interest at the rate we declare (but not less than 2% per year) on the amount applied under this option.

SECOND OPTION -- INCOME OF FIXED AMOUNT

 - Equal payments of the amount chosen until the amount applied under this option (with interest of not less than 2% per year) is exhausted. The final payment will be for the balance remaining.

THIRD OPTION -- PAYMENTS FOR A FIXED PERIOD

 - An amount payable monthly for the number of years selected, which may be from one to 30 years.

The policy provides for guaranteed dollar amounts of monthly payments for each $1,000 applied under the three payment options.

The tables in your policy for the First, Second and Third Options are based on a net investment rate of 2% per annum. We may, however, from time to time, at our discretion if mortality appears more favorable and interest rates justify, apply other tables which will result in higher monthly payments for each $1,000 applied under one or more of the three payment options.

Other arrangements for income payments may be agreed upon.

CLASS OF PURCHASERS

REDUCED CHARGES FOR ELIGIBLE GROUPS -- Certain charges and deductions described above may be reduced for policies issued in connection with a specific plan, group, or program ("Eligible Group") in accordance with our rules in effect as of the date the application for a policy is approved. An Eligible Group must satisfy certain criteria such as size, expected number of policy holders, or present or anticipated levels of aggregate premiums, administrative expenses or commissions. We may modify, from time to time on a uniform basis, both the amount of the reductions and the criteria for eligibility. Reductions in charges will not be unfairly discriminatory against any person, including the affected policy holders invested in the Separate Account.

PREMIUMS
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APPLICATION FOR A POLICY -- To purchase a policy you must submit an application to us. Within limits, you may choose the initial Face Amount. Policies generally will be issued only on the lives of insureds age 85 and under who supply evidence of insurability satisfactory to us. Acceptance is subject to our underwriting rules and we reserve the right to reject an application for any reason. No change in the terms or conditions of a policy will be made without your consent. The minimum initial premium is the amount required to keep the policy in force for one month, but not less than $50, $25 if paying by automatic draft from your checking account.

Your policy will be effective on the policy date only after we receive all outstanding delivery requirements and the initial premium payment. The policy date is the date used to determine all future cyclical transactions on the policy, such as Monthly Activity Date and policy years.

PREMIUM PAYMENT FLEXIBILITY -- You have flexibility as to when and in what amounts you pay premiums. Prior to policy issue, you can choose a planned premium, within a range we determined, based on the Face Amount and the insured's sex (except where unisex rates apply), issue age and risk classification. We will send you premium notices for planned premium. Such notices may be sent on an annual, semi-annual or quarterly basis. You may also have premium payments automatically deducted monthly from your checking account. The planned premium and payment mode you select are shown on your policy's specifications page. You may change the planned premium at any time, subject to our minimum amount rules then in effect.

After the first premium has been paid, your subsequent premium payments are flexible. The actual amount and frequency of payments will affect the Account Value and could affect the amount and duration of insurance provided by the policy. Your policy may lapse if the value of your policy becomes insufficient to cover the Monthly Deduction Amounts. In such case you may be required to pay additional premiums in order to prevent the policy from terminating. For details see, "Lapse and Reinstatement."

You may pay additional premiums at any time prior to the scheduled maturity date, subject to the following limitations:

- The minimum premium that we will accept is $50, $25 if paying by automatic draft from your checking account, or the amount required to keep the policy in force.

- We reserve the right to refund any excess premiums that would cause the policy to fail to meet the definition of life insurance under the Internal Revenue Code.

- We reserve the right to require evidence of insurability for any premium payment that results in an increase in the death benefit greater than the amount of the premium.

- Any premium payment in excess of $1,000,000 in a policy year is subject to our approval.

ALLOCATION OF PREMIUM PAYMENTS -- The initial Net Premium (and any additional Net Premiums received by us before the end of the right to examine period) will be allocated to the Hartford Money Market HLS Fund Sub-Account on the later of

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   17
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the policy date or the date we receive the initial premium payment. We will then allocate the value in the Hartford Money Market HLS Fund Sub-Account to the Fixed Account and the Sub-Accounts according to the premium allocation specified in the policy application upon the expiration of the right to examine policy period, or the date we receive the final requirement to put the policy in force, whichever is later.

You may change your premium allocation upon request in writing. Subsequent Net Premiums will be allocated to the Fixed Account and the Sub-Accounts according to your most recent written instructions as long as the number of investment choices you are allocated to does not exceed nine (9), and the percentage you allocate to each Sub-Account and/or the Fixed Account is in whole percentages. If we receive a premium payment with a premium allocation instruction that does not comply with the above rules, we will allocate the Net Premium pro rata based on the values of your existing investment choices.

You will receive several different types of notifications as to what your current premium allocation is. Each transaction confirmation received after we receive a premium payment will show how a Net Premium has been allocated. Additionally, each quarterly statement summarizes the current premium allocation in effect for such policy.

ACCUMULATION UNITS -- Net Premiums allocated to the Sub-Accounts are used to credit accumulation units to such Sub-Accounts.

The number of accumulation units in each Sub-Account to be credited to a policy (including the initial allocation to the Hartford Money Market HLS Fund Sub-Account) and the amount to be credited to the Fixed Account will be determined, first, by multiplying the Net Premium by the appropriate allocation percentage in order to determine the portion of Net Premiums or transferred Account Value to be invested in the Fixed Account or the Sub-Account. Each portion of the Net Premium or transferred Account Value to be invested in a Sub-Account is then divided by the accumulation unit value in a particular Sub-Account next computed following its receipt. The resulting figure is the number of accumulation units to be credited to each Sub-Account.

ACCUMULATION UNIT VALUES -- The accumulation unit value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the accumulation unit value of the particular Sub-Account on the preceding Valuation Day by the net investment factor for that Sub-Account for the Valuation Period then ended. The net investment factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

All valuations in connection with a policy, (i.e., with respect to determining Account Value, in connection with policy loans, or in calculation of death benefits, or with respect to determining the number of accumulation units to be credited to a policy with each premium payment other than the initial premium payment) will be made on the date the request or payment is received by us at the Administrative Office of the Company located at 200 Hopmeadow Street, Simsbury, CT 06089, provided such date is a Valuation Day; otherwise such determination will be made on the next succeeding date which is a Valuation Day.

ACCOUNT VALUES -- Each policy will have an Account Value. There is no minimum guaranteed Account Value.

The Account Value of a policy changes on a daily basis and will be computed on each Valuation Day. The Account Value will vary to reflect the investment experience of the Sub-Accounts, the interest credited to the Fixed Account and the Loan Account, and the Monthly Deduction Amounts, Net Premiums paid, and any withdrawals taken.

A policy's Account Value is related to the net asset value of the Funds associated with the Sub-Accounts, if any, to which Net Premiums on the policy have been allocated. The Account Value in the Sub-Accounts on any Valuation Day is calculated by, first, multiplying the number of accumulation units in each Sub-Account as of the Valuation Day by the then current value of the accumulation units in that Sub-Account and then totaling the result for all of the Sub-Accounts. A policy's Account Value equals the policy's value in all of the Sub-Accounts, the Fixed Account, and the Loan Account. A policy's Cash Value is equal to the Account Value less any applicable surrender charges. A policy's Cash Surrender Value, which is the net amount available upon surrender of the policy, is the Cash Value less any Indebtedness. See "Accumulation Unit Values," above.

We will pay death proceeds, Cash Surrender Values, partial withdrawals, and loan amounts allocable to the Sub-Accounts within seven days after we receive all the information needed to process the payment, unless the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the Commission or the Commission declares that an emergency exists.

DEATH BENEFITS AND POLICY VALUES
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DEATH BENEFIT -- Your policy provides for the payment of the death proceeds to the named beneficiary upon receipt of due proof of the death of the insured. Your policy will be effective on the policy date only after we receive all outstanding delivery requirements and the initial premium payment. You must notify us in writing as soon as possible after the death of the insured. The death proceeds payable to the beneficiary equal the death benefit less any Indebtedness and less any due and unpaid Monthly Deduction Amount occurring during a grace period.

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The death benefit depends on the death benefit option you select.

DEATH BENEFIT OPTIONS -- There are two death benefit options available at issue: the Level Death Benefit Option and the Return of Account Value Death Benefit Option. Subject to the minimum death benefit described below, the death benefit under each option is as follows:

- Under the Level Death Benefit Option, the current Face Amount.

- Under the Return of Account Value Option, the current Face Amount plus the Account Value.


OPTION CHANGE -- You may change your death benefit option by notifying us in writing. Any change will become effective on the Monthly Activity Date following the date we receive your request. If you elect to change to the Level Death Benefit Option, the Face Amount will become that amount available as a death benefit immediately prior to such option change. If this change results in a Face Amount that exceeds our guidelines and limitations that may be in effect, you must provide evidence of insurability satisfactory to Us. If you elect to change to the Return of Account Value Option, the Face Amount will become the amount available as a death benefit immediately prior to such option change, minus the then-current Account Value. You may change from the Return of Account Value Option to a third option called the Decreasing Death Benefit Option. The Decreasing Death Benefit Option is the current Face Amount, plus the lesser of:
(a) the Account Value on the date We receive due proof of the insured's death; or (b) the Account Value on the date the death benefit option was changed from the Return of Account Value Option to the Decreasing Death Benefit Option. Changing your death benefit option may result in a Surrender Charge. You should consult a tax adviser regarding the possible adverse tax consequences resulting from a change in your death benefit option.


MINIMUM DEATH BENEFIT -- Your policy has a minimum death benefit. We will automatically increase the death benefit so that it will never be less than the Account Value multiplied by the minimum death benefit percentage for the then current year. This percentage varies according to the policy year and insured's issue age, sex (where unisex rates are not used) and insurance class.

EXAMPLES OF MINIMUM DEATH BENEFIT

                                   A           B
-----------------------------------------------------
 Face Amount                    $100,000    $100,000
-----------------------------------------------------
 Account Value                    46,500      34,000
-----------------------------------------------------
 Specified Percentage               250%        250%
-----------------------------------------------------
 Death Benefit Option              Level       Level
-----------------------------------------------------

In Example A, the death benefit equals $116,250, i.e., the greater of $100,000 (the Face Amount) or $116,250 (the Account Value at the date of death of $46,500, multiplied by the specified percentage of 250%). This amount, less any outstanding Indebtedness, constitutes the death proceeds payable to the beneficiary.

In Example B, the death benefit is $100,000, i.e., the greater of $100,000 (the Face Amount) or $85,000 (the Account Value of $34,000, multiplied by the specified percentage of 250%).

UNSCHEDULED INCREASES AND DECREASES IN FACE AMOUNT -- At any time after the first policy year, you may request in writing to change the Face Amount. The minimum amount by which the Face Amount can be increased or decreased is based on our rules then in effect.

We reserve the right to limit the number of increases or decreases made under a policy to no more than one in any 12 month period.

All requests to increase the Face Amount must be applied for on a new application and accompanied by your policy. All requests will be subject to evidence of insurability satisfactory to us. Any increase approved by us will be effective on the Monthly Activity Date shown on the new policy specifications page, provided that the Monthly Deduction Amount for the first month after the effective date of the increase is made.

A decrease in the Face Amount will be effective on the Monthly Activity Date following the date we receive your request in writing. The remaining Face Amount must not be less than that specified in our minimum rules then in effect. If during the surrender charge period, your Accumulated Face Amount decrease exceeds $500,000, a partial surrender charge will be assessed.

The surrender charge assessed will be a percentage of the policy level surrender charge. This percentage will be calculated as follows:

For a decrease that results in total Face Amount decreases to exceed $500,000, the percentage equals (a) divided by (b) where;

    (a) is the sum of all Face Amount decreases to date, and

    (b) is the sum of the initial Face Amount and all increases in Face Amount.

For any subsequent decrease, the percentage equals the amount of the current Face Amount decrease divided by the current Face Amount immediately prior to the decrease.


The surrender charge assessed will be deducted from your Account Value on the Monthly Activity Date on which the decrease becomes effective. We will also reduce the surrender charges applicable to future policy years and provide you a revised schedule of surrender charges. You will never be charged more than the maximum surrender charge indicated in the fee table.


CHARGES AND POLICY VALUES -- Your policy values decrease due to the deduction of policy charges. Policy values may increase or decrease depending on investment performance. Investment expenses and fees reduce the investment performance of the Sub-Accounts. Fluctuations in your account value may have an effect on your death benefit. If your policy lapses, the policy terminates and no death benefit will be paid.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   19
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MAKING WITHDRAWALS FROM YOUR POLICY

SURRENDER -- Provided your policy has a Cash Surrender Value, you may surrender your policy to us. We will pay you the Cash Surrender Value. Our liability under the policy will cease as of the date of your request for surrender, or the date you request to have your policy surrendered, if later.

WITHDRAWALS -- One withdrawal is allowed per calendar month. Withdrawals may be subject to a surrender charge, see "Surrender Charge." You may request a withdrawal in writing. The minimum withdrawal allowed is $250. The maximum partial withdrawal is the Cash Surrender Value, minus $1,000. If the death benefit option then in effect is the Level Death Benefit Option, the Face Amount will be reduced by the amount of any partial withdrawal. Unless specified, the withdrawal will be deducted on a pro rata basis from the Fixed Account and the Sub-Accounts. You may be assessed a charge of up to $25 for each partial withdrawal.

LOANS
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AVAILABILITY OF LOANS -- At any time while the policy is in force, you may borrow against the policy by assigning it as sole security to us. Any new loan taken together with any existing Indebtedness may not exceed the Cash Surrender Value on the date we grant a loan. The minimum loan amount that we will allow is $250.

Unless you specify otherwise, all loan amounts will be transferred on a pro rata basis from the Fixed Account and each of the Sub-Accounts to the Loan Account.

If total Indebtedness equals or exceeds the Cash Value on any Monthly Activity Date, the policy will then go into default. See "Lapse and Reinstatement."

PREFERRED INDEBTEDNESS -- If, at any time your Account Value exceeds the total of all premiums paid since issue, a portion of your Indebtedness may qualify as preferred. Preferred Indebtedness is charged a lower interest rate than non-preferred Indebtedness, if any. The maximum amount of preferred Indebtedness is the amount by which the Account Value exceeds the total premiums paid and is determined on each Monthly Activity Date.

LOAN REPAYMENTS -- You can repay all or any part of a loan at any time while your policy is in force and the insured is alive. The amount of your policy loan repayment will be deducted from the Loan Account. It will be allocated among the Fixed Account and Sub-Accounts in the same percentage as premiums are allocated. EFFECT OF LOANS ON ACCOUNT VALUE -- A loan, whether or not repaid, will have a permanent effect on your Account Value. This effect occurs because the investment results of each Sub-Account will apply only to the amount remaining in such Sub-Accounts. In addition, the rate of interest credited to the Fixed Account will usually be different than the rate credited to the Loan Account. The longer a loan is outstanding, the greater the effect on your Account Value is likely to be. Such effect could be favorable or unfavorable. If the Fixed Account and the Sub-Accounts earn more than the annual interest rate for funds held in the Loan Account, your Account Value will not increase as rapidly as it would have had no loan been made. If the Fixed Account and the Sub-Accounts earn less than the Loan Account, then your Account Value will be greater than it would have been had no loan been made. Additionally, if not repaid, the aggregate amount of the outstanding Indebtedness will reduce the death proceeds and the Cash Surrender Value otherwise payable.

Taking a loan may increase the risk that a policy may lapse. If a policy loan is outstanding when a policy is surrendered, cancelled, or allowed to lapse, the amount of the outstanding indebtedness (plus accrued interest) will be deemed distributed and will be taxed accordingly. Before taking out a policy loan, you should consult a tax advisor as to the potential tax consequences.

CREDITED INTEREST -- Any amounts in the Loan Account will be credited with interest at an annual rate of 3.0%.

INTEREST CHARGED ON INDEBTEDNESS -- Interest will accrue daily on the Indebtedness at the policy loan rate. Because the interest charged on Indebtedness may exceed the rate credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. If this happens, any difference between the value of the Loan Account and the Indebtedness will be transferred on each Monthly Activity Date from the Fixed Account and Sub-Accounts to the Loan Account on a pro rata basis.

POLICY LOAN RATES -- The table below shows the interest rates we will charge on your Indebtedness.

                                           INTEREST RATE
                          PORTION OF          CHARGED
 DURING POLICY YEARS     INDEBTEDNESS    EQUALS 3.0% PLUS:
----------------------------------------------------------
        1-10              Preferred             0%
                        Non-Preferred          2.0%
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    11 and later          Preferred             0%
                        Non-Preferred          1.0%
----------------------------------------------------------

LAPSE AND REINSTATEMENT
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LAPSE AND GRACE PERIOD -- During the first three policy years, your policy will be in default on any monthly activity date on which the account value less indebtedness is not sufficient to cover the monthly deduction amount and the no-lapse guarantee is not available. During the fourth policy year and thereafter, your policy will be in default on any Monthly Activity Date if the Cash

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Surrender Value is not sufficient to cover the Monthly Deduction Amount and the No-Lapse Guarantee is not available.

A 61-day "Grace Period" will begin from the date of any policy default. Upon default, we will mail you and any assignee written notice of the amount of premium that will be required to continue the policy in force. During the No-Lapse Guarantee Period, the premium required will be the lesser of the amount required to cover three Monthly Deduction Amounts as of the date the Policy Grace period began and the amount required to maintain the No-Lapse Guarantee for three months beyond the day the policy grace period began. After the No-Lapse Guarantee Period, the premium required will be no greater than the amount required to cover three monthly deduction amount as of the date the Policy Grace period began.

NO-LAPSE GUARANTEE -- The policy will remain in force as long as the No-Lapse Guarantee is available, as described below.

The No-Lapse Guarantee is available as long as:

- the policy is in the No-Lapse Guarantee Period; and

- on each Monthly Activity Date during that period, the cumulative premiums paid into the policy, less Indebtedness and less withdrawals from the policy, equal or exceed an amount known as the Cumulative No-Lapse Guarantee Premium.


The length of the No-Lapse Guarantee Period is a period that begins at issuance of your policy and continues for the lesser of 5 years or until your attainment of age 85 and during which the No-Lapse Guarantee is available. The No-Lapse Guarantee is not available in New Jersey and Maryland. In Illinois, this provision is referred to as the "Policy Coverage Protection Benefit." The Cumulative No-Lapse Guarantee Premium is the premium required to maintain the No-Lapse Guarantee. Your specific No-Lapse Guarantee Premium is described on the specifications page of your policy.


You may be required to make premium payments to keep the No-Lapse Guarantee available, as described above.

If during the No-Lapse Guarantee Period, the Face Amount is increased or decreased, or riders are added or increased, deleted or reduced, a new monthly No-Lapse Guarantee Premium will be calculated. We will send you a notice of the new Monthly No-Lapse Guarantee Premium, which will be used in calculating the Cumulative No-Lapse Guarantee Premium in subsequent months.

REINSTATEMENT -- Prior to the death of the insured, a policy may be reinstated prior to the maturity date, provided such policy has not been surrendered for cash, and provided further that:

- You request reinstatement in writing within five years after termination;

- You submit satisfactory evidence of insurability to us;

- any Indebtedness existing at the time the policy was terminated is repaid or carried over to the reinstated policy; and

- You pay a premium sufficient to cover (a) all Monthly Deduction Amounts that are due and unpaid during the Grace Period and (b) the sum of Monthly Deduction Amounts for the next three months after the date the policy is reinstated.

The Account Value on the reinstatement date equals:

- the Cash Value at the time of policy termination; plus

- net Premiums derived from premiums paid at the time of policy reinstatement; minus

- the Monthly Deduction Amounts that were due and unpaid during the Grace Period; plus

- the Surrender Charge at the time of policy reinstatement. The Surrender Charge is based on the duration from the original policy date.

TAXES
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GENERAL

Since federal tax law is complex, the tax consequences of purchasing this policy will vary depending on your situation. You may need tax or legal advice to help you determine whether purchasing this policy is right for you.

Our general discussion of the tax treatment of this policy is based on our understanding of federal income tax laws as they are currently interpreted. A detailed description of all federal income tax consequences regarding the purchase of this policy cannot be made in the prospectus. We also do not discuss state, municipal or other tax laws that may apply to this policy. For detailed information, you should consult with a qualified tax adviser familiar with your situation.

TAXATION OF HARTFORD AND THE
SEPARATE ACCOUNT

The Separate Account is taxed as a part of Hartford which is taxed as a life insurance company under Part 1 of Subchapter L of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Separate Account will not be taxed as a "regulated investment company" under Subchapter M of the Code. Investment income and realized capital gains on the assets of the Separate Account (the underlying Funds) are reinvested and are taken into account in determining the value of the Accumulation Units. (See "Premiums -- Accumulation Unit Values"). As a result, such investment income and realized capital gains are automatically applied to increase reserves under the policy.

Hartford does not expect to incur any federal income tax on the earnings or realized capital gains attributable to the Separate Account. Based upon this expectation, no charge is currently being made to the Separate Account for federal income taxes. If Hartford incurs income taxes attributable to the Separate Account or determines that such taxes will be incurred, it may assess a charge for such taxes against the Separate Account.

INCOME TAXATION OF POLICY BENEFITS -- GENERALLY

For federal income tax purposes, the Policies should be treated as life insurance contracts under Section 7702 of the Code. The

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   21
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death benefit under a life insurance contract is generally excluded from the gross income of the beneficiary. Also, a life insurance policy owner is generally not taxed on increments in the policy value until the policy is partially or completely surrendered. Section 7702 limits the amount of premiums that may be invested in a policy that is treated as life insurance. Hartford intends to monitor premium levels to assure compliance with the Section 7702 requirements.

Hartford also believes that any loan received under a policy will be treated as Indebtedness of the policy owner, and that no part of any loan under a policy will constitute income to the policy owner. A surrender or assignment of the policy may have tax consequences depending upon the circumstances. Policy owners should consult a qualified tax adviser concerning the effect of such changes.

During the first fifteen policy years, an "income first" rule generally applies to distributions of cash required to be made under Code Section 7702 because of a reduction in benefits under the policy.

MODIFIED ENDOWMENT CONTRACTS

Code Section 7702A applies an additional test, the "seven-pay" test, to life insurance contracts. The seven-pay test provides that premiums cannot be paid at a rate more rapidly than that allowed by the payment of seven annual premiums using specified computational rules described in Section 7702A(c). A modified endowment contract ("MEC") is a life insurance policy that either:
(i) satisfies the Section 7702 definition of life insurance, but fails the seven-pay test of Section 7702A or (ii) is exchanged for a MEC.

If the policy satisfies the seven-pay test at issuance, distributions and loans made thereafter will not be subject to the MEC rules, unless the policy is changed materially. The seven-pay test will be applied anew at any time the policy undergoes a material change, which includes an increase in the Face Amount. In addition, if there is a reduction in benefits under the policy within the first seven years, the seven-pay test is applied as if the policy had initially been issued at the reduced benefit level. Any reduction in benefits attributable to the nonpayment of premiums will not be taken into account for purposes of the seven-pay test if the benefits are reinstated within 90 days after the reduction.

A policy that is classified as a MEC is eligible for certain aspects of the beneficial tax treatment accorded to life insurance. That is, the death benefit is excluded from income and increments in value are not subject to current taxation. However, if the policy is classified as a MEC then withdrawals from the contract will be considered first as withdrawals of income and then as a recovery of premium payments. Thus, withdrawals will be includible in income to the extent the contract value exceeds the investment in the contract. The amount of any loan (including unpaid interest thereon) under the contract will be treated as a withdrawal from the contract for tax purposes. In addition, if the owner assigns or pledges any portion of the value of a contract (or agrees to assign or pledge any portion), then such portion will be treated as a withdrawal from the contract for tax purposes. Taxable withdrawals are subject to an additional 10% tax, with certain exceptions. The owner's investment in the contract is increased by the amount includible in income with respect to such assignment, pledge, or loan, though it is not affected by any other aspect of the assignment, pledge, or loan (including its release or repayment).

Generally, only distributions and loans made in the first year in which a policy becomes a MEC, and in subsequent years, are taxable. However, distributions and loans made in the two years prior to a policy's failing the seven-pay test are deemed to be in anticipation of failure and are subject to tax.

Before assigning, pledging, or requesting a loan under a policy that is a MEC, an owner should consult a qualified tax adviser.

All MEC policies that are issued within any calendar year to the same policy owner by one company or its affiliates are treated as one MEC policy for the purpose of determining the taxable portion of any loan or distribution.

Hartford has instituted procedures to monitor whether a policy may become classified as a MEC after issue.

ESTATE, GIFT AND GENERATION-SKIPPING TRANSFER TAXES

ESTATE TAX -- GENERALLY

When the Insured dies, the death proceeds will generally be includible in the policy owner's estate for purposes of federal estate tax if the Insured owned the policy. If the policy owner was not the Insured, the fair market value of the policy would be included in the policy owner's estate upon the policy owner's death. The policy would not be includible in the Insured's estate if the Insured neither retained incidents of ownership at death nor had given up ownership within three years before death.

GENERATION SKIPPING TRANSFER TAX

Under certain circumstances, the Code may impose a "generation skipping transfer tax" when all or part of a life insurance policy is transferred to, or a death benefit is paid to, an individual two or more generations younger than the owner. Regulations issued under the Code may require Hartford to deduct the tax from your Policy, or from any applicable payment, and pay it directly to the IRS.

ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001

The Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") repealed the Federal estate tax and replaced it with a carryover basis income tax regime effective for estates of decedents dying after December 31, 2009. EGTRRA also repealed the generation skipping transfer tax, but not the gift tax, for transfers made after December 31, 2009. EGTRRA contains a sunset provision, which essentially returns the Federal estate, gift and generation skipping transfer taxes to their pre-EGTRRA

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form, beginning in 2011. Congress may or may not enact permanent repeal between now and then.

During the period prior to 2010, EGTRRA provides for periodic decreases in the maximum estate tax rate coupled with periodic increases in the unified credit exemption amount. For 2002, the maximum estate tax rate is 50% and the unified credit exemption amount is $1,000,000.

The complexity of the new tax law, along with uncertainty as to how it might be modified in coming years, underscores the importance of seeking guidance from a qualified advisor to help ensure that your estate plan adequately addresses your needs and that of your beneficiaries under all possible scenarios.

DIVERSIFICATION REQUIREMENTS

The Code requires that investments supporting your policy be adequately diversified. Code Section 817 provides that a variable life insurance contract will not be treated as a life insurance contract for any period during which the investments made by the separate account or underlying fund are not adequately diversified. If a contract is not treated as a life insurance contract, the policy owner will be subject to income tax on annual increases in cash value.

The Treasury Department's diversification regulations require, among other things, that:

- no more than 55% of the value of the total assets of the segregated asset account underlying a variable contract is represented by any one investment,

- no more than 70% is represented by any two investments,

- no more than 80% is represented by any three investments and

- no more than 90% is represented by any four investments.

In determining whether the diversification standards are met, all securities of the same issuer, all interests in the same real property project, and all interests in the same commodity are each treated as a single investment. In the case of government securities, each government agency or instrumentality is treated as a separate issuer.

A separate account must be in compliance with the diversification standards on the last day of each calendar quarter or within 30 days after the quarter ends. If an insurance company inadvertently fails to meet the diversification requirements, the company may still comply within a reasonable period and avoid the taxation of contract income on an ongoing basis. However, either the company or the policy owner must agree to pay the tax due for the period during which the diversification requirements were not met.

We monitor the diversification of investments in the separate accounts and test for diversification as required by the Code. We intend to administer all policies subject to the diversification requirements in a manner that will maintain adequate diversification.

OWNERSHIP OF THE ASSETS IN THE
SEPARATE ACCOUNT

In order for a variable life insurance contract to qualify for tax deferral, assets in the separate accounts supporting the contract must be considered to be owned by the insurance company and not by the policy owner. It is unclear under what circumstances an investor is considered to have enough control over the assets in the separate account to be considered the owner of the assets for tax purposes.

The IRS has issued several rulings discussing investor control. These rulings say that certain incidents of ownership by the policy owner, such as the ability to select and control investments in a separate account, will cause the policy owner to be treated as the owner of the assets for tax purposes.

In its explanation of the diversification regulations, the Treasury Department recognized that the temporary regulations "do not provide guidance concerning the circumstances in which investor control of the investments of a segregated asset account may cause the investor, rather than the insurance company, to be treated as the owner of the assets in the account." The explanation further indicates that "the temporary regulations provide that in appropriate cases a segregated asset account may include multiple sub-accounts, but do not specify the extent to which policyholders may direct their investments to particular sub-accounts without being treated as the owners of the underlying assets. Guidance on this and other issues will be provided in regulations or revenue rulings under Section 817(d), relating to the definition of variable contract."

The final regulations issued under Section 817 did not provide guidance regarding investor control, and as of the date of this prospectus, guidance has yet to be issued. We do not know if additional guidance will be issued. If guidance is issued, we do not know if it will have a retroactive effect.

Due to the lack of specific guidance on investor control, there is some uncertainty about when a policy owner is considered the owner of the assets for tax purposes. We reserve the right to modify the policy, as necessary, to prevent you from being considered the owner of assets in the separate account.

TAX DEFERRAL DURING ACCUMULATION PERIOD

Under existing provisions of the Code, except as described below, any increase in an owner's Investment Value is generally not taxable to the policy owner unless amounts are received (or are deemed to be received) under the policy prior to the insured's death. If the policy is surrendered or matures, the amount received will be includable in the policy owner's income to the extent that it exceeds the policy owner's "investment in the contract." (If there is any debt at the time of a surrender, then such debt will be treated as an amount distributed to the owner.) The "investment in the contract" is the aggregate amount of premium payments and other consideration paid for the policy, less the aggregate amount received previously under the policy to the extent such amounts received were excluded from gross

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   23
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income. Whether partial withdrawals (or other such amounts deemed to be distributed) from the policy constitute income to the policy owner depends, in part, upon whether the policy is considered a modified endowment contract for federal income tax purposes.

LIFE INSURANCE PURCHASED FOR USE IN SPLIT DOLLAR ARRANGEMENTS

In January 2002, the IRS issued Notice 2002-8 concerning guidance on the Federal tax treatment of split-dollar arrangements funded with life insurance contracts. Notice 2002-8 revoked Notice 2001-10, and announced that the IRS intends to provide comprehensive guidance on such arrangements in the form of proposed regulations that would be effective only for arrangements entered into after the date such regulations are published in final form. Notice 2002-8 outlines the rules expected in such proposed regulations, and provides revised interim guidance for determining the value of current life insurance protection that is provided in such arrangements, or in certain tax-qualified retirement arrangements, pending further guidance and consideration of public comments requested by the IRS on Notice 2002-8.

Notice 2002-8 indicates that the proposed regulations are expected to require that the parties to a split-dollar arrangement be taxed under one of two mutually exclusive regimes. Under one regime, the economic benefits of such an arrangement generally would be treated as transfers to the benefited party, which could be subject to taxation under the rules of Code Section 61 or 83. Under the second regime, payments under the arrangement by its sponsor (e.g., an employer) generally would be treated as a series of loans to the benefited party, which could be subject to the rules, where applicable, of Code
Section 7872 (relating to below-market-interest-rate loans) or Code
Sections 1271-1275 (relating to original issue discount). In an employment-related arrangement, the proposed regulations are expected to provide that which regime applies is determined by which party is formally designated as the owner of the life insurance contract (i.e., the first regime applies if the employer is designated as such owner, and the second regime applies if the employee is designated as such owner). The same principles are expected to govern the tax treatment of split-dollar arrangements in other contexts, e.g., gift or corporate-shareholder contexts.

For arrangements entered into before the publication of final regulations, Notice 2002-8 provides some limited safe harbors from certain types of adverse tax treatment under certain circumstances, and states that taxpayers may rely on the Notice (including a reasonable application of its outlined proposed rules) or on Notice 2001-10. Otherwise, Notice 2002-8 is unclear as to how current rules apply to such arrangements, and states that no inference should be drawn from the Notice regarding the appropriate tax treatment of such arrangements.

Consequently, if you are currently a party to such an arrangement or are considering participating in such an arrangement, it would be advisable for you to consult with a qualified tax advisor concerning the tax treatment of such an arrangement.

FEDERAL INCOME TAX WITHHOLDING

If any amounts are (or are deemed to be) current taxable income to the policy owner, such amounts will generally be subject to federal income tax withholding and reporting, pursuant to the Code.

NON-INDIVIDUAL OWNERSHIP OF POLICIES

In certain circumstances, the Code limits the application of specific tax advantages to individual owners of life insurance contracts. Prospective non-individual policy owners should consult a qualified tax adviser to determine the potential impact on the purchaser.

LIFE INSURANCE PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS

The discussion above provides general information regarding U.S. federal income tax consequences to life insurance purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from life insurance policies at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to a life insurance policy purchase.

LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

There are no pending material legal proceedings to which the Separate Account is a party.

24                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
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GLOSSARY OF SPECIAL TERMS

ACCOUNT VALUE: the total of all amounts in the Fixed Account, Loan Account and Sub-Accounts.

ADMINISTRATIVE OFFICE OF THE COMPANY: Located at 200 Hopmeadow Street, Simsbury, CT 06089. The mailing address for correspondence is P.O. Box 2999, Hartford, CT 06104-2999, except for overnight express mail packages, which should be sent to:
Attention: Individual Life Operations, 200 Hopmeadow Street, Simsbury, CT 06089.

CASH SURRENDER VALUE: the Cash Value less all Indebtedness.

CASH VALUE: the Account Value less any applicable Surrender Charges.

CUMULATIVE NO-LAPSE GUARANTEE PREMIUM: the premium required to maintain the No-Lapse guarantee. Initially, the Cumulative No-Lapse Guarantee Premium is the No-Lapse Guarantee Premium. On each Monthly Activity Date thereafter, the Cumulative No-Lapse Guarantee Premium is: (a) the Cumulative No-Lapse Guarantee Premium on the previous Monthly Activity Date; plus (b) the current No-Lapse Guarantee Premium.

FACE AMOUNT: an amount we use to determine the Death Benefit. On the policy date, the Face Amount equals the initial Face Amount shown in your policy. Thereafter, it may change under the terms of the policy.

FIXED ACCOUNT: part of our general account to which all or a portion of the Account Value may be allocated.

FUNDS: the registered open-end management companies in which assets of the Separate Account may be invested.

INDEBTEDNESS: all loans taken on the policy, plus any interest due or accrued minus any loan repayments.

LOAN ACCOUNT: an account established for any amounts transferred from the Fixed Account and Sub-Accounts as a result of loans. The amounts in the Loan Account are credited with interest and are not subject to the investment experience of any Sub-Accounts.

MONTHLY ACTIVITY DATE: the policy date and the same date in each succeeding month as the policy date. However, whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly Activity Date will be deemed to be the next Valuation Day.

NET PREMIUM: the amount of premium credited to Account Value. It is premium paid minus the sales load and tax charge.


NO-LAPSE GUARANTEE PERIOD: a period that begins at issuance of your policy and continues for the lesser of 5 years or until your attainment of age 85 and during which the No-Lapse Guarantee is available.


NO-LAPSE GUARANTEE PREMIUM: the amount of monthly premium required to keep the No-Lapse guarantee available, as shown in the policy's specifications page, and used to calculate the Cumulative No-Lapse Guarantee Premium.

SEPARATE ACCOUNT: an account which has been established by us to separate the assets funding the variable benefits for the class of contracts to which the policy belongs from our other assets.

SUB-ACCOUNT: a subdivision of the Separate Account.

SURRENDER CHARGE: a charge that may be assessed if you surrender your policy or the Face Amount is decreased.

VALUATION DAY: the date on which a Sub-Account is valued. This occurs every day the New York Stock Exchange is open for trading.

VALUATION PERIOD: The time span between the close of trading on the New York Stock Exchange from one Valuation Day to the next.

WE, US, OUR: Hartford Life and Annuity Insurance Company.

YOU, YOUR: the owner of the policy.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY                                   25
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WHERE YOU CAN FIND MORE INFORMATION

You can call us at 1-800-231-5453 to ask us questions. The Statement of Additional Information contains more information about this life insurance policy and, like this prospectus, is filed with the Securities and Exchange Commission. You should read the Statement of Additional Information because you are bound by the terms contained in it.

We file other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room in Washington, DC 20549-6009. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
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STATEMENT OF ADDITIONAL INFORMATION
SEPARATE ACCOUNT VL I

To obtain a prospectus, write to us at P.O. Box 2999, Hartford, CT 06104-2999, or call us at 1-800-231-5453.

DATE OF PROSPECTUS: JUNE 14, 2002
DATE OF STATEMENT OF ADDITIONAL INFORMATION: JUNE 14, 2002

2                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
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TABLE OF CONTENTS

                                                              PAGE
                                                              ----
----------------------------------------------------------------------
GENERAL INFORMATION AND HISTORY                                  3
----------------------------------------------------------------------
SERVICES                                                         5
----------------------------------------------------------------------
EXPERTS                                                          5
----------------------------------------------------------------------
DISTRIBUTION OF THE POLICIES                                     5
----------------------------------------------------------------------
ADDITIONAL INFORMATION ABOUT CHARGES                             6
----------------------------------------------------------------------
ILLUSTRATION OF DEATH BENEFITS, ACCOUNT VALUES AND CASH
 SURRENDER VALUES                                                7
----------------------------------------------------------------------
FINANCIAL STATEMENTS                                            SA-1
----------------------------------------------------------------------

STATEMENT OF ADDITIONAL INFORMATION                                            3
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GENERAL INFORMATION AND HISTORY

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY ("HARTFORD") -- Hartford Life and Annuity Insurance Company is a stock life insurance company engaged in the business of writing life insurance and annuities, both individual and group, in all states of the United States, the District of Columbia and Puerto Rico, except New York. On January 1, 1998, Hartford's name changed from ITT Hartford Life and Annuity Insurance Company to Hartford Life and Annuity Insurance Company. We were originally incorporated under the laws of Wisconsin on January 9, 1956, and subsequently redomiciled to Connecticut. Our offices are located in Simsbury, Connecticut; however, our mailing address is P.O. Box 2999, Hartford, CT 06104-2999. We are ultimately controlled by The Hartford Financial Services Group, Inc., one of the largest financial service providers in the United States.

Hartford Life and Annuity Insurance Company is controlled by Hartford Life Insurance Company, which is controlled by Hartford Life & Accident Insurance Company, which is controlled by Hartford Life Inc., which is controlled by Hartford Accident & Indemnity Company, which is controlled by Hartford Fire Insurance Company, which is controlled by Nutmeg Insurance Company, which is controlled by The Hartford Financial Services Group, Inc. Each of these companies is engaged in the business of insurance and financial services.

The following table shows a brief description of the business experience of officers and directors of Hartford Life and Annuity Insurance Company:

                        EXECUTIVE OFFICERS AND DIRECTORS

NAME                            BUSINESS EXPERIENCE DURING LAST FIVE YEARS
-----------------------------------------------------------------------------------
David A. Carlson       Vice President (1999-present), Assistant Vice President
                       (1998-1999), Hartford Life and Annuity Insurance Company;
                       Vice President (1999-present), Assistant Vice President
                       (1998-1999), Hartford Life Insurance Company; Vice President
                       (1999-present), Assistant Vice President (1999); Servus Life
                       Insurance Company; Vice President (1999-present), Assistant
                       Vice President (1999), Hart Life Insurance Company; CIGNA
                       Corporation (1975-1998)
Patrice Kelly-Ellis    Vice President (1999-present), Assistant Vice President
                       (1995-1999), Hartford Life Insurance Company; Vice President
                       (1999-present), Assistant Vice President (1995-2000),
                       Hartford Life and Annuity Insurance Company
Timothy M. Fitch       Vice President & Actuary (1995-present), Hartford Life
                       Insurance Company; Vice President & Actuary (1997-present),
                       Assistant Vice President & Actuary (1995-1997), Hartford
                       Life and Annuity Insurance Company
Mary Jane B. Fortin    Vice President & Chief Accounting Officer (1998-present),
                       Assistant Vice President & Chief Accounting Officer (1998),
                       Hartford Life Insurance Company; Vice President & Chief
                       Accounting Officer (1998-present), Assistant Vice
                       President & Chief Accounting Officer (1998), Hartford Life
                       and Annuity Insurance Company, Vice President & Chief
                       Accounting Officer (1998-present), Servus Life Insurance
                       Company, Vice President & Chief Accounting Officer
                       (1998-present), Hart Life Insurance Company
David T. Foy           Senior Vice President, Chief Financial Officer & Treasurer
                       (1999-present), Senior Vice President & Treasurer
                       (1998-1999), Director (1999-present), Vice President (1998),
                       Hartford Life and Annuity Insurance Company; Senior Vice
                       President, Chief Financial Officer & Treasurer
                       (1999-present), Senior Vice President & Treasurer
                       (1998-1999), Vice President (1998), Assistant Vice
                       President & Actuary (1995-1998), Director (1999-present),
                       Hartford Life Insurance Company; Senior Vice President &
                       Treasurer (1998-present), Director (1999-present), Servus
                       Life Insurance Company; Senior Vice President & Treasurer
                       (1999-present), Hart Life Insurance Company
Lois W. Grady          Senior Vice President (1998-present), Vice President
                       (1994-1998), Hartford Life and Annuity Insurance Company;
                       Senior Vice President (1998-present), Vice President
                       (1994-1998), Hartford Life Insurance Company
Ryan Johnson           Vice President (1999-present), Hartford Life Insurance
                       Company; Vice President (1999-present), Hartford Life and
                       Annuity Insurance Company; The Guardian (1986-1999)
Stephen T. Joyce       Senior Vice President (1999-present), Vice President
                       (1997-1999), Assistant Vice President (1995-1997), Hartford
                       Life and Annuity Insurance Company; Senior Vice President
                       (2000-present), Vice President (1997-2000), Assistant Vice
                       President (1994-1997), Hartford Life Insurance Company
Michael D. Keeler      Vice President (1998-present), Hartford Life and Annuity
                       Insurance Company; Vice President (1998-present), Hartford
                       Life Insurance Company; Vice President (1995-1997),
                       Providian Insurance

4                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
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NAME                            BUSINESS EXPERIENCE DURING LAST FIVE YEARS
Robert A. Kerzner      Executive Vice President (2001-present), Senior Vice
                       President (1998-2001), Director of Individual Life
                       (1998-present), Vice President (1994-1998), Hartford Life
                       and Annuity Insurance Company; Executive Vice President
                       (2001-present), Senior Vice President (1998-2001), Director of Individual Life (1998-present), Vice President
                       (1994-1998), Hartford Life Insurance Company
David N. Levenson      Senior Vice President (2000-present), Vice President
                       (1998-2000), Assistant Vice President (1995-1998), Hartford
                       Life and Annuity Insurance Company; Senior Vice President
                       (2000-present), Vice President (1998-2000), Assistant Vice
                       President (1995-1998), Hartford Life Insurance Company
Joseph F. Mahoney      Vice President (1999-present), Hartford Life and Annuity
                       Insurance Company; Vice President (1999-present), Hartford
                       Life Insurance Company; Consultant (1999), Mahoney &
                       Associates; President (1969-1999), Prudential Preferred
Thomas M. Marra        Chief Executive Officer and Chairman of the Board
                       (2002-present), Director (1994-present), President
                       (2000-present), Executive Vice President (1997-2000), Senior
                       Vice President (1993-1997), Hartford Life and Annuity
                       Insurance Company; Chief Executive Officer and Chairman of
                       the Board (2002-present), Director (1994-present), President
                       (2000-present), Executive Vice President (1995-2000),
                       Hartford Life Insurance Company; Chief Executive Officer and
                       Chairman of the Board (2002-present), Director
                       (1998-present), President (2000-present), Servus Life
                       Insurance Company; Chief Executive Officer and Chairman of
                       the Board (2002-present), Director (1995-present), President
                       (2000-present), Hart Life Insurance Company
Gary J. Miller         Vice President (2000-present), Hartford Life and Annuity
                       Insurance Company; Vice President (2000-present), Hartford
                       Life Insurance Company; Vice President (1998-2000),
                       Prudential; Vice President (1988-1998), Delaware Valley
                       Financial Services
Tom Nassiri            Vice President (2000-present), Hartford Life and Annuity
                       Insurance Company; Vice President (2000-present), Hartford
                       Life Insurance Company
Craig R. Raymond       Senior Vice President & Chief Actuary (1997-present), Vice
                       President & Chief Actuary (1993-1997), Hartford Life and
                       Annuity Insurance Company; Senior Vice President & Chief
                       Actuary (1997-present), Vice President & Chief Actuary
                       (1993-1997), Hartford Life Insurance Company; Senior Vice
                       President & Chief Actuary (1997-present), Actuary
                       (1995-1997), Hart Life Insurance Company; Senior Vice
                       President & Chief Actuary (1998-present), Servus Life
                       Insurance Company
Christine Hayer        Senior Vice President, General Counsel and Corporate
Repasy                 Secretary (2000-present), Director (2000-present), Vice
                       President (1999-2000), Assistant Vice President (1998-1999),
                       Hartford Life and Annuity Insurance Company; Senior Vice
                       President, General Counsel and Corporate Secretary
                       (2000-present), Director (2000-present), Vice President
                       (1999-2000), Assistant Vice President (1998-1999), Hartford
                       Life Insurance Company; Senior Vice President, General
                       Counsel and Corporate Secretary (2000-present), Servus Life
                       Insurance Company; Senior Vice President, General Counsel
                       and Corporate Secretary (2000-present), Hart Life Insurance
                       Company
Joe M. Thomson         Senior Vice President (2000-present), Hartford Life and
                       Annuity Insurance Company; Senior Vice President
                       (2000-present), Hartford Life Insurance Company; President
                       (1980-present), Planco Financial Services, Inc.
John C. Walters        Executive Vice President (2000-present), Director
                       (2000-present), Hartford Life and Annuity Insurance Company,
                       Executive Vice President (2000-present), Director
                       (2000-present), Hartford Life Insurance Company; Executive
                       Vice President (2000-present), Hart Life Insurance Company;
                       Executive Vice President (2000-present), Servus Life
                       Insurance Company; Wheat First Securities, Inc./First Union
                       Capital Markets Corp. (1984-1999)
David M. Znamierowski  Senior Vice President (1997-present), Chief Investment
                       Officer (1997, 2000-present), Vice President (1995-1997),
                       Director (1997-present), Hartford Life and Annuity Insurance
                       Company; Senior Vice President (1997-present), Chief
                       Investment Officer (1997, 1999-present), Vice President
                       (1995-1997), Director (1997-present), Hartford Life
                       Insurance Company; Senior Vice President & Chief Investment
                       Officer (1997-present), Director (1997-present), Hart Life
                       Insurance Company; Director (2000-present) Servus Life
                       Insurance Company

Unless otherwise indicated, the principal business address of each of the above individuals is P.O. Box 2999, Hartford, CT 06104-2999.

STATEMENT OF ADDITIONAL INFORMATION                                            5
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SEPARATE ACCOUNT VL I was established as a separate account under Connecticut law on June 8, 1995. The Separate Account is classified as a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940.

SERVICES
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SAFEKEEPING OF ASSETS -- Title to the assets of the Separate Account is held by Hartford. The assets are kept physically segregated and are held separate and apart from Hartford's general corporate assets. Records are maintained of all purchases and redemptions of Fund shares held in each of the Sub-Accounts.

EXPERTS
--------------------------------------------------------------------------------


INDEPENDENT PUBLIC ACCOUNTANTS -- The audited financial statements included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to the report on the statutory financial statements of Hartford Life and Annuity Insurance Company which states the statutory financial statements are presented in accordance with statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the State of Connecticut Insurance Department, and are not presented in accordance with generally accepted accounting principles. The principal business address of Arthur Andersen LLP is One Financial Plaza, Hartford, Connecticut 06103. Hartford was unable to obtain a written consent from Arthur Andersen LLP in connection with the audited financial statements included in this registration statement. Certain limitations on recovery by investors may exist as a result of this lack of consent.


ACTUARIAL EXPERT -- The hypothetical Policy illustrations included in this Statement of Additional Information and the registration statement with respect to the Separate Account have been approved by Thomas P. Kalmbach, FSA, MAAA, Actuary, for Hartford, and are included in reliance upon his opinion as to their reasonableness.

DISTRIBUTION OF THE POLICIES
--------------------------------------------------------------------------------

Hartford Equity Sales Company, Inc. ("HESCO"), a corporation organized under the laws of the state of Connecticut on July 3, 1973, serves as principal underwriter for the policies and will offer the policies on a continuous basis. HESCO is controlled by Hartford and is located at the same address as Hartford. HESCO is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD").

The policies will be sold in all states, except New York, by salespersons who represent Hartford as insurance agents and who are registered representatives of HESCO or certain other registered broker-dealers who have entered into distribution agreements with HESCO.

Broker-dealers or financial institutions are compensated according to a schedule set forth by HESCO and any applicable rules or regulations for variable insurance compensation. The compensation payable may vary with the distribution agreements with HESCO. The inception date of the distribution agreement with HESCO was January 27, 2000 and will remain in effect until terminated by either party upon 30 days written notice. Compensation is generally based on premium payments. This compensation is usually paid from the sales charges described in the Prospectus.

During the first Policy Year, the most common schedule of commission we pay is 70% of the premium paid up to the Target Premium and 2.0% of the premium in excess of the Target Premium. The Target Premium is an amount used to calculate sales commissions where the Target Premium amounts vary by: (1) age; (2) sex; and (3) insurance class of the Insured. In Policy Years 2 and later, this schedule allows for a commission of 2% of Premiums paid. A sales representative may be required to return all or a portion of the commissions paid if the Policy terminates prior to the Policy's first Policy Anniversary.

In addition, a broker-dealer or financial institution may also receive additional compensation for, among other things, training, marketing or other services provided. HESCO, its affiliates or Hartford may also make compensation arrangements with certain broker-dealers or other financial institutions based on total sales by the broker-dealer or financial institution of insurance products. These payments, which may be different for broker-dealers or financial institutions, will be made by HESCO, its affiliates or Hartford out of their assets and will not effect the amounts paid by the policy owner to purchase, hold or surrender variable insurance products.

6                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
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The following table shows officers and directors of HESCO:

NAME AND PRINCIPAL
BUSINESS ADDRESS            POSITIONS AND OFFICES
------------------------------------------------------------------
 David A. Carlson           Vice President
------------------------------------------------------------------
 David T. Foy               Treasurer
------------------------------------------------------------------
 George R. Jay              Controller
------------------------------------------------------------------
 Robert A. Kerzner          Executive Vice President, Director
------------------------------------------------------------------
 Joseph F. Mahoney          Executive Vice President
------------------------------------------------------------------
 Thomas M. Marra            President, Chief Executive Officer,
                            Director
------------------------------------------------------------------
 Christine Hayer Repasy     Senior Vice President, General Counsel
                            and Corporate Secretary, Director
------------------------------------------------------------------
 John C. Walters            Executive Vice President
------------------------------------------------------------------

ADDITIONAL INFORMATION ABOUT CHARGES
--------------------------------------------------------------------------------

SALES LOAD -- The front-end sales load is a charge deducted from each premium payment. The current sales load in each policy year is 0%. The maximum sales load is 2.5% in each policy year.

The front-end load under the policies may be used to cover expenses related to the sale and distribution of the policies.

REDUCED CHARGES FOR ELIGIBLE GROUPS -- Certain charges and deductions described above may be reduced for policies issued in connection with a specific plan, group, or program ("Eligible Group") in accordance with our rules in effect as of the date the application for a policy is approved. An Eligible Group must satisfy certain criteria such as size, expected number of policy holders, or present or anticipated levels of aggregate premiums, administrative expenses or commissions. We may modify, from time to time on a uniform basis, both the amount of the reductions and the criteria for eligibility. Reductions in charges will not be unfairly discriminatory against any person, including the affected policy holders invested in the Separate Account.

UNDERWRITING PROCEDURES -- To purchase a policy you must submit an application to us. Within limits, you may choose the initial Face Amount. Policies generally will be issued only on the lives of insureds the ages of 0 and 85 who supply evidence of insurability satisfactory to us. Acceptance is subject to our underwriting rules and we reserve the right to reject an application for any reason.

Cost of insurance rates will be determined on each policy anniversary based on our future expectations of such factors as mortality, expenses, interest, persistency and taxes. For preferred and standard risks, the cost of insurance rate will not exceed those based on the 1980 Commissioners' Standard Ordinary Mortality Table (ALB), Male or Female, Nonsmoker or Smoker Table, age last birthday (unisex rates may be required in some states). A table of guaranteed cost of insurance rates per $1,000 will be included in your policy, however, we reserve the right to use rates less than those shown in the table. Special risk classes are used when mortality experience in excess of the standard risk classes is expected. These substandard risks will be charged a higher cost of insurance rate that will not exceed rates based on a multiple of 1980 Commissioners' Standard Ordinary Mortality Table (ALB), Male or Female, Nonsmoker or Smoker Table, age last birthday (unisex rates may be required in some states) plus any flat extra amount assessed. The multiple will be based on the insured's substandard rating.

No change in the terms or conditions of a policy will be made without your consent.

UNSCHEDULED INCREASES IN FACE AMOUNT -- At any time after the first policy year, you may request in writing to change the Face Amount. The minimum amount by which the Face Amount can be increased is based on our rules then in effect.

We reserve the right to limit the number of increases or decreases made under a policy to no more than one in any 12 month period.

All requests to increase the Face Amount must be applied for on a new application and accompanied by your policy. All requests will be subject to evidence of insurability satisfactory to us. Any increase approved by us will be effective on the Monthly Activity Date shown on the new policy specifications page, provided that the Monthly Deduction Amount for the first month after the effective date of the increase is made.

STATEMENT OF ADDITIONAL INFORMATION                                            7
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ILLUSTRATION OF DEATH BENEFITS, ACCOUNT VALUES
AND CASH SURRENDER VALUES

The following tables illustrate the way in which the Policy operates. They show how the Death Benefit, Account Values and Cash Surrender Values could vary over an extended period of time, assuming hypothetical gross rates of return equal to constant after tax annual rates of 0%, 6% and 12%. The illustrations assume the following: (a) a male, preferred non-nicotine, age 35, with $150,000 in Face Amount, a Death Benefit Option of Level and a premium of $1,500 paid in all years; (b) a male, preferred non-nicotine, age 35, with $150,000 in Face Amount, a Death Benefit Option of Return of Account Value and a premium of $1,500 paid in all years.

The Death Benefit, Account Value and Cash Surrender Value for a Policy would be different from those shown if the rates of return averaged 0%, 6% and 12% over a period of years, but also fluctuated above or below those averages for individual Policy Years. They would also differ if any Policy loan was made during the period of time illustrated.

The tables reflect the deductions of current Policy charges and guaranteed Policy charges for a single gross interest rate. The Death Benefits, Account Values and Cash Surrender Values would change if current Cost of Insurance charges change.

The amounts shown for the Death Benefit, Account Value and Cash Surrender Value as of the end of each Policy Year take into account an average daily charge equal to an annual charge of 0.74% of the average daily net assets of the Funds for investment advisory and administrative services fees. The gross annual investment return rates of 0%, 6% and 12% on the Fund's assets are equal to net annual investment return rates (net of the 0.74% average daily charge) of -0.74%, 5.26% and 11.26%, respectively.

In addition, the Death Benefit, Account Value and Cash Surrender Value as of the end of each Policy Year take into account the front-end sales load, tax charge, Cost of Insurance charge, monthly administrative fee, and mortality and expense risk charge. For purpose of the illustrations in this Statement of Additional Information, the tax charge is assumed to be an average of 1.75%.

The hypothetical returns shown in the illustrations are without any tax charges that may be allocable to the Separate Account in the future. In order to produce after-tax returns of 0%, 6%, and 12%, the Separate Account would have to earn a sufficient amount in excess of 0% or 6% or 12%, respectively, to cover any tax charges.

The "Premiums Accumulated at 5% Interest Per Year" column of each illustration table shows the amount which would accumulate if the initial premium was invested to earn interest, after taxes, of 5% per year, compounded annually.

Hartford will furnish, upon request, a comparable illustration reflecting the proposed Insured's age and risk classification, a Policy's proposed Face Amount or the initial premium requested, and reflecting guaranteed Cost of Insurance rates. Hartford will also furnish an additional similar illustration reflecting current Cost of Insurance rates, which may be less than, but never greater than, the guaranteed Cost of Insurance rates.

8                                    HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
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               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                          DEATH BENEFIT OPTION: LEVEL
                              $150,000 FACE AMOUNT
                    ISSUE AGE 35 MALE PREFERRED NON-NICOTINE
                             $1,500 PLANNED PREMIUM

    ASSUMING HYPOTHETICAL GROSS ANNUAL INVESTMENT RETURN OF 12% (11.26% NET)

                                  CURRENT CHARGES*             GUARANTEED CHARGES**
               PREMIUMS     ------------------------------------------------------------
  END OF     ACCUMULATED                CASH                           CASH
 CONTRACT   AT 5% INTEREST  ACCOUNT   SURRENDER   DEATH    ACCOUNT   SURRENDER   DEATH
   YEAR        PER YEAR      VALUE      VALUE    BENEFIT    VALUE      VALUE    BENEFIT
----------------------------------------------------------------------------------------
     1           1,575        1,288        --    150,000     1,226        --    150,000
     2           1,654        2,684     1,034    150,000     2,546       896    150,000
     3           1,736        4,204     2,554    150,000     3,982     2,332    150,000
     4           1,823        5,861     4,211    150,000     5,543     3,893    150,000
     5           1,914        7,677     6,027    150,000     7,242     5,592    150,000
     6           2,010        9,687     8,202    150,000     9,089     7,604    150,000
     7           2,111       11,913    10,593    150,000    11,097     9,777    150,000
     8           2,216       14,368    13,213    150,000    13,283    12,128    150,000
     9           2,327       17,055    16,065    150,000    15,663    14,673    150,000
    10           2,443       19,995    19,170    150,000    18,255    17,430    150,000
    11           2,566       23,324    22,664    150,000    21,077    20,417    150,000
    12           2,694       27,006    26,511    150,000    24,154    23,659    150,000
    13           2,828       31,095    30,765    150,000    27,509    27,179    150,000
    14           2,970       35,633    35,468    150,000    31,171    31,006    150,000
    15           3,118       40,653    40,653    150,000    35,170    35,170    150,000
    16           3,274       46,206    46,206    150,000    39,538    39,538    150,000
    17           3,438       52,340    52,340    150,000    44,312    44,312    150,000
    18           3,610       59,126    59,126    150,000    49,531    49,531    150,000
    19           3,790       66,643    66,643    150,000    55,239    55,239    150,000
    20           3,980       74,983    74,983    150,000    61,491    61,491    150,000
    25           5,080      133,281   133,281    178,596   103,394   103,394    150,000
    30           6,483      229,700   229,700    280,234   171,281   171,281    208,963
----------------------------------------------------------------------------------------

 *These values reflect investment results using current cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.
**These values reflect investment results using guaranteed cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.

These values reflect Current Front-End Sales Loads and Guaranteed Front-End Sales Loads of 0.00% in all policy years.

The surrender charge effective in any year can be determined by subtracting the cash surrender value from the account value.

The Death Benefit may, and the Account Values and Cash Surrender Values will differ if premiums are paid in different amounts or frequencies.

THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGE 12% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THAT AVERAGE FOR INDIVIDUAL POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD ALSO BE DIFFERENT FROM THOSE SHOWN, DEPENDING ON THE INVESTMENT ALLOCATIONS MADE TO THE SEPARATE ACCOUNTS AND THE RATES OF RETURN OF THE SEPARATE ACCOUNT IF THE ACTUAL RATES OF INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGED 12%, BUT VARIED ABOVE OR BELOW THAT AVERAGE FOR THE SEPARATE ACCOUNT. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

STATEMENT OF ADDITIONAL INFORMATION                                            9
--------------------------------------------------------------------------------
               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                          DEATH BENEFIT OPTION: LEVEL
                              $150,000 FACE AMOUNT
                    ISSUE AGE 35 MALE PREFERRED NON-NICOTINE
                             $1,500 PLANNED PREMIUM

     ASSUMING HYPOTHETICAL GROSS ANNUAL INVESTMENT RETURN OF 6% (5.26% NET)

                                  CURRENT CHARGES*            GUARANTEED CHARGES**
               PREMIUMS     ----------------------------------------------------------
  END OF     ACCUMULATED               CASH                          CASH
 CONTRACT   AT 5% INTEREST  ACCOUNT  SURRENDER   DEATH    ACCOUNT  SURRENDER   DEATH
   YEAR        PER YEAR      VALUE     VALUE    BENEFIT    VALUE     VALUE    BENEFIT
--------------------------------------------------------------------------------------
     1           1,575       1,209          0   150,000    1,151          0   150,000
     2           1,654       2,448        798   150,000    2,320        670   150,000
     3           1,736       3,722      2,072   150,000    3,521      1,871   150,000
     4           1,823       5,031      3,381   150,000    4,753      3,103   150,000
     5           1,914       6,387      4,737   150,000    6,017      4,367   150,000
     6           2,010       7,808      6,323   150,000    7,309      5,824   150,000
     7           2,111       9,301      7,981   150,000    8,630      7,310   150,000
     8           2,216      10,859      9,704   150,000    9,981      8,826   150,000
     9           2,327      12,463     11,473   150,000   11,359     10,369   150,000
    10           2,443      14,114     13,289   150,000   12,765     11,940   150,000
    11           2,566      15,893     15,233   150,000   14,195     13,535   150,000
    12           2,694      17,750     17,255   150,000   15,649     15,154   150,000
    13           2,828      19,694     19,364   150,000   17,127     16,797   150,000
    14           2,970      21,726     21,561   150,000   18,625     18,460   150,000
    15           3,118      23,833     23,833   150,000   20,142     20,142   150,000
    16           3,274      26,013     26,013   150,000   21,673     21,673   150,000
    17           3,438      28,263     28,263   150,000   23,213     23,213   150,000
    18           3,610      30,589     30,589   150,000   24,754     24,754   150,000
    19           3,790      32,996     32,996   150,000   26,288     26,288   150,000
    20           3,980      35,498     35,498   150,000   27,808     27,808   150,000
    25           5,080      49,518     49,518   150,000   34,916     34,916   150,000
    30           6,483      64,714     64,714   150,000   39,983     39,983   150,000
--------------------------------------------------------------------------------------

 *These values reflect investment results using current cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.
**These values reflect investment results using guaranteed cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.

These values reflect Current Front-End Sales Loads and Guaranteed Front-End Sales Loads of 0.00% in all policy years.

The surrender charge effective in any year can be determined by subtracting the cash surrender value from the account value.

The Death Benefit may, and the Account Values and Cash Surrender Values will differ if premiums are paid in different amounts or frequencies.

THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGE 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THAT AVERAGE FOR INDIVIDUAL POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD ALSO BE DIFFERENT FROM THOSE SHOWN, DEPENDING ON THE INVESTMENT ALLOCATIONS MADE TO THE SEPARATE ACCOUNTS AND THE RATES OF RETURN OF THE SEPARATE ACCOUNT IF THE ACTUAL RATES OF INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGED 6%, BUT VARIED ABOVE OR BELOW THAT AVERAGE FOR THE SEPARATE ACCOUNT. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

10                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------
               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                          DEATH BENEFIT OPTION: LEVEL
                              $150,000 FACE AMOUNT
                    ISSUE AGE 35 MALE PREFERRED NON-NICOTINE
                             $1,500 PLANNED PREMIUM

     ASSUMING HYPOTHETICAL GROSS ANNUAL INVESTMENT RETURN OF 0% (-.74% NET)

                                  CURRENT CHARGES*            GUARANTEED CHARGES**
               PREMIUMS     ----------------------------------------------------------
  END OF     ACCUMULATED               CASH                          CASH
 CONTRACT   AT 5% INTEREST  ACCOUNT  SURRENDER   DEATH    ACCOUNT  SURRENDER   DEATH
   YEAR        PER YEAR      VALUE     VALUE    BENEFIT    VALUE     VALUE    BENEFIT
--------------------------------------------------------------------------------------
     1           1,575       1,131         --   150,000    1,075         --   150,000
     2           1,654       2,222        572   150,000    2,104        454   150,000
     3           1,736       3,277      1,627   150,000    3,097      1,447   150,000
     4           1,823       4,296      2,646   150,000    4,054      2,404   150,000
     5           1,914       5,289      3,639   150,000    4,975      3,325   150,000
     6           2,010       6,272      4,787   150,000    5,856      4,371   150,000
     7           2,111       7,250      5,930   150,000    6,696      5,376   150,000
     8           2,216       8,211      7,056   150,000    7,495      6,340   150,000
     9           2,327       9,137      8,147   150,000    8,252      7,262   150,000
    10           2,443      10,025      9,200   150,000    8,964      8,139   150,000
    11           2,566      10,935     10,275   150,000    9,629      8,969   150,000
    12           2,694      11,827     11,332   150,000   10,245      9,750   150,000
    13           2,828      12,707     12,377   150,000   10,809     10,479   150,000
    14           2,970      13,572     13,407   150,000   11,320     11,155   150,000
    15           3,118      14,403     14,403   150,000   11,774     11,774   150,000
    16           3,274      15,193     15,193   150,000   12,165     12,165   150,000
    17           3,438      15,930     15,930   150,000   12,487     12,487   150,000
    18           3,610      16,614     16,614   150,000   12,732     12,732   150,000
    19           3,790      17,248     17,248   150,000   12,889     12,889   150,000
    20           3,980      17,839     17,839   150,000   12,950     12,950   150,000
    25           5,080      19,806     19,806   150,000   11,509     11,509   150,000
    30           6,483      17,689     17,689   150,000    5,712      5,712   150,000
--------------------------------------------------------------------------------------

 *These values reflect investment results using current cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.
**These values reflect investment results using guaranteed cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.

These values reflect Current Front-End Sales Loads and Guaranteed Front-End Sales Loads of 0.00% in all policy years.

The surrender charge effective in any year can be determined by subtracting the cash surrender value from the account value.

The Death Benefit may, and the Account Values and Cash Surrender Values will differ if premiums are paid in different amounts or frequencies.

THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGE 0% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THAT AVERAGE FOR INDIVIDUAL POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD ALSO BE DIFFERENT FROM THOSE SHOWN, DEPENDING ON THE INVESTMENT ALLOCATIONS MADE TO THE SEPARATE ACCOUNTS AND THE RATES OF RETURN OF THE SEPARATE ACCOUNT IF THE ACTUAL RATES OF INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGED 0%, BUT VARIED ABOVE OR BELOW THAT AVERAGE FOR THE SEPARATE ACCOUNT. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

STATEMENT OF ADDITIONAL INFORMATION                                           11
--------------------------------------------------------------------------------
               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                 DEATH BENEFIT OPTION: RETURN OF ACCOUNT VALUE
                              $150,000 FACE AMOUNT
                    ISSUE AGE 35 MALE PREFERRED NON-NICOTINE
                             $1,500 PLANNED PREMIUM

    ASSUMING HYPOTHETICAL GROSS ANNUAL INVESTMENT RETURN OF 12% (11.26% NET)

                                  CURRENT CHARGES*             GUARANTEED CHARGES**
               PREMIUMS     ------------------------------------------------------------
  END OF     ACCUMULATED                CASH                           CASH
 CONTRACT   AT 5% INTEREST  ACCOUNT   SURRENDER   DEATH    ACCOUNT   SURRENDER   DEATH
   YEAR        PER YEAR      VALUE      VALUE    BENEFIT    VALUE      VALUE    BENEFIT
----------------------------------------------------------------------------------------
     1           1,575        1,285        --    151,285     1,224        --    151,224
     2           1,654        2,676     1,026    152,676     2,539       889    152,539
     3           1,736        4,187     2,537    154,187     3,965     2,315    153,965
     4           1,823        5,830     4,180    155,830     5,513     3,863    155,513
     5           1,914        7,626     5,976    157,626     7,192     5,542    157,192
     6           2,010        9,611     8,126    159,611     9,012     7,527    159,012
     7           2,111       11,805    10,485    161,805    10,983     9,663    160,983
     8           2,216       14,221    13,066    164,221    13,121    11,966    163,121
     9           2,327       16,857    15,867    166,857    15,437    14,447    165,437
    10           2,443       19,730    18,905    169,730    17,947    17,122    167,947
    11           2,566       22,976    22,316    172,976    20,665    20,005    170,665
    12           2,694       26,555    26,060    176,555    23,610    23,115    173,610
    13           2,828       30,520    30,190    180,520    26,799    26,469    176,799
    14           2,970       34,907    34,742    184,907    30,252    30,087    180,252
    15           3,118       39,742    39,742    189,742    33,992    33,992    183,992
    16           3,274       45,063    45,063    195,063    38,038    38,038    188,038
    17           3,438       50,906    50,906    200,906    42,412    42,412    192,412
    18           3,610       57,328    57,328    207,328    47,135    47,135    197,135
    19           3,790       64,393    64,393    214,393    52,229    52,229    202,229
    20           3,980       72,179    72,179    222,179    57,720    57,720    207,720
    25           5,080      124,928   124,928    274,928    92,194    92,194    242,194
    30           6,483      207,682   207,682    357,682   141,485   141,485    291,485
----------------------------------------------------------------------------------------

 *These values reflect investment results using current cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.
**These values reflect investment results using guaranteed cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.

These values reflect Current Front-End Sales Loads and Guaranteed Front-End Sales Loads of 0.00% in all policy years.

The surrender charge effective in any year can be determined by subtracting the cash surrender value from the account value.

The Death Benefit may, and the Account Values and Cash Surrender Values will differ if premiums are paid in different amounts or frequencies.

THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGE 12% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THAT AVERAGE FOR INDIVIDUAL POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD ALSO BE DIFFERENT FROM THOSE SHOWN, DEPENDING ON THE INVESTMENT ALLOCATIONS MADE TO THE SEPARATE ACCOUNTS AND THE RATES OF RETURN OF THE SEPARATE ACCOUNT IF THE ACTUAL RATES OF INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGED 12%, BUT VARIED ABOVE OR BELOW THAT AVERAGE FOR THE SEPARATE ACCOUNT. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

12                                   HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
--------------------------------------------------------------------------------
               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                 DEATH BENEFIT OPTION: RETURN OF ACCOUNT VALUE
                              $150,000 FACE AMOUNT
                    ISSUE AGE 35 MALE PREFERRED NON-NICOTINE
                             $1,500 PLANNED PREMIUM

     ASSUMING HYPOTHETICAL GROSS ANNUAL INVESTMENT RETURN OF 6% (5.26% NET)

                                  CURRENT CHARGES*            GUARANTEED CHARGES**
               PREMIUMS     ----------------------------------------------------------
  END OF     ACCUMULATED               CASH                          CASH
 CONTRACT   AT 5% INTEREST  ACCOUNT  SURRENDER   DEATH    ACCOUNT  SURRENDER   DEATH
   YEAR        PER YEAR      VALUE     VALUE    BENEFIT    VALUE     VALUE    BENEFIT
--------------------------------------------------------------------------------------
     1           1,575       1,207         --   151,207    1,148         --   151,148
     2           1,654       2,441        791   152,441    2,314        664   152,314
     3           1,736       3,707      2,057   153,707    3,507      1,857   153,507
     4           1,823       5,005      3,355   155,005    4,728      3,078   154,728
     5           1,914       6,346      4,696   156,346    5,977      4,327   155,977
     6           2,010       7,749      6,264   157,749    7,249      5,764   157,249
     7           2,111       9,221      7,901   159,221    8,545      7,225   158,545
     8           2,216      10,753      9,598   160,753    9,864      8,709   159,864
     9           2,327      12,326     11,336   162,326   11,203     10,213   161,203
    10           2,443      13,939     13,114   163,939   12,561     11,736   162,561
    11           2,566      15,672     15,012   165,672   13,933     13,273   163,933
    12           2,694      17,475     16,980   167,475   15,317     14,822   165,317
    13           2,828      19,359     19,029   169,359   16,710     16,380   166,710
    14           2,970      21,322     21,157   171,322   18,109     17,944   168,109
    15           3,118      23,348     23,348   173,348   19,508     19,508   169,508
    16           3,274      25,430     25,430   175,430   20,901     20,901   170,901
    17           3,438      27,560     27,560   177,560   22,277     22,277   172,277
    18           3,610      29,743     29,743   179,743   23,626     23,626   173,626
    19           3,790      31,981     31,981   181,981   24,933     24,933   174,933
    20           3,980      34,286     34,286   184,286   26,187     26,187   176,187
    25           5,080      46,556     46,556   196,556   31,157     31,157   181,157
    30           6,483      56,994     56,994   206,994   31,917     31,917   181,917
--------------------------------------------------------------------------------------

 *These values reflect investment results using current cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.
**These values reflect investment results using guaranteed cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.

These values reflect Current Front-End Sales Loads and Guaranteed Front-End Sales Loads of 0.00% in all policy years.

The surrender charge effective in any year can be determined by subtracting the cash surrender value from the account value.

The Death Benefit may, and the Account Values and Cash Surrender Values will differ if premiums are paid in different amounts or frequencies.

THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGE 6% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THAT AVERAGE FOR INDIVIDUAL POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD ALSO BE DIFFERENT FROM THOSE SHOWN, DEPENDING ON THE INVESTMENT ALLOCATIONS MADE TO THE SEPARATE ACCOUNTS AND THE RATES OF RETURN OF THE SEPARATE ACCOUNT IF THE ACTUAL RATES OF INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGED 6%, BUT VARIED ABOVE OR BELOW THAT AVERAGE FOR THE SEPARATE ACCOUNT. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

STATEMENT OF ADDITIONAL INFORMATION                                           13
--------------------------------------------------------------------------------
               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                 DEATH BENEFIT OPTION: RETURN OF ACCOUNT VALUE
                              $150,000 FACE AMOUNT
                    ISSUE AGE 35 MALE PREFERRED NON-NICOTINE
                             $1,500 PLANNED PREMIUM

     ASSUMING HYPOTHETICAL GROSS ANNUAL INVESTMENT RETURN OF 0% (-.74% NET)

                                  CURRENT CHARGES*            GUARANTEED CHARGES**
               PREMIUMS     ----------------------------------------------------------
  END OF     ACCUMULATED               CASH                          CASH
 CONTRACT   AT 5% INTEREST  ACCOUNT  SURRENDER   DEATH    ACCOUNT  SURRENDER   DEATH
   YEAR        PER YEAR      VALUE     VALUE    BENEFIT    VALUE     VALUE    BENEFIT
--------------------------------------------------------------------------------------
     1           1,575       1,129         --   151,129    1,073         --   151,073
     2           1,654       2,216        566   152,216    2,098        448   152,098
     3           1,736       3,264      1,614   153,264    3,085      1,435   153,085
     4           1,823       4,275      2,625   154,275    4,033      2,383   154,033
     5           1,914       5,256      3,606   155,256    4,943      3,293   154,943
     6           2,010       6,227      4,742   156,227    5,809      4,324   155,809
     7           2,111       7,190      5,870   157,190    6,633      5,313   156,633
     8           2,216       8,136      6,981   158,136    7,412      6,257   157,412
     9           2,327       9,044      8,054   159,044    8,145      7,155   158,145
    10           2,443       9,910      9,085   159,910    8,830      8,005   158,830
    11           2,566      10,795     10,135   160,795    9,463      8,803   159,463
    12           2,694      11,660     11,165   161,660   10,042      9,547   160,042
    13           2,828      12,512     12,182   162,512   10,565     10,235   160,565
    14           2,970      13,345     13,180   163,345   11,030     10,865   161,030
    15           3,118      14,141     14,141   164,141   11,432     11,432   161,432
    16           3,274      14,891     14,891   164,891   11,765     11,765   161,765
    17           3,438      15,580     15,580   165,580   12,022     12,022   162,022
    18           3,610      16,210     16,210   166,210   12,194     12,194   162,194
    19           3,790      16,782     16,782   166,782   12,270     12,270   162,270
    20           3,980      17,305     17,305   167,305   12,243     12,243   162,243
    25           5,080      18,740     18,740   168,740   10,231     10,231   160,231
    30           6,483      15,509     15,509   165,509    3,794      3,794   153,794
--------------------------------------------------------------------------------------

 *These values reflect investment results using current cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.
**These values reflect investment results using guaranteed cost of insurance rates, administrative fees, and Mortality and Expense Risk rates.

These values reflect Current Front-End Sales Loads and Guaranteed Front-End Sales Loads of 0.00% in all policy years.

The surrender charge effective in any year can be determined by subtracting the cash surrender value from the account value.

The Death Benefit may, and the Account Values and Cash Surrender Values will differ if premiums are paid in different amounts or frequencies.

THE HYPOTHETICAL INVESTMENT RESULTS SHOWN ABOVE AND ELSEWHERE IN THIS PROSPECTUS ARE ILLUSTRATIVE ONLY AND SHOULD NOT BE DEEMED A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD BE DIFFERENT FROM THOSE SHOWN IF ACTUAL INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGE 0% OVER A PERIOD OF YEARS, BUT ALSO FLUCTUATED ABOVE OR BELOW THAT AVERAGE FOR INDIVIDUAL POLICY YEARS. THE DEATH BENEFIT, ACCOUNT VALUE AND CASH SURRENDER VALUE FOR A POLICY WOULD ALSO BE DIFFERENT FROM THOSE SHOWN, DEPENDING ON THE INVESTMENT ALLOCATIONS MADE TO THE SEPARATE ACCOUNTS AND THE RATES OF RETURN OF THE SEPARATE ACCOUNT IF THE ACTUAL RATES OF INVESTMENT RETURN APPLICABLE TO THE POLICY AVERAGED 0%, BUT VARIED ABOVE OR BELOW THAT AVERAGE FOR THE SEPARATE ACCOUNT. NO REPRESENTATION CAN BE MADE THAT THIS HYPOTHETICAL RATE OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.

 SEPARATE ACCOUNT VL I

--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)
MARCH 31, 2002

                                                            HARTFORD
                             HARTFORD        HARTFORD     MONEY MARKET
                           BOND HLS FUND  STOCK HLS FUND    HLS FUND
                            SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT
                           -------------  --------------  ------------
ASSETS:
  Investments:
    Hartford Bond HLS
     Fund, Inc. -
     Class IA
    Shares 21,457,429
    Cost $23,787,898
      Market Value.......   $24,439,411        --             --
    Hartford Stock HLS
     Fund, Inc. -
     Class IA
    Shares 18,876,101
    Cost $115,214,358
      Market Value.......       --         $89,070,094        --
    Hartford Money Market
     HLS Fund, Inc. -
     Class IA
    Shares 97,929,232
    Cost $97,929,232
      Market Value.......       --             --         $97,929,232
    Hartford Advisers HLS
     Fund, Inc. -
     Class IA
    Shares 27,618,058
    Cost $73,355,028
      Market Value.......       --             --             --
    Hartford Capital
     Appreciation HLS
     Fund, Inc. -
     Class IA
    Shares 25,194,496
    Cost $124,766,418
      Market Value.......       --             --             --
    Hartford Mortgage
     Securities HLS
     Fund, Inc. -
     Class IA
    Shares 2,702,034
    Cost $3,069,655
      Market Value.......       --             --             --
    Hartford Index HLS
     Fund, Inc. -
     Class IA
    Shares 15,040,103
    Cost $53,012,791
      Market Value.......       --             --             --
    Hartford
     International
     Opportunities HLS
     Fund, Inc. -
     Class IA
    Shares 18,361,261
    Cost $24,262,708
      Market Value.......       --             --             --
    Hartford Dividend and
     Growth HLS
     Fund, Inc. -
     Class IA
    Shares 22,241,225
    Cost $45,014,648
      Market Value.......       --             --             --
  Due from Hartford Life
   and Annuity Insurance
   Company...............       431,997        --             --
  Receivable from fund
   shares sold...........       --             402,961      1,825,140
  Other assets...........       --             --               9,433
                            -----------    -----------    -----------
  Total Assets...........    24,871,408     89,473,055     99,763,805
                            -----------    -----------    -----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       --             402,961      1,825,140
  Payable for fund shares
   purchased.............       431,997        --             --
  Other liabilities......            59            379        --
                            -----------    -----------    -----------
  Total Liabilities......       432,056        403,340      1,825,140
                            -----------    -----------    -----------
  Net Assets (variable
   life contract
   liabilities)..........   $24,439,352    $89,069,715    $97,938,665
                            ===========    ===========    ===========
  Units Owned by
   Participants..........    13,881,933     29,150,132     64,683,171
  Unit Values............   $  1.760515    $  3.055551    $  1.514129

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-2 _____________________________________

                                                    HARTFORD             HARTFORD                               HARTFORD
                               HARTFORD       CAPITAL APPRECIATION       MORTGAGE           HARTFORD         INTERNATIONAL
                           ADVISERS HLS FUND        HLS FUND        SECURITIES HLS FUND  INDEX HLS FUND  OPPORTUNITIES HLS FUND
                              SUB-ACCOUNT         SUB-ACCOUNT           SUB-ACCOUNT       SUB-ACCOUNT         SUB-ACCOUNT
                           -----------------  --------------------  -------------------  --------------  ----------------------
ASSETS:
  Investments:
    Hartford Bond HLS
     Fund, Inc. -
     Class IA
    Shares 21,457,429
    Cost $23,787,898
      Market Value.......        --                 --                    --                  --                --
    Hartford Stock HLS
     Fund, Inc. -
     Class IA
    Shares 18,876,101
    Cost $115,214,358
      Market Value.......        --                 --                    --                  --                --
    Hartford Money Market
     HLS Fund, Inc. -
     Class IA
    Shares 97,929,232
    Cost $97,929,232
      Market Value.......        --                 --                    --                  --                --
    Hartford Advisers HLS
     Fund, Inc. -
     Class IA
    Shares 27,618,058
    Cost $73,355,028
      Market Value.......     $64,661,193           --                    --                  --                --
    Hartford Capital
     Appreciation HLS
     Fund, Inc. -
     Class IA
    Shares 25,194,496
    Cost $124,766,418
      Market Value.......        --               $99,056,719             --                  --                --
    Hartford Mortgage
     Securities HLS
     Fund, Inc. -
     Class IA
    Shares 2,702,034
    Cost $3,069,655
      Market Value.......        --                 --                  $3,142,965            --                --
    Hartford Index HLS
     Fund, Inc. -
     Class IA
    Shares 15,040,103
    Cost $53,012,791
      Market Value.......        --                 --                    --              $47,922,552           --
    Hartford
     International
     Opportunities HLS
     Fund, Inc. -
     Class IA
    Shares 18,361,261
    Cost $24,262,708
      Market Value.......        --                 --                    --                  --              $17,702,367
    Hartford Dividend and
     Growth HLS
     Fund, Inc. -
     Class IA
    Shares 22,241,225
    Cost $45,014,648
      Market Value.......        --                 --                    --                  --                --
  Due from Hartford Life
   and Annuity Insurance
   Company...............        --                 --                      36,748             82,662              13,690
  Receivable from fund
   shares sold...........         155,060              16,807             --                  --                --
  Other assets...........        --                 --                    --                  --                --
                              -----------         -----------           ----------        -----------         -----------
  Total Assets...........      64,816,253          99,073,526            3,179,713         48,005,214          17,716,057
                              -----------         -----------           ----------        -----------         -----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............         155,060              16,807             --                  --                --
  Payable for fund shares
   purchased.............        --                 --                      36,748             82,662              13,690
  Other liabilities......              41                 250                   11              1,007                 163
                              -----------         -----------           ----------        -----------         -----------
  Total Liabilities......         155,101              17,057               36,759             83,669              13,853
                              -----------         -----------           ----------        -----------         -----------
  Net Assets (variable
   life contract
   liabilities)..........     $64,661,152         $99,056,469           $3,142,954        $47,921,545         $17,702,204
                              ===========         ===========           ==========        ===========         ===========
  Units Owned by
   Participants..........      25,479,074          28,031,052            1,799,676         16,822,617          10,932,152
  Unit Values............     $  2.537814         $  3.533812           $ 1.746400        $  2.848638         $  1.619279

                              HARTFORD
                            DIVIDEND AND
                           GROWTH HLS FUND
                             SUB-ACCOUNT
                           ---------------
ASSETS:
  Investments:
    Hartford Bond HLS
     Fund, Inc. -
     Class IA
    Shares 21,457,429
    Cost $23,787,898
      Market Value.......       --
    Hartford Stock HLS
     Fund, Inc. -
     Class IA
    Shares 18,876,101
    Cost $115,214,358
      Market Value.......       --
    Hartford Money Market
     HLS Fund, Inc. -
     Class IA
    Shares 97,929,232
    Cost $97,929,232
      Market Value.......       --
    Hartford Advisers HLS
     Fund, Inc. -
     Class IA
    Shares 27,618,058
    Cost $73,355,028
      Market Value.......       --
    Hartford Capital
     Appreciation HLS
     Fund, Inc. -
     Class IA
    Shares 25,194,496
    Cost $124,766,418
      Market Value.......       --
    Hartford Mortgage
     Securities HLS
     Fund, Inc. -
     Class IA
    Shares 2,702,034
    Cost $3,069,655
      Market Value.......       --
    Hartford Index HLS
     Fund, Inc. -
     Class IA
    Shares 15,040,103
    Cost $53,012,791
      Market Value.......       --
    Hartford
     International
     Opportunities HLS
     Fund, Inc. -
     Class IA
    Shares 18,361,261
    Cost $24,262,708
      Market Value.......       --
    Hartford Dividend and
     Growth HLS
     Fund, Inc. -
     Class IA
    Shares 22,241,225
    Cost $45,014,648
      Market Value.......    $43,781,650
  Due from Hartford Life
   and Annuity Insurance
   Company...............       --
  Receivable from fund
   shares sold...........         30,718
  Other assets...........       --
                             -----------
  Total Assets...........     43,812,368
                             -----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............         30,718
  Payable for fund shares
   purchased.............       --
  Other liabilities......            551
                             -----------
  Total Liabilities......         31,269
                             -----------
  Net Assets (variable
   life contract
   liabilities)..........    $43,781,099
                             ===========
  Units Owned by
   Participants..........     16,024,231
  Unit Values............    $  2.732181

_____________________________________ SA-3 _____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED) -- (CONTINUED)
MARCH 31, 2002

                               HARTFORD          HARTFORD
                           GROWTH AND INCOME  GLOBAL ADVISERS
                               HLS FUND          HLS FUND
                              SUB-ACCOUNT       SUB-ACCOUNT
                           -----------------  ---------------
ASSETS:
  Investments:
    Hartford Growth and
     Income HLS Fund -
     Class IA
    Shares 8,586,061
    Cost $11,186,420
      Market Value.......     $9,909,310           --
    Hartford Global
     Advisers HLS
     Fund, Inc. -
     Class IA
    Shares 1,768,563
    Cost $2,004,689
      Market Value.......       --              $1,778,181
    Hartford Small
     Company HLS
     Fund, Inc. -
     Class IA
    Shares 15,789,021
    Cost $26,214,174
      Market Value.......       --                 --
    Hartford MidCap HLS
     Fund, Inc. -
     Class IA
    Shares 16,473,647
    Cost $36,108,258
      Market Value.......       --                 --
    Fidelity VIP
     Equity-Income
     Portfolio
    Shares 936,786
    Cost $22,333,310
      Market Value ......       --                 --
    Fidelity VIP Overseas
     Portfolio
    Shares 384,250
    Cost $7,557,238
      Market Value.......       --                 --
    Fidelity VIP II Asset
     Manager Portfolio
    Shares 282,895
    Cost $4,472,857
      Market Value.......       --                 --
  Due from Hartford Life
   and Annuity Insurance
   Company...............          5,718           --
  Receivable from fund
   shares sold...........       --                   1,116
  Other assets...........             44           --
                              ----------        ----------
  Total Assets...........      9,915,072         1,779,297
                              ----------        ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       --                   1,116
  Payable for fund shares
   purchased ............          5,718           --
  Other liabilities......       --                       8
                              ----------        ----------
  Total Liabilities......          5,718             1,124
                              ----------        ----------
  Net Assets (variable
   life contract
   liabilities)..........     $9,909,354        $1,778,173
                              ==========        ==========
  Units Owned by
   Participants..........      8,271,057         1,639,230
  Unit Values............     $ 1.198076        $ 1.084761

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-4 _____________________________________

                             HARTFORD      HARTFORD    FIDELITY VIP   FIDELITY VIP  FIDELITY VIP II
                           SMALL COMPANY    MIDCAP     EQUITY-INCOME    OVERSEAS     ASSET MANAGER
                             HLS FUND      HLS FUND      PORTFOLIO     PORTFOLIO       PORTFOLIO
                            SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT
                           -------------  -----------  -------------  ------------  ---------------
ASSETS:
  Investments:
    Hartford Growth and
     Income HLS Fund -
     Class IA
    Shares 8,586,061
    Cost $11,186,420
      Market Value.......       --            --            --            --             --
    Hartford Global
     Advisers HLS
     Fund, Inc. -
     Class IA
    Shares 1,768,563
    Cost $2,004,689
      Market Value.......       --            --            --            --             --
    Hartford Small
     Company HLS
     Fund, Inc. -
     Class IA
    Shares 15,789,021
    Cost $26,214,174
      Market Value.......   $21,221,850       --            --            --             --
    Hartford MidCap HLS
     Fund, Inc. -
     Class IA
    Shares 16,473,647
    Cost $36,108,258
      Market Value.......       --        $36,015,331       --            --             --
    Fidelity VIP
     Equity-Income
     Portfolio
    Shares 936,786
    Cost $22,333,310
      Market Value ......       --            --        $21,265,045       --             --
    Fidelity VIP Overseas
     Portfolio
    Shares 384,250
    Cost $7,557,238
      Market Value.......       --            --            --         $5,383,343        --
    Fidelity VIP II Asset
     Manager Portfolio
    Shares 282,895
    Cost $4,472,857
      Market Value.......       --            --            --            --           $3,937,894
  Due from Hartford Life
   and Annuity Insurance
   Company...............       --           309,730          8,351       --               20,073
  Receivable from fund
   shares sold...........       332,928       --            --                413        --
  Other assets...........            73       --            --                 68        --
                            -----------   -----------   -----------    ----------      ----------
  Total Assets...........    21,554,851   36,325,061     21,273,396     5,383,824       3,957,967
                            -----------   -----------   -----------    ----------      ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       332,928       --            --                412        --
  Payable for fund shares
   purchased ............       --           309,730          8,351       --               20,073
  Other liabilities......       --               116            370       --                   48
                            -----------   -----------   -----------    ----------      ----------
  Total Liabilities......       332,928      309,846          8,721           412          20,121
                            -----------   -----------   -----------    ----------      ----------
  Net Assets (variable
   life contract
   liabilities)..........   $21,221,923   $36,015,215   $21,264,675    $5,383,412      $3,937,846
                            ===========   ===========   ===========    ==========      ==========
  Units Owned by
   Participants..........    15,940,500   17,025,170      9,541,702     3,805,282       2,204,318
  Unit Values............   $  1.331321   $ 2.115410    $  2.228604    $ 1.414721      $ 1.786424

_____________________________________ SA-5 _____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED) -- (CONTINUED)
MARCH 31, 2002

                            PUTNAM VT     PUTNAM VT
                           ASIA PACIFIC  DIVERSIFIED
                           GROWTH FUND   INCOME FUND
                           SUB-ACCOUNT   SUB-ACCOUNT
                           ------------  -----------
ASSETS:
  Investments:
    Putnam VT Asia
     Pacific Growth Fund
    Shares 323,501
    Cost $2,873,876
      Market Value.......   $1,733,966       --
    Putnam VT Diversified
     Income Fund
    Shares 270,654
    Cost $2,542,204
      Market Value.......      --        $2,219,362
    Putnam VT The George
     Putnam Fund of
     Boston
    Shares 412,692
    Cost $4,361,410
      Market Value.......      --            --
    Putnam VT Global
     Asset Allocation
     Fund
    Shares 230,010
    Cost $3,807,752
      Market Value.......      --            --
    Putnam VT Global
     Growth Fund
    Shares 1,107,734
    Cost $19,582,994
      Market Value.......      --            --
    Putnam VT Growth and
     Income Fund
    Shares 1,680,846
    Cost $43,193,637
      Market Value.......      --            --
    Putnam VT Health
     Sciences Fund
    Shares 729,029
    Cost $8,773,469
      Market Value.......      --            --
  Due from Hartford Life
   and Annuity Insurance
   Company...............          881       --
  Receivable from fund
   shares sold...........      --             1,616
  Other assets...........      --                 1
                            ----------   ----------
  Total Assets...........    1,734,847    2,220,979
                            ----------   ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............      --             1,616
  Payable for fund shares
   purchased.............          564       --
  Other liabilities......          157       --
                            ----------   ----------
  Total Liabilities......          721        1,616
                            ----------   ----------
  Net Assets (variable
   life contract
   liabilities)..........   $1,734,126   $2,219,363
                            ==========   ==========
  Units Owned by
   Participants..........      177,467      161,280
  Unit Values............   $ 9.771538   $13.760961

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-6 _____________________________________

                             THE GEORGE       PUTNAM VT       PUTNAM VT       PUTNAM VT       PUTNAM VT
                               PUTNAM       GLOBAL ASSET       GLOBAL          GROWTH          HEALTH
                           FUND OF BOSTON  ALLOCATION FUND   GROWTH FUND   AND INCOME FUND  SCIENCES FUND
                            SUB-ACCOUNT      SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT
                           --------------  ---------------  -------------  ---------------  -------------
ASSETS:
  Investments:
    Putnam VT Asia
     Pacific Growth Fund
    Shares 323,501
    Cost $2,873,876
      Market Value.......       --              --               --             --              --
    Putnam VT Diversified
     Income Fund
    Shares 270,654
    Cost $2,542,204
      Market Value.......       --              --               --             --              --
    Putnam VT The George
     Putnam Fund of
     Boston
    Shares 412,692
    Cost $4,361,410
      Market Value.......    $4,403,424         --               --             --              --
    Putnam VT Global
     Asset Allocation
     Fund
    Shares 230,010
    Cost $3,807,752
      Market Value.......       --           $3,075,230          --             --              --
    Putnam VT Global
     Growth Fund
    Shares 1,107,734
    Cost $19,582,994
      Market Value.......       --              --           $ 9,991,759        --              --
    Putnam VT Growth and
     Income Fund
    Shares 1,680,846
    Cost $43,193,637
      Market Value.......       --              --               --          $39,886,487        --
    Putnam VT Health
     Sciences Fund
    Shares 729,029
    Cost $8,773,469
      Market Value.......       --              --               --             --           $8,391,122
  Due from Hartford Life
   and Annuity Insurance
   Company...............           217           1,036           11,052        --              --
  Receivable from fund
   shares sold...........       --              --               --               27,760          3,960
  Other assets...........       --              --               --             --                  458
                             ----------      ----------      -----------     -----------     ----------
  Total Assets...........     4,403,641       3,076,266       10,002,811      39,914,247      8,395,540
                             ----------      ----------      -----------     -----------     ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       --              --               --               27,651          3,960
  Payable for fund shares
   purchased.............           217           1,036           11,052        --              --
  Other liabilities......             1               3              205           1,487        --
                             ----------      ----------      -----------     -----------     ----------
  Total Liabilities......           218           1,039           11,257          29,138          3,960
                             ----------      ----------      -----------     -----------     ----------
  Net Assets (variable
   life contract
   liabilities)..........    $4,403,423      $3,075,227      $ 9,991,554     $39,885,109     $8,391,580
                             ==========      ==========      ===========     ===========     ==========
  Units Owned by
   Participants..........       369,982         149,065          535,905       1,475,646        707,979
  Unit Values............    $11.901720      $20.630041      $ 18.644254     $ 27.028920     $11.852865

_____________________________________ SA-7 _____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED) -- (CONTINUED)
MARCH 31, 2002


                              PUTNAM VT      PUTNAM VT
                           HIGH YIELD FUND  INCOME FUND
                             SUB-ACCOUNT    SUB-ACCOUNT
                           ---------------  -----------
ASSETS:
  Investments:
    Putnam VT High Yield
     Fund
    Shares 952,533
    Cost $9,509,856
      Market Value.......    $6,905,867         --
    Putnam VT Income Fund
    Shares 460,242
    Cost $5,899,762
      Market Value.......       --          $5,527,501
    Putnam VT
     International Growth
     Fund
    Shares 1,536,133
    Cost $24,713,688
      Market Value.......       --              --
    Putnam VT
     International Growth
     and Income Fund
    Shares 407,631
    Cost $5,162,640
      Market Value.......       --              --
    Putnam VT
     International New
     Opportunities Fund
    Shares 366,804
    Cost $6,181,515
      Market Value.......       --              --
    Putnam VT Investors
     Fund
    Shares 859,381
    Cost $10,826,397
      Market Value.......       --              --
    Putnam VT Money
     Market Fund
    Shares 3,613,316
    Cost $3,613,316
      Market Value.......       --              --
  Due from Hartford Life
   and Annuity Insurance
   Company...............            34         --
  Receivable from fund
   shares sold...........       --               1,050
  Other assets...........       --                   5
                             ----------     ----------
  Total Assets...........     6,905,901      5,528,556
                             ----------     ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............                        1,050
  Payable for fund shares
   purchased ............            34         --
  Other liabilities......            10         --
                             ----------     ----------
  Total Liabilities......            44          1,050
                             ----------     ----------
  Net Assets (variable
   life contract
   liabilities)..........    $6,905,857     $5,527,506
                             ==========     ==========
  Units Owned by
   Participants..........       431,532        329,663
  Unit Values............    $16.003103     $16.767125

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-8 _____________________________________

                                             PUTNAM VT         PUTNAM VT
                             PUTNAM VT     INTERNATIONAL     INTERNATIONAL                      PUTNAM VT
                           INTERNATIONAL      GROWTH              NEW            PUTNAM VT        MONEY
                            GROWTH FUND   AND INCOME FUND  OPPORTUNITIES FUND  INVESTORS FUND  MARKET FUND
                            SUB-ACCOUNT     SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT    SUB-ACCOUNT
                           -------------  ---------------  ------------------  --------------  -----------
ASSETS:
  Investments:
    Putnam VT High Yield
     Fund
    Shares 952,533
    Cost $9,509,856
      Market Value.......       --             --                --                 --             --
    Putnam VT Income Fund
    Shares 460,242
    Cost $5,899,762
      Market Value.......       --             --                --                 --             --
    Putnam VT
     International Growth
     Fund
    Shares 1,536,133
    Cost $24,713,688
      Market Value.......   $19,155,582        --                --                 --             --
    Putnam VT
     International Growth
     and Income Fund
    Shares 407,631
    Cost $5,162,640
      Market Value.......       --          $ 4,076,314          --                 --             --
    Putnam VT
     International New
     Opportunities Fund
    Shares 366,804
    Cost $6,181,515
      Market Value.......       --             --              $3,598,349           --             --
    Putnam VT Investors
     Fund
    Shares 859,381
    Cost $10,826,397
      Market Value.......       --             --                --              $7,682,870        --
    Putnam VT Money
     Market Fund
    Shares 3,613,316
    Cost $3,613,316
      Market Value.......       --             --                --                 --         $3,613,316
  Due from Hartford Life
   and Annuity Insurance
   Company...............       --             --                 371,450           --             --
  Receivable from fund
   shares sold...........           464             586          --                   6,074         2,624
  Other assets...........       --             --                     633           --                493
                            -----------     -----------        ----------        ----------    ----------
  Total Assets...........    19,156,046       4,076,900         3,970,432         7,688,944     3,616,433
                            -----------     -----------        ----------        ----------    ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............           464             586          --                 --              2,624
  Payable for fund shares
   purchased ............       --             --                 371,450             6,073        --
  Other liabilities......           202               5          --                     351        --
                            -----------     -----------        ----------        ----------    ----------
  Total Liabilities......           666             591           371,450             6,424         2,624
                            -----------     -----------        ----------        ----------    ----------
  Net Assets (variable
   life contract
   liabilities)..........   $19,155,380     $ 4,076,309        $3,598,982        $7,682,520    $3,613,809
                            ===========     ===========        ==========        ==========    ==========
  Units Owned by
   Participants..........     1,673,666         403,896           410,120           891,064     2,402,800
  Unit Values............   $ 11.445163     $ 10.092474        $ 8.775441        $ 8.621737    $ 1.503999

_____________________________________ SA-9 _____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED) -- (CONTINUED)
MARCH 31, 2002

                               PUTNAM VT        PUTNAM VT
                                  NEW              NEW
                           OPPORTUNITIES FUND  VALUE FUND
                              SUB-ACCOUNT      SUB-ACCOUNT
                           ------------------  -----------
ASSETS:
  Investments:
    Putnam VT New
     Opportunities
    Shares 1,231,228
    Cost $34,558,865
      Market Value.......     $19,761,211          --
    Putnam VT New Value
     Fund
    Shares 669,705
    Cost $8,715,815
      Market Value.......        --            $9,020,928
    Putnam VT OTC &
     Emerging Growth Fund
    Shares 933,550
    Cost $12,808,922
      Market Value.......        --                --
    Putnam VT Utilities
     Growth & Income Fund
    Shares 337,074
    Cost $5,431,129
      Market Value.......        --                --
    Putnam VT Vista Fund
    Shares 574,892
    Cost $9,973,330
      Market Value.......        --                --
    Putnam VT Voyager
     Fund
    Shares 1,523,606
    Cost $65,588,762
      Market Value.......        --                --
  Due from Hartford Life
   and Annuity Insurance
   Company...............        --                86,537
  Receivable from fund
   shares sold ..........           1,172          --
  Other assets...........           3,157              67
                              -----------      ----------
  Total Assets...........      19,765,540       9,107,532
                              -----------      ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............           1,172          --
  Payable for fund shares
   purchased.............        --                86,537
  Other liabilities......        --                --
                              -----------      ----------
  Total Liabilities......           1,172          86,537
                              -----------      ----------
  Net Assets (variable
   life contract
   liabilities)..........     $19,764,368      $9,020,995
                              ===========      ==========
  Units Owned by
   Participants..........       1,030,030         643,964
  Unit Values............     $ 19.188151      $14.008535

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-10 ____________________________________

                               PUTNAM VT         PUTNAM VT
                            OTC & EMERGING    UTILITIES GROWTH   PUTNAM VT    PUTNAM VT
                              GROWTH FUND     AND INCOME FUND   VISTA FUND   VOYAGER FUND
                              SUB-ACCOUNT       SUB-ACCOUNT     SUB-ACCOUNT  SUB-ACCOUNT
                           -----------------  ----------------  -----------  ------------
ASSETS:
  Investments:
    Putnam VT New
     Opportunities
    Shares 1,231,228
    Cost $34,558,865
      Market Value.......       --                 --               --           --
    Putnam VT New Value
     Fund
    Shares 669,705
    Cost $8,715,815
      Market Value.......       --                 --               --
    Putnam VT OTC &
     Emerging Growth Fund
    Shares 933,550
    Cost $12,808,922
      Market Value.......     $5,405,253           --               --           --
    Putnam VT Utilities
     Growth & Income Fund
    Shares 337,074
    Cost $5,431,129
      Market Value.......       --               $4,169,604         --           --
    Putnam VT Vista Fund
    Shares 574,892
    Cost $9,973,330
      Market Value.......       --                 --           $6,375,549       --
    Putnam VT Voyager
     Fund
    Shares 1,523,606
    Cost $65,588,762
      Market Value.......       --                 --               --       $43,072,337
  Due from Hartford Life
   and Annuity Insurance
   Company...............       --                 --              359,680       --
  Receivable from fund
   shares sold ..........          1,437                268         --           298,424
  Other assets...........       --                 --               --           --
                              ----------         ----------     ----------   -----------
  Total Assets...........      5,406,690          4,169,872      6,735,229    43,370,761
                              ----------         ----------     ----------   -----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............          1,437                268         --           298,415
  Payable for fund shares
   purchased.............       --                 --              359,680       --
  Other liabilities......          4,510                786            934           941
                              ----------         ----------     ----------   -----------
  Total Liabilities......          5,947              1,054        360,614       299,356
                              ----------         ----------     ----------   -----------
  Net Assets (variable
   life contract
   liabilities)..........     $5,400,743         $4,168,818     $6,374,615   $43,071,405
                              ==========         ==========     ==========   ===========
  Units Owned by
   Participants..........        863,249            215,046        630,916     1,464,595
  Unit Values............     $ 6.256296         $19.385723     $10.103742   $ 29.408407

_____________________________________ SA-11 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED) -- (CONTINUED)
MARCH 31, 2002

                           AMERICAN FUNDS    AMERICAN FUNDS
                               GLOBAL         GLOBAL SMALL
                            GROWTH FUND    CAPITALIZATION FUND
                            SUB-ACCOUNT        SUB-ACCOUNT
                           --------------  -------------------
ASSETS:
  Investments:
    American Funds Global
     Growth Fund
    Shares 196,578
    Cost $2,754,410
      Market Value.......    $2,667,567          --
    American Funds Global
     Small Capitalization
     Fund
    Shares 114,888
    Cost $1,358,419
      Market Value.......       --             $1,405,075
    American Funds
     Growth-Income Fund
    Shares 513,413
    Cost $16,377,262
      Market Value.......       --               --
    American Funds Growth
     Fund
    Shares 314,603
    Cost $14,526,428
      Market Value.......       --               --
    Hartford Global
     Leaders HLS
     Fund, Inc. -
     Class IA
    Shares 904,196
    Cost $1,295,436
      Market Value.......       --               --
    Hartford Global
     Technology HLS
     Fund, Inc. -
     Class IA
    Shares 4,463,176
    Cost $2,110,910
      Market Value.......       --               --
  Due from Hartford Life
   and Annuity Insurance
   Company...............       --                  2,843
  Receivable from fund
   shares sold...........         1,676          --
  Other assets...........            14          --
                             ----------        ----------
  Total Assets...........     2,669,257         1,407,918
                             ----------        ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............         1,676          --
  Payable for fund shares
   purchased.............       --                  2,843
  Other liaibilities.....       --               --
                             ----------        ----------
  Total Liabilities......         1,676             2,843
                             ----------        ----------
  Net Assets (variable
   life contract
   liabilities)..........    $2,667,581        $1,405,075
                             ==========        ==========
  Units Owned by
   Participants..........     3,165,937         1,515,517
  Unit Values............    $ 0.842588        $ 0.927126

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-12 ____________________________________

                           AMERICAN FUNDS                     HARTFORD         HARTFORD
                           GROWTH-INCOME   AMERICAN FUNDS  GLOBAL LEADERS  GLOBAL TECHNOLOGY
                                FUND        GROWTH FUND       HLS FUND         HLS FUND
                            SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT       SUB-ACCOUNT
                           --------------  --------------  --------------  -----------------
ASSETS:
  Investments:
    American Funds Global
     Growth Fund
    Shares 196,578
    Cost $2,754,410
      Market Value.......       --              --              --              --
    American Funds Global
     Small Capitalization
     Fund
    Shares 114,888
    Cost $1,358,419
      Market Value.......       --              --              --
    American Funds
     Growth-Income Fund
    Shares 513,413
    Cost $16,377,262
      Market Value.......   $16,593,520         --              --              --
    American Funds Growth
     Fund
    Shares 314,603
    Cost $14,526,428
      Market Value.......       --          $13,867,719         --              --
    Hartford Global
     Leaders HLS
     Fund, Inc. -
     Class IA
    Shares 904,196
    Cost $1,295,436
      Market Value.......       --              --           $1,294,283         --
    Hartford Global
     Technology HLS
     Fund, Inc. -
     Class IA
    Shares 4,463,176
    Cost $2,110,910
      Market Value.......       --              --              --            $2,041,434
  Due from Hartford Life
   and Annuity Insurance
   Company...............       247,159          73,321           1,304          545,162
  Receivable from fund
   shares sold...........       --              --              --              --
  Other assets...........       --                   30         --                     6
                            -----------     -----------      ----------       ----------
  Total Assets...........    16,840,679      13,941,070       1,295,587        2,586,602
                            -----------     -----------      ----------       ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       --              --              --              --
  Payable for fund shares
   purchased.............       247,159          73,321           1,304          545,162
  Other liaibilities.....            47         --                    3         --
                            -----------     -----------      ----------       ----------
  Total Liabilities......       247,206          73,321           1,307          545,162
                            -----------     -----------      ----------       ----------
  Net Assets (variable
   life contract
   liabilities)..........   $16,593,473     $13,867,749      $1,294,280       $2,041,440
                            ===========     ===========      ==========       ==========
  Units Owned by
   Participants..........    16,164,736      17,507,131       1,537,919        2,977,205
  Unit Values............   $  1.026523     $  0.792120      $ 0.841579       $ 0.685690

_____________________________________ SA-13 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)
FOR THE PERIOD ENDING MARCH 31, 2002

                                                            HARTFORD                             HARTFORD
                             HARTFORD        HARTFORD     MONEY MARKET      HARTFORD       CAPITAL APPRECIATION
                           BOND HLS FUND  STOCK HLS FUND    HLS FUND    ADVISERS HLS FUND        HLS FUND
                            SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT      SUB-ACCOUNT         SUB-ACCOUNT
                           -------------  --------------  ------------  -----------------  --------------------
OPERATIONS:
  Net investment
   income................   $   --         $   --         $   424,788      $  --               $ --
  Capital gains income...       --             --               6,934         --                 --
  Net realized gain
   (loss) on security
   transactions..........          (138)           926        --                 1,972                (703)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      (163,768)      (276,494)       --                (4,353)           (940,588)
                            -----------    -----------    -----------      -----------         -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      (163,906)      (275,568)       431,722           (2,381)           (941,291)
                            -----------    -----------    -----------      -----------         -----------
UNIT TRANSACTIONS:
  Purchases..............     1,533,447      5,760,105     51,722,191        6,135,921           5,766,416
  Net transfers..........     3,689,699      2,803,427    (46,255,825)       3,618,502           4,448,208
  Surrenders for benefit
   payments and fees.....      (105,954)    (2,482,422)    (1,622,970)        (460,994)         (1,167,058)
  Net loan activity......      (110,387)      (229,196)    (1,291,067)        (206,181)           (344,415)
  Cost of insurance......      (696,593)    (2,478,457)    (4,172,446)      (2,004,589)         (2,598,639)
                            -----------    -----------    -----------      -----------         -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     4,310,212      3,373,457     (1,620,117)       7,082,659           6,104,512
                            -----------    -----------    -----------      -----------         -----------
  Net increase (decrease)
   in net assets.........     4,146,306      3,097,889     (1,188,395)       7,080,278           5,163,221
NET ASSETS:
  Beginning of period....    20,293,046     85,971,826     99,127,060       57,580,874          93,893,248
                            -----------    -----------    -----------      -----------         -----------
  End of period..........   $24,439,352    $89,069,715    $97,938,665      $64,661,152         $99,056,469
                            ===========    ===========    ===========      ===========         ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-14 ____________________________________

                                HARTFORD                               HARTFORD            HARTFORD         HARTFORD
                                MORTGAGE           HARTFORD         INTERNATIONAL        DIVIDEND AND      GROWTH AND
                           SECURITIES HLS FUND  INDEX HLS FUND  OPPORTUNITIES HLS FUND  GROWTH HLS FUND  INCOME HLS FUND
                               SUB-ACCOUNT       SUB-ACCOUNT         SUB-ACCOUNT          SUB-ACCOUNT      SUB-ACCOUNT
                           -------------------  --------------  ----------------------  ---------------  ---------------
OPERATIONS:
  Net investment
   income................      $ --              $   --              $ --                 $  --            $  --
  Capital gains income...        --                  --                --                    --               --
  Net realized gain
   (loss) on security
   transactions..........             146              2,977              21,803                 (905)           (485)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................          17,025            141,401             209,760            1,924,020        (108,364)
                               ----------        -----------         -----------          -----------      ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............          17,171            144,378             231,563            1,923,115        (108,849)
                               ----------        -----------         -----------          -----------      ----------
UNIT TRANSACTIONS:
  Purchases..............         185,441          2,679,168           1,163,780            2,530,824         866,255
  Net transfers..........         575,128          4,835,627             158,580            2,028,069         789,319
  Surrenders for benefit
   payments and fees.....            (643)          (815,190)           (346,642)            (577,117)         (8,291)
  Net loan activity......          (4,342)          (102,241)            (92,676)            (128,605)         (2,623)
  Cost of insurance......         (85,085)        (1,468,917)           (404,914)          (1,076,459)       (312,659)
                               ----------        -----------         -----------          -----------      ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........         670,499          5,128,447             478,128            2,776,712       1,332,001
                               ----------        -----------         -----------          -----------      ----------
  Net increase (decrease)
   in net assets.........         687,670          5,272,825             709,691            4,699,827       1,223,152
NET ASSETS:
  Beginning of period....       2,455,284         42,648,720          16,992,513           39,081,272       8,686,202
                               ----------        -----------         -----------          -----------      ----------
  End of period..........      $3,142,954        $47,921,545         $17,702,204          $43,781,099      $9,909,354
                               ==========        ===========         ===========          ===========      ==========

                               HARTFORD         HARTFORD      HARTFORD
                                GLOBAL        SMALL COMPANY    MIDCAP
                           ADVISERS HLS FUND    HLS FUND      HLS FUND
                              SUB-ACCOUNT      SUB-ACCOUNT   SUB-ACCOUNT
                           -----------------  -------------  -----------
OPERATIONS:
  Net investment
   income................     $ --             $   --        $   --
  Capital gains income...       --                 --            --
  Net realized gain
   (loss) on security
   transactions..........          4,143            (8,229)       (3,539)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................           (516)          204,170     1,523,299
                              ----------       -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............          3,627           195,941     1,519,760
                              ----------       -----------   -----------
UNIT TRANSACTIONS:
  Purchases..............        115,730         1,310,415     1,998,641
  Net transfers..........         94,752           612,555     3,180,178
  Surrenders for benefit
   payments and fees.....         (2,772)         (104,352)      (87,512)
  Net loan activity......         (6,040)         (158,299)     (146,983)
  Cost of insurance......        (56,352)         (495,699)     (993,399)
                              ----------       -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........        145,318         1,164,620     3,950,925
                              ----------       -----------   -----------
  Net increase (decrease)
   in net assets.........        148,945         1,360,561     5,470,685
NET ASSETS:
  Beginning of period....      1,629,228        19,861,362    30,544,530
                              ----------       -----------   -----------
  End of period..........     $1,778,173       $21,221,923   $36,015,215
                              ==========       ===========   ===========

_____________________________________ SA-15 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED) -- (CONTINUED)
FOR THE PERIOD ENDING MARCH 31, 2002

                           FIDELITY VIP   FIDELITY VIP  FIDELITY VIP II   PUTNAM VT     PUTNAM VT
                           EQUITY-INCOME    OVERSEAS     ASSET MANAGER   ASIA PACIFIC  DIVERSIFIED
                             PORTFOLIO     PORTFOLIO       PORTFOLIO     GROWTH FUND   INCOME FUND
                            SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT
                           -------------  ------------  ---------------  ------------  -----------
OPERATIONS:
  Net investment
   income................   $   314,928    $   37,404      $  133,886     $   15,712   $  191,903
  Capital gains income...       428,652       --             --              --            --
  Net realized gain
   (loss) on security
   transactions..........         2,502        22,997             148        (10,526)       1,608
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................        22,584        49,735        (148,378)        46,409     (155,272)
                            -----------    ----------      ----------     ----------   ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       768,666       110,136         (14,344)        51,595       38,239
                            -----------    ----------      ----------     ----------   ----------
UNIT TRANSACTIONS:
  Purchases..............       911,735       208,154         172,124        120,726       69,043
  Net transfers..........     1,365,652       149,499         437,484         (5,131)     129,664
  Surrenders for benefit
   payments and fees.....      (428,760)      (70,061)        (72,588)        (8,346)     (16,550)
  Net loan activity......      (384,639)      (13,077)        (23,096)       (12,652)      (3,637)
  Cost of insurance......      (490,571)     (106,858)       (100,217)       (30,929)     (53,722)
                            -----------    ----------      ----------     ----------   ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........       973,417       167,657         413,707         63,668      124,798
                            -----------    ----------      ----------     ----------   ----------
  Net increase (decrease)
   in net assets.........     1,742,083       277,793         399,363        115,263      163,037
NET ASSETS:
  Beginning of period....    19,522,592     5,105,619       3,538,483      1,618,863    2,056,326
                            -----------    ----------      ----------     ----------   ----------
  End of period..........   $21,264,675    $5,383,412      $3,937,846     $1,734,126   $2,219,363
                            ===========    ==========      ==========     ==========   ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-16 ____________________________________

                             THE GEORGE       PUTNAM VT       PUTNAM VT       PUTNAM VT       PUTNAM VT
                               PUTNAM       GLOBAL ASSET       GLOBAL          GROWTH          HEALTH         PUTNAM VT
                           FUND OF BOSTON  ALLOCATION FUND   GROWTH FUND   AND INCOME FUND  SCIENCES FUND  HIGH YIELD FUND
                            SUB-ACCOUNT      SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT
                           --------------  ---------------  -------------  ---------------  -------------  ---------------
OPERATIONS:
  Net investment
   income................    $  103,573      $   56,411      $    27,795     $   797,883     $    5,103      $  821,856
  Capital gains income...       --              --               --             --              --              --
  Net realized gain
   (loss) on security
   transactions..........          (280)            829             (211)            926           (361)          3,561
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       (28,098)         (1,633)        (362,427)        293,031       (159,806)       (692,227)
                             ----------      ----------      -----------     -----------     ----------      ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............        75,195          55,607         (334,843)      1,091,840       (155,064)        133,190
                             ----------      ----------      -----------     -----------     ----------      ----------
UNIT TRANSACTIONS:
  Purchases..............       253,388         124,595          502,620       3,047,322        628,625         300,648
  Net transfers..........       798,964          68,532         (557,710)      1,020,079        395,304         118,896
  Surrenders for benefit
   payments and fees.....        (1,563)         36,607         (102,349)       (529,326)       (49,463)        (92,259)
  Net loan activity......        (8,982)          1,495           (1,815)       (123,616)           (47)        (11,374)
  Cost of insurance......      (117,112)        (60,251)        (263,357)     (1,059,559)      (280,270)       (142,652)
                             ----------      ----------      -----------     -----------     ----------      ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........       924,695         170,978         (422,611)      2,354,900        694,149         173,259
                             ----------      ----------      -----------     -----------     ----------      ----------
  Net increase (decrease)
   in net assets.........       999,890         226,585         (757,454)      3,446,740        539,085         306,449
NET ASSETS:
  Beginning of period....     3,403,533       2,848,642       10,749,008      36,438,369      7,852,495       6,599,408
                             ----------      ----------      -----------     -----------     ----------      ----------
  End of period..........    $4,403,423      $3,075,227      $ 9,991,554     $39,885,109     $8,391,580      $6,905,857
                             ==========      ==========      ===========     ===========     ==========      ==========

                                          PUTNAM VT
                            PUTNAM VT   INTERNATIONAL
                           INCOME FUND   GROWTH FUND
                           SUB-ACCOUNT   SUB-ACCOUNT
                           -----------  -------------
OPERATIONS:
  Net investment
   income................  $  304,153    $   173,814
  Capital gains income...      --            --
  Net realized gain
   (loss) on security
   transactions..........        (582)        24,769
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    (289,614)       109,787
                           ----------    -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      13,957        308,370
                           ----------    -----------
UNIT TRANSACTIONS:
  Purchases..............     336,838      1,401,484
  Net transfers..........    (279,794)       950,076
  Surrenders for benefit
   payments and fees.....     (66,339)      (249,118)
  Net loan activity......     (38,035)      (127,283)
  Cost of insurance......    (143,526)      (499,200)
                           ----------    -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........    (190,856)     1,475,959
                           ----------    -----------
  Net increase (decrease)
   in net assets.........    (176,899)     1,784,329
NET ASSETS:
  Beginning of period....   5,704,405     17,371,051
                           ----------    -----------
  End of period..........  $5,527,506    $19,155,380
                           ==========    ===========

_____________________________________ SA-17 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED) -- (CONTINUED)
FOR THE PERIOD ENDING MARCH 31, 2002

                              PUTNAM VT         PUTNAM VT
                            INTERNATIONAL     INTERNATIONAL                      PUTNAM VT       PUTNAM VT
                               GROWTH              NEW            PUTNAM VT        MONEY            NEW
                           AND INCOME FUND  OPPORTUNITIES FUND  INVESTORS FUND  MARKET FUND  OPPORTUNITIES FUND
                             SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT    SUB-ACCOUNT     SUB-ACCOUNT
                           ---------------  ------------------  --------------  -----------  ------------------
OPERATIONS:
  Net investment
   income................    $   26,738         $   26,768        $   27,415    $   14,388         --
  Capital gains income...       --                --                 --             --             --
  Net realized gain
   (loss) on security
   transactions..........        (1,208)            (2,686)              291        --              (11,786)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................        94,522              2,918          (276,972)       --             (762,232)
                             ----------         ----------        ----------    ----------      -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       120,052             27,000          (249,266)       14,388         (774,018)
                             ----------         ----------        ----------    ----------      -----------
UNIT TRANSACTIONS:
  Purchases..............       217,469            199,045           550,045       122,970        1,516,440
  Net transfers..........       110,411            298,963           633,862      (562,240)        (101,677)
  Surrenders for benefit
   payments and fees.....       (13,913)           (30,494)          (20,758)      (58,411)        (620,112)
  Net loan activity......         2,079               (143)           (5,853)          (61)         (42,916)
  Cost of insurance......      (123,217)          (120,283)         (238,101)     (111,636)        (613,874)
                             ----------         ----------        ----------    ----------      -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........       192,829            347,088           919,195      (609,378)         137,861
                             ----------         ----------        ----------    ----------      -----------
  Net increase (decrease)
   in net assets.........       312,881            374,088           669,929      (594,990)        (636,157)
NET ASSETS:
  Beginning of period....     3,763,428          3,224,894         7,012,591     4,208,799       20,400,525
                             ----------         ----------        ----------    ----------      -----------
  End of period..........    $4,076,309         $3,598,982        $7,682,520    $3,613,809      $19,764,368
                             ==========         ==========        ==========    ==========      ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-18 ____________________________________

                            PUTNAM VT     PUTNAM VT        PUTNAM VT                                 AMERICAN FUNDS
                               NEW      OTC & EMERGING  UTILITIES GROWTH   PUTNAM VT    PUTNAM VT        GLOBAL
                           VALUE FUND    GROWTH FUND    AND INCOME FUND   VISTA FUND   VOYAGER FUND   GROWTH FUND
                           SUB-ACCOUNT   SUB-ACCOUNT      SUB-ACCOUNT     SUB-ACCOUNT  SUB-ACCOUNT    SUB-ACCOUNT
                           -----------  --------------  ----------------  -----------  ------------  --------------
OPERATIONS:
  Net investment
   income................     321,538        --               130,385         --           319,960        --
  Capital gains income...      --            --              --               --           --             --
  Net realized gain
   (loss) on security
   transactions..........      (2,057)       (18,587)          (1,324)       (21,493)       (5,021)           (97)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       2,869       (210,591)        (186,990)      (160,990)     (653,262)        42,999
                           ----------     ----------       ----------     ----------   -----------     ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............     322,350       (229,178)         (57,929)      (182,483)     (338,323)        42,902
                           ----------     ----------       ----------     ----------   -----------     ----------
UNIT TRANSACTIONS:
  Purchases..............     493,093        473,495          262,405        464,012     3,920,608        189,408
  Net transfers..........   1,846,820       (242,039)          56,163        249,870      (458,674)       551,147
  Surrenders for benefit
   payments and fees.....     (35,912)       (44,168)         (87,363)       (50,998)     (787,009)           (30)
  Net loan activity......      (5,315)       (34,635)          15,189        (79,915)     (390,714)        (1,948)
  Cost of insurance......    (244,487)      (166,903)        (109,233)      (233,841)   (1,305,780)       (86,868)
                           ----------     ----------       ----------     ----------   -----------     ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........   2,054,199        (14,250)         137,161        349,128       978,431        651,709
                           ----------     ----------       ----------     ----------   -----------     ----------
  Net increase (decrease)
   in net assets.........   2,376,549       (243,428)          79,232        166,645       640,108        694,611
NET ASSETS:
  Beginning of period....   6,644,446      5,644,171        4,089,586      6,207,970    42,431,297      1,972,970
                           ----------     ----------       ----------     ----------   -----------     ----------
  End of period..........  $9,020,995     $5,400,743       $4,168,818     $6,374,615   $43,071,405     $2,667,581
                           ==========     ==========       ==========     ==========   ===========     ==========

                             AMERICAN FUNDS
                              GLOBAL SMALL
                           CAPITALIZATION FUND
                               SUB-ACCOUNT
                           -------------------
OPERATIONS:
  Net investment
   income................        --
  Capital gains income...        --
  Net realized gain
   (loss) on security
   transactions..........             (60)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................          71,476
                               ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............          71,416
                               ----------
UNIT TRANSACTIONS:
  Purchases..............          85,264
  Net transfers..........         470,831
  Surrenders for benefit
   payments and fees.....             813
  Net loan activity......            (324)
  Cost of insurance......         (36,987)
                               ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........         519,597
                               ----------
  Net increase (decrease)
   in net assets.........         591,013
NET ASSETS:
  Beginning of period....         814,062
                               ----------
  End of period..........      $1,405,075
                               ==========

_____________________________________ SA-19 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED) -- (CONTINUED)
FOR THE PERIOD ENDING MARCH 31, 2002

                                AMERICAN FUNDS                     HARTFORD         HARTFORD
                                GROWTH-INCOME   AMERICAN FUNDS  GLOBAL LEADERS  GLOBAL TECHNOLOGY
                                     FUND        GROWTH FUND       HLS FUND         HLS FUND
                                 SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT       SUB-ACCOUNT
                                --------------  --------------  --------------  -----------------
OPERATIONS:
  Net investment income.......       --              --              --              --
  Capital gains income........       --              --              --              --
  Net realized gain (loss) on
   security transactions......           262            (205)            (29)          19,467
  Net unrealized appreciation
   (depreciation) of
   investments during the
   period.....................       404,465          59,923            (693)         (35,643)
                                 -----------     -----------      ----------       ----------
  Net increase (decrease) in
   net assets resulting from
   operations.................       404,727          59,718            (722)         (16,176)
                                 -----------     -----------      ----------       ----------
UNIT TRANSACTIONS:
  Purchases...................     1,114,582         993,305         130,153           48,188
  Net transfers...............     5,043,220       4,097,327         228,733        1,385,941
  Surrenders for benefit
   payments and fees..........        12,108          (3,607)         (2,967)            (114)
  Net loan activity...........       (20,926)        (35,648)         (3,416)         (54,553)
  Cost of insurance...........      (499,948)       (438,778)        (41,272)         (41,023)
                                 -----------     -----------      ----------       ----------
  Net increase (decrease) in
   net assets resulting from
   unit transactions..........     5,649,036       4,612,599         311,231        1,338,439
                                 -----------     -----------      ----------       ----------
  Net increase (decrease) in
   net assets.................     6,053,763       4,672,317         310,509        1,322,263
NET ASSETS:
  Beginning of period.........    10,539,710       9,195,432         983,771          719,177
                                 -----------     -----------      ----------       ----------
  End of period...............   $16,593,473     $13,867,749      $1,294,280       $2,041,440
                                 ===========     ===========      ==========       ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-20 ____________________________________

                 (This page has been left blank intentionally.)

_____________________________________ SA-21 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE PERIOD ENDING MARCH 31, 2002

                                                            HARTFORD
                             HARTFORD        HARTFORD     MONEY MARKET
                           BOND HLS FUND  STOCK HLS FUND    HLS FUND
                            SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT
                           -------------  --------------  ------------
INVESTMENT INCOME:
  Dividends..............    $ --           $ --            $424,788
                             ---------      ---------       --------
CAPITAL GAINS INCOME.....      --             --               6,934
                             ---------      ---------       --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........         (138)           926         --
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     (163,768)      (276,494)        --
                             ---------      ---------       --------
    Net gain (loss) on
     investments.........     (163,906)      (275,568)        --
                             ---------      ---------       --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....    $(163,906)     $(275,568)      $431,722
                             =========      =========       ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-22 ____________________________________

                                                    HARTFORD             HARTFORD                               HARTFORD
                               HARTFORD       CAPITAL APPRECIATION       MORTGAGE           HARTFORD         INTERNATIONAL
                           ADVISERS HLS FUND        HLS FUND        SECURITIES HLS FUND  INDEX HLS FUND  OPPORTUNITIES HLS FUND
                              SUB-ACCOUNT         SUB-ACCOUNT           SUB-ACCOUNT       SUB-ACCOUNT         SUB-ACCOUNT
                           -----------------  --------------------  -------------------  --------------  ----------------------
INVESTMENT INCOME:
  Dividends..............       $--                $--                   -$-                $--                -$-
                                -------            ---------              -------           --------            --------
CAPITAL GAINS INCOME.....       --                  --                   --                  --                --
                                -------            ---------              -------           --------            --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........         1,972                 (703)                 146              2,977              21,803
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................        (4,353)            (940,588)              17,025            141,401             209,760
                                -------            ---------              -------           --------            --------
    Net gain (loss) on
     investments.........        (2,381)            (941,291)              17,171            144,378             231,563
                                -------            ---------              -------           --------            --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....       $(2,381)           $(941,291)             $17,171           $144,378            $231,563
                                =======            =========              =======           ========            ========

                              HARTFORD
                            DIVIDEND AND
                           GROWTH HLS FUND
                             SUB-ACCOUNT
                           ---------------
INVESTMENT INCOME:
  Dividends..............    $  --
                             ----------
CAPITAL GAINS INCOME.....       --
                             ----------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........          (905)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     1,924,020
                             ----------
    Net gain (loss) on
     investments.........     1,923,115
                             ----------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....    $1,923,115
                             ==========

_____________________________________ SA-23 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF OPERATIONS (UNAUDITED) -- (CONTINUED)
FOR THE PERIOD ENDING MARCH 31, 2002

                              HARTFORD          HARTFORD         HARTFORD
                             GROWTH AND          GLOBAL        SMALL COMPANY
                           INCOME HLS FUND  ADVISERS HLS FUND    HLS FUND
                             SUB-ACCOUNT       SUB-ACCOUNT      SUB-ACCOUNT
                           ---------------  -----------------  -------------
INVESTMENT INCOME:
  Dividends..............     $ --              -$-              $ --
                              ---------          ------          --------
CAPITAL GAINS INCOME.....       --              --                 --
                              ---------          ------          --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........          (485)          4,143            (8,229)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      (108,364)           (516)          204,170
                              ---------          ------          --------
    Net gain (loss) in
     investments.........      (108,849)          3,627           195,941
                              ---------          ------          --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....     $(108,849)         $3,627          $195,941
                              =========          ======          ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-24 ____________________________________

                            HARTFORD    FIDELITY VIP   FIDELITY VIP  FIDELITY VIP II   PUTNAM VT     PUTNAM VT     THE GEORGE
                             MIDCAP     EQUITY-INCOME    OVERSEAS     ASSET MANAGER   ASIA PACIFIC  DIVERSIFIED      PUTNAM
                            HLS FUND      PORTFOLIO     PORTFOLIO       PORTFOLIO     GROWTH FUND   INCOME FUND  FUND OF BOSTON
                           SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                           -----------  -------------  ------------  ---------------  ------------  -----------  --------------
INVESTMENT INCOME:
  Dividends..............  $   --         $314,928       $ 37,404       $ 133,886       $ 15,712     $ 191,903      $103,573
                           ----------     --------       --------       ---------       --------     ---------      --------
CAPITAL GAINS INCOME.....      --          428,652         --             --              --            --           --
                           ----------     --------       --------       ---------       --------     ---------      --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........      (3,539)       2,502         22,997             148        (10,526)        1,608          (280)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................   1,523,299       22,584         49,735        (148,378)        46,409      (155,272)      (28,098)
                           ----------     --------       --------       ---------       --------     ---------      --------
    Net gain (loss) in
     investments.........   1,519,760       25,086         72,732        (148,230)        35,883      (153,664)      (28,378)
                           ----------     --------       --------       ---------       --------     ---------      --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....  $1,519,760     $768,666       $110,136       $ (14,344)      $ 51,595     $  38,239      $ 75,195
                           ==========     ========       ========       =========       ========     =========      ========

_____________________________________ SA-25 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF OPERATIONS (UNAUDITED) -- (CONTINUED)
FOR THE PERIOD ENDING MARCH 31, 2002

                              PUTNAM VT      PUTNAM VT      PUTNAM VT       PUTNAM VT
                            GLOBAL ASSET      GLOBAL         GROWTH          HEALTH
                           ALLOCATION FUND  GROWTH FUND  AND INCOME FUND  SCIENCES FUND
                             SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT     SUB-ACCOUNT
                           ---------------  -----------  ---------------  -------------
INVESTMENT INCOME:
  Dividends..............      $56,411       $  27,795     $  797,883       $   5,103
                               -------       ---------     ----------       ---------
CAPITAL GAINS INCOME.....      --               --            --              --
                               -------       ---------     ----------       ---------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........          829            (211)           926            (361)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       (1,633)       (362,427)       293,031        (159,806)
                               -------       ---------     ----------       ---------
    Net gain (loss) on
     investments.........         (804)       (362,638)       293,957        (160,167)
                               -------       ---------     ----------       ---------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....      $55,607       $(334,843)    $1,091,840       $(155,064)
                               =======       =========     ==========       =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-26 ____________________________________

                                                                           PUTNAM VT         PUTNAM VT
                                                           PUTNAM VT     INTERNATIONAL     INTERNATIONAL
                              PUTNAM VT      PUTNAM VT   INTERNATIONAL      GROWTH              NEW            PUTNAM VT
                           HIGH YIELD FUND  INCOME FUND   GROWTH FUND   AND INCOME FUND  OPPORTUNITIES FUND  INVESTORS FUND
                             SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT
                           ---------------  -----------  -------------  ---------------  ------------------  --------------
INVESTMENT INCOME:
  Dividends..............     $ 821,856      $ 304,153      $173,814       $ 26,738           $26,768          $  27,415
                              ---------      ---------      --------       --------           -------          ---------
CAPITAL GAINS INCOME.....       --              --           --             --                --                 --
                              ---------      ---------      --------       --------           -------          ---------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........         3,561           (582)       24,769         (1,208)           (2,686)               291
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      (692,227)      (289,614)      109,787         94,522             2,918           (276,972)
                              ---------      ---------      --------       --------           -------          ---------
    Net gain (loss) on
     investments.........      (688,666)      (290,196)      134,556         93,314               232           (276,681)
                              ---------      ---------      --------       --------           -------          ---------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....     $ 133,190      $  13,957      $308,370       $120,052           $27,000          $(249,266)
                              =========      =========      ========       ========           =======          =========


                            PUTNAM VT
                              MONEY
                           MARKET FUND
                           SUB-ACCOUNT
                           -----------
INVESTMENT INCOME:
  Dividends..............    $14,388
                             -------
CAPITAL GAINS INCOME.....     --
                             -------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........     --
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     --
                             -------
    Net gain (loss) on
     investments.........     --
                             -------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....    $14,388
                             =======

_____________________________________ SA-27 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF OPERATIONS (UNAUDITED) -- (CONTINUED)
FOR THE PERIOD ENDING MARCH 31, 2002

                               PUTNAM VT        PUTNAM VT     PUTNAM VT        PUTNAM VT
                                  NEW              NEW      OTC & EMERGING  UTILITIES GROWTH   PUTNAM VT
                           OPPORTUNITIES FUND  VALUE FUND    GROWTH FUND    AND INCOME FUND   VISTA FUND
                              SUB-ACCOUNT      SUB-ACCOUNT   SUB-ACCOUNT      SUB-ACCOUNT     SUB-ACCOUNT
                           ------------------  -----------  --------------  ----------------  -----------
INVESTMENT INCOME:
  Dividends..............      $--              $321,538      $ --             $ 130,385       $  --
                               ---------        --------      ---------        ---------       ---------
CAPITAL GAINS INCOME.....       --                --            --               --               --
                               ---------        --------      ---------        ---------       ---------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........        (11,786)         (2,057)       (18,587)          (1,324)        (21,493)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       (762,232)          2,869       (210,591)        (186,990)       (160,990)
                               ---------        --------      ---------        ---------       ---------
    Net gain (loss) on
     investments.........       (774,018)            812       (229,178)        (188,314)       (182,483)
                               ---------        --------      ---------        ---------       ---------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....      $(774,018)       $322,350      $(229,178)       $ (57,929)      $(182,483)
                               =========        ========      =========        =========       =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-28 ____________________________________

                                         AMERICAN FUNDS    AMERICAN FUNDS     AMERICAN FUNDS                     HARTFORD
                            PUTNAM VT        GLOBAL         GLOBAL SMALL      GROWTH-INCOME   AMERICAN FUNDS  GLOBAL LEADERS
                           VOYAGER FUND   GROWTH FUND    CAPITALIZATION FUND       FUND        GROWTH FUND       HLS FUND
                           SUB-ACCOUNT    SUB-ACCOUNT        SUB-ACCOUNT       SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT
                           ------------  --------------  -------------------  --------------  --------------  --------------
INVESTMENT INCOME:
  Dividends..............   $ 319,960       $--               -$-                $--             $--             -$-
                            ---------       -------            -------           --------        -------          -----
CAPITAL GAINS INCOME.....      --            --               --                  --              --             --
                            ---------       -------            -------           --------        -------          -----
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........      (5,021)          (97)               (60)               262           (205)           (29)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    (653,262)       42,999             71,476            404,465         59,923           (693)
                            ---------       -------            -------           --------        -------          -----
    Net gain (loss) on
     investments.........    (658,283)       42,902             71,416            404,727         59,718           (722)
                            ---------       -------            -------           --------        -------          -----
    Net increase
     (decrease) in net
     assets resulting
     from operations.....   $(338,323)      $42,902            $71,416           $404,727        $59,718          $(722)
                            =========       =======            =======           ========        =======          =====

                               HARTFORD
                           GLOBAL TECHNOLOGY
                               HLS FUND
                              SUB-ACCOUNT
                           -----------------
INVESTMENT INCOME:
  Dividends..............      $--
                               --------
CAPITAL GAINS INCOME.....       --
                               --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........        19,467
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       (35,643)
                               --------
    Net gain (loss) on
     investments.........       (16,176)
                               --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....      $(16,176)
                               ========


_____________________________________ SA-29 ____________________________________

Hartford was unable to obtain a written consent from Arthur Andersen LLP in connection with the audited financial statements included in this registration statement. Certain limitations on recovery by investors may exist as a result of this lack of consent.

 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------
TO HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
SEPARATE ACCOUNT VL I AND TO THE
 OWNERS OF UNITS OF INTEREST THEREIN:

We have audited the accompanying statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account VL I (Hartford Bond HLS Fund, Hartford Stock HLS Fund, Hartford Money Market HLS Fund, Hartford Advisers HLS Fund, Hartford Capital Appreciation HLS Fund, Hartford Mortgage Securities HLS Fund, Hartford Index HLS Fund, Hartford International Opportunities HLS Fund, Hartford Dividend and Growth HLS Fund, Hartford Growth and Income HLS Fund, Hartford Global Advisers HLS Fund, Hartford Small Company HLS Fund, Hartford MidCap HLS Fund, Fidelity VIP Equity-Income Portfolio, Fidelity VIP Overseas Portfolio, Fidelity VIP II Asset Manager Portfolio, Putnam VT Asia Pacific Growth Fund, Putnam VT Diversified Income Fund, The George Putnam Fund of Boston, Putnam VT Global Asset Allocation Fund, Putnam VT Global Growth Fund, Putnam VT Growth and Income Fund, Putnam VT Health Sciences Fund, Putnam VT High Yield Fund, Putnam VT Income Fund, Putnam VT International Growth Fund, Putnam VT International Growth and Income Fund, Putnam VT International New Opportunities Fund, Putnam VT Investors Fund, Putnam VT Money Market Fund, Putnam VT New Opportunities Fund, Putnam VT New Value Fund, Putnam VT OTC & Emerging Growth Fund, Putnam VT Utilities Growth and Income Fund, Putnam VT Vista Fund, Putnam VT Voyager Fund, American Funds Global Growth Fund, American Funds Global Small Capitalization Fund, American Funds Growth-Income Fund, American Funds Growth Fund, Hartford Global Leaders HLS Fund and Hartford Global Technology HLS Fund sub-accounts) (collectively, the Account), as of
December 31, 2001, and the related statements of operations for the periods presented in the year then ended and the statements of changes in net assets for the periods presented in the three years then ended. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 2001, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Account as of December 31, 2001, and the results of their operations and the changes in their net assets for the periods presented in conformity with accounting principles generally accepted in the United States.

Hartford, Connecticut
February 22, 2002                                            ARTHUR ANDERSEN LLP

_____________________________________ SA-1 _____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF ASSETS & LIABILITIES
DECEMBER 31, 2001

                            HARTFORD     HARTFORD
                              BOND         STOCK
                            HLS FUND     HLS FUND
                           SUB-ACCOUNT  SUB-ACCOUNT
                           -----------  -----------
ASSETS:
  Investments:
    Hartford Bond HLS
     Fund, Inc. --
     Class IA
      Shares 17,708,462
      Cost $19,477,820
      Market Value.......  $20,293,100      --
    Hartford Stock HLS
     Fund, Inc. --
     Class IA
      Shares 18,154,821
      Cost $111,840,018
      Market Value.......      --       $85,972,248
    Hartford Money Market
     HLS Fund, Inc. --
     Class IA
      Shares 99,117,989
      Cost $99,117,989
      Market Value.......      --           --
    Hartford Advisers HLS
     Fund, Inc. --
     Class IA
      Shares 24,569,090
      Cost $66,270,364
      Market Value.......      --           --
    Hartford Capital
     Appreciation HLS
     Fund, Inc. --
     Class IA
      Shares 23,622,179
      Cost $118,662,594
      Market Value.......      --           --
    Hartford Mortgage
     Securities HLS
     Fund, Inc. --
     Class IA
      Shares 2,127,011
      Cost $2,399,005
      Market Value.......      --           --
    Hartford Index HLS
     Fund, Inc. --
     Class IA
      Shares 13,405,958
      Cost $47,881,382
      Market Value.......      --           --
    Hartford
     International
     Opportunities HLS
     Fund, Inc. --
     Class IA
      Shares 17,827,076
      Cost $23,762,798
      Market Value.......      --           --
    Hartford Dividend and
     Growth HLS
     Fund, Inc. --
     Class IA
      Shares 20,790,728
      Cost $42,238,825
      Market Value.......      --           --
  Due from Hartford Life
   and Annuity Insurance
   Company...............     108,119       274,785
  Receivable from fund
   shares sold...........      --           --
  Other assets...........      --           --
                           -----------  -----------
  Total Assets...........  20,401,219    86,247,033
                           -----------  -----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............      --           --
  Payable for fund shares
   purchased.............     108,119       274,785
  Other liabilities......          54           422
                           -----------  -----------
  Total Liabilities......     108,173       275,207
                           -----------  -----------
  Net Assets (variable
   life contract
   liabilities)..........  $20,293,046  $85,971,826
                           ===========  ===========
  Units Owned by
   Participants..........  11,456,525    28,036,263
  Unit Values............  $ 1.771309   $  3.066451

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-2 _____________________________________

                                                        HARTFORD     HARTFORD                   HARTFORD      HARTFORD
                             HARTFORD     HARTFORD      CAPITAL      MORTGAGE     HARTFORD    INTERNATIONAL   DIVIDEND
                           MONEY MARKET   ADVISERS    APPRECIATION  SECURITIES      INDEX     OPPORTUNITIES  AND GROWTH
                             HLS FUND     HLS FUND      HLS FUND     HLS FUND     HLS FUND      HLS FUND      HLS FUND
                           SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                           ------------  -----------  ------------  -----------  -----------  -------------  -----------
ASSETS:
  Investments:
    Hartford Bond HLS
     Fund, Inc. --
     Class IA
      Shares 17,708,462
      Cost $19,477,820
      Market Value.......      --            --           --            --           --            --            --
    Hartford Stock HLS
     Fund, Inc. --
     Class IA
      Shares 18,154,821
      Cost $111,840,018
      Market Value.......      --            --           --            --           --            --            --
    Hartford Money Market
     HLS Fund, Inc. --
     Class IA
      Shares 99,117,989
      Cost $99,117,989
      Market Value.......  $99,117,989       --           --            --           --            --            --
    Hartford Advisers HLS
     Fund, Inc. --
     Class IA
      Shares 24,569,090
      Cost $66,270,364
      Market Value.......      --        $57,580,882      --            --           --            --            --
    Hartford Capital
     Appreciation HLS
     Fund, Inc. --
     Class IA
      Shares 23,622,179
      Cost $118,662,594
      Market Value.......      --            --       $93,893,484       --           --            --            --
    Hartford Mortgage
     Securities HLS
     Fund, Inc. --
     Class IA
      Shares 2,127,011
      Cost $2,399,005
      Market Value.......      --            --           --        $2,455,289       --            --            --
    Hartford Index HLS
     Fund, Inc. --
     Class IA
      Shares 13,405,958
      Cost $47,881,382
      Market Value.......      --            --           --            --       $42,649,743       --            --
    Hartford
     International
     Opportunities HLS
     Fund, Inc. --
     Class IA
      Shares 17,827,076
      Cost $23,762,798
      Market Value.......      --            --           --            --           --        $16,992,697       --
    Hartford Dividend and
     Growth HLS
     Fund, Inc. --
     Class IA
      Shares 20,790,728
      Cost $42,238,825
      Market Value.......      --            --           --            --           --            --        $39,081,807
  Due from Hartford Life
   and Annuity Insurance
   Company...............      478,419      150,105       366,880       17,387      283,399         46,556       119,150
  Receivable from fund
   shares sold...........      --            --           --            --           --            --            --
  Other assets...........        9,071       --           --            --           --            --            --
                           -----------   -----------  -----------   ----------   -----------   -----------   -----------
  Total Assets...........   99,605,479   57,730,987    94,260,364    2,472,676   42,933,142     17,039,253    39,200,957
                           -----------   -----------  -----------   ----------   -----------   -----------   -----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............      --            --           --            --           --            --            --
  Payable for fund shares
   purchased.............      478,419      150,105       366,880       17,387      283,399         46,556       119,150
  Other liabilities......      --                 8           236            5        1,023            184           535
                           -----------   -----------  -----------   ----------   -----------   -----------   -----------
  Total Liabilities......      478,419      150,113       367,116       17,392      284,422         46,740       119,685
                           -----------   -----------  -----------   ----------   -----------   -----------   -----------
  Net Assets (variable
   life contract
   liabilities)..........  $99,127,060   $57,580,874  $93,893,248   $2,455,284   $42,648,720   $16,992,513   $39,081,272
                           ===========   ===========  ===========   ==========   ===========   ===========   ===========
  Units Owned by
   Participants..........   65,755,665   22,666,244    26,281,710    1,416,684   14,994,758     10,614,098    14,979,171
  Unit Values............  $  1.507506   $ 2.540380   $  3.572570   $ 1.733120   $ 2.844242    $  1.600938   $  2.609041

_____________________________________ SA-3 _____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF ASSETS & LIABILITIES -- (CONTINUED)
DECEMBER 31, 2001

                            HARTFORD
                           GROWTH AND      HARTFORD
                             INCOME     GLOBAL ADVISERS
                            HLS FUND       HLS FUND
                           SUB-ACCOUNT   SUB-ACCOUNT*
                           -----------  ---------------
ASSETS:
  Investments:
    Hartford Growth and
     Income HLS Fund --
     Class IA
      Shares 7,409,316
      Cost $9,854,917
      Market Value.......  $8,686,171        --
    Hartford Global
     Advisers HLS
     Fund, Inc. --
     Class IA
      Shares 1,618,365
      Cost $1,855,226
      Market Value.......      --         $1,629,234
    Hartford Small
     Company HLS
     Fund, Inc. --
     Class IA
      Shares 14,910,256
      Cost $25,057,836
      Market Value.......      --            --
    Hartford MidCap HLS
     Fund, Inc. --
     Class IA
      Shares 14,592,715
      Cost $32,160,866
      Market Value.......      --            --
    Fidelity VIP
     Equity-Income
     Portfolio
      Shares 858,150
      Cost $20,613,773
      Market Value.......      --            --
    Fidelity VIP Overseas
     Portfolio
      Shares 367,835
      Cost $7,329,185
      Market Value.......      --            --
    Fidelity VIP II Asset
     Manager Portfolio
      Shares 243,868
      Cost $3,925,108
      Market Value.......      --            --
  Due from Hartford Life
   and Annuity Insurance
   Company...............      96,582          4,788
  Receivable from fund
   shares sold...........      --            --
  Other assets...........          31        --
                           ----------     ----------
  Total Assets...........   8,782,784      1,634,022
                           ----------     ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............      --            --
  Payable for fund shares
   purchased.............      96,582          4,788
  Other liabilities......      --                  6
                           ----------     ----------
  Total Liabilities......      96,582          4,794
                           ----------     ----------
  Net Assets (variable
   life contract
   liabilities)..........  $8,686,202     $1,629,228
                           ==========     ==========
  Units Owned by
   Participants..........   7,137,489      1,500,015
  Unit Values............  $ 1.216983     $ 1.086141

  * Formerly International Advisers HLS Fund Sub-Account, change effective May 1, 2001.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-4 _____________________________________

                             HARTFORD      HARTFORD    FIDELITY VIP   FIDELITY VIP  FIDELITY VIP II
                           SMALL COMPANY    MIDCAP     EQUITY-INCOME    OVERSEAS     ASSET MANAGER
                             HLS FUND      HLS FUND      PORTFOLIO     PORTFOLIO       PORTFOLIO
                            SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT
                           -------------  -----------  -------------  ------------  ---------------
ASSETS:
  Investments:
    Hartford Growth and
     Income HLS Fund --
     Class IA
      Shares 7,409,316
      Cost $9,854,917
      Market Value.......       --            --            --            --             --
    Hartford Global
     Advisers HLS
     Fund, Inc. --
     Class IA
      Shares 1,618,365
      Cost $1,855,226
      Market Value.......       --            --            --            --
    Hartford Small
     Company HLS
     Fund, Inc. --
     Class IA
      Shares 14,910,256
      Cost $25,057,836
      Market Value.......   $19,861,341       --            --            --             --
    Hartford MidCap HLS
     Fund, Inc. --
     Class IA
      Shares 14,592,715
      Cost $32,160,866
      Market Value.......       --        $30,544,639       --            --             --
    Fidelity VIP
     Equity-Income
     Portfolio
      Shares 858,150
      Cost $20,613,773
      Market Value.......       --            --        $19,522,923       --             --
    Fidelity VIP Overseas
     Portfolio
      Shares 367,835
      Cost $7,329,185
      Market Value.......       --            --            --         $5,105,555        --
    Fidelity VIP II Asset
     Manager Portfolio
      Shares 243,868
      Cost $3,925,108
      Market Value.......       --            --            --            --           $3,538,523
  Due from Hartford Life
   and Annuity Insurance
   Company...............       --            --            131,077        18,111           6,636
  Receivable from fund
   shares sold...........       130,154       63,638        --            --             --
  Other assets...........            21       --            --                 64        --
                            -----------   -----------   -----------    ----------      ----------
  Total Assets...........    19,991,516   30,608,277     19,654,000     5,123,730       3,545,159
                            -----------   -----------   -----------    ----------      ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       130,154       63,638        --            --             --
  Payable for fund shares
   purchased.............       --            --            131,077        18,111           6,636
  Other liabilities......       --               109            331       --                   40
                            -----------   -----------   -----------    ----------      ----------
  Total Liabilities......       130,154       63,747        131,408        18,111           6,676
                            -----------   -----------   -----------    ----------      ----------
  Net Assets (variable
   life contract
   liabilities)..........   $19,861,362   $30,544,530   $19,522,592    $5,105,619      $3,538,483
                            ===========   ===========   ===========    ==========      ==========
  Units Owned by
   Participants..........    15,053,306   15,081,261      9,094,369     3,671,008       1,973,784
  Unit Values............   $  1.319402   $ 2.025330    $  2.146668    $ 1.390795      $ 1.792741

  * Formerly International Advisers HLS Fund Sub-Account, change effective May 1, 2001.

_____________________________________ SA-5 _____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF ASSETS & LIABILITIES -- (CONTINUED)
DECEMBER 31, 2001

                            PUTNAM VT     PUTNAM VT
                           ASIA PACIFIC  DIVERSIFIED
                           GROWTH FUND   INCOME FUND
                           SUB-ACCOUNT   SUB-ACCOUNT
                           ------------  -----------
ASSETS:
  Investments:
    Putnam VT Asia
     Pacific Growth Fund
      Shares 310,097
      Cost $2,805,027
      Market Value.......   $1,618,709       --
    Putnam VT Diversified
     Income Fund
      Shares 233,408
      Cost $2,223,895
      Market Value.......      --        $2,056,325
    The George Putnam
     Fund of Boston
      Shares 317,198
      Cost $3,333,421
      Market Value.......      --            --
    Putnam VT Global
     Asset Allocation
     Fund
      Shares 212,903
      Cost $3,579,525
      Market Value.......      --            --
    Putnam VT Global
     Growth Fund
      Shares 1,150,880
      Cost $19,978,025
      Market Value.......      --            --
    Putnam VT Growth and
     Income Fund
      Shares 1,546,677
      Cost $40,039,886
      Market Value.......      --            --
    Putnam VT Health
     Sciences Fund
      Shares 668,258
      Cost $8,074,578
      Market Value.......      --            --
  Due from Hartford Life
   and Annuity Insurance
   Company...............        4,595        6,703
  Receivable from fund
   shares sold...........      --            --
  Other assets...........      --                 1
                            ----------   ----------
  Total Assets...........    1,623,304    2,063,029
                            ----------   ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............      --            --
  Payable for fund shares
   purchased.............        4,279        6,703
  Other liabilities......          162       --
                            ----------   ----------
  Total Liabilities......        4,441        6,703
                            ----------   ----------
  Net Assets (variable
   life contract
   liabilities)..........   $1,618,863   $2,056,326
                            ==========   ==========
  Units Owned by
   Participants..........      171,678      152,197
  Unit Values............   $ 9.429624   $13.510984

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-6 _____________________________________

                                                 PUTNAM VT                           PUTNAM VT
                           THE GEORGE PUTNAM   GLOBAL ASSET        PUTNAM VT         GROWTH AND         PUTNAM VT
                            FUND OF BOSTON    ALLOCATION FUND  GLOBAL GROWTH FUND   INCOME FUND    HEALTH SCIENCES FUND
                              SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT
                           -----------------  ---------------  ------------------  --------------  --------------------
ASSETS:
  Investments:
    Putnam VT Asia
     Pacific Growth Fund
      Shares 310,097
      Cost $2,805,027
      Market Value.......        --                --                --                 --               --
    Putnam VT Diversified
     Income Fund
      Shares 233,408
      Cost $2,223,895
      Market Value.......        --                --                --                 --               --
    The George Putnam
     Fund of Boston
      Shares 317,198
      Cost $3,333,421
      Market Value.......     $ 3,403,533          --                --                 --               --
    Putnam VT Global
     Asset Allocation
     Fund
      Shares 212,903
      Cost $3,579,525
      Market Value.......        --             $ 2,848,637          --                 --               --
    Putnam VT Global
     Growth Fund
      Shares 1,150,880
      Cost $19,978,025
      Market Value.......        --                --             $10,749,218           --               --
    Putnam VT Growth and
     Income Fund
      Shares 1,546,677
      Cost $40,039,886
      Market Value.......        --                --                --             $36,439,705          --
    Putnam VT Health
     Sciences Fund
      Shares 668,258
      Cost $8,074,578
      Market Value.......        --                --                --                 --             $ 7,852,036
  Due from Hartford Life
   and Annuity Insurance
   Company...............          89,260                15           146,601            43,941             48,120
  Receivable from fund
   shares sold...........        --                --                --                 --               --
  Other assets...........        --                       5          --                 --                     459
                              -----------       -----------       -----------       -----------        -----------
  Total Assets...........       3,492,793         2,848,657        10,895,819        36,483,646          7,900,615
                              -----------       -----------       -----------       -----------        -----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............        --                --                --                 --               --
  Payable for fund shares
   purchased.............          89,260                15           146,601            43,833             48,120
  Other liabilities......        --                --                     210             1,444          --
                              -----------       -----------       -----------       -----------        -----------
  Total Liabilities......          89,260                15           146,811            45,277             48,120
                              -----------       -----------       -----------       -----------        -----------
  Net Assets (variable
   life contract
   liabilities)..........     $ 3,403,533       $ 2,848,642       $10,749,008       $36,438,369        $ 7,852,495
                              ===========       ===========       ===========       ===========        ===========
  Units Owned by
   Participants..........         291,220           140,567           558,333         1,385,628            649,361
  Unit Values............     $ 11.687147       $ 20.265402       $ 19.251979       $ 26.297364        $ 12.092641

_____________________________________ SA-7 _____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANUITY INSURANCE COMPANY
STATEMENTS OF ASSETS & LIABILITIES -- (CONTINUED)
DECEMBER 31, 2001


                              PUTNAM VT      PUTNAM VT
                           HIGH YIELD FUND  INCOME FUND
                             SUB-ACCOUNT    SUB-ACCOUNT
                           ---------------  -----------
ASSETS:
  Investments:
    Putnam VT High Yield
     Fund
      Shares 817,772
      Cost $8,511,179
      Market Value.......    $6,599,416         --
    Putnam VT Income Fund
      Shares 450,941
      Cost $5,787,047
      Market Value.......       --          $5,704,400
    Putnam VT
     International Growth
     Fund
      Shares 1,398,651
      Cost $23,039,137
      Market Value.......       --              --
    Putnam VT
     International Growth
     and Income Fund
      Shares 385,598
      Cost $4,944,281
      Market Value.......       --              --
    Putnam VT
     International New
     Opportunities Fund
      Shares 329,007
      Cost $5,810,357
      Market Value.......       --              --
    Putnam VT Investors
     Fund
      Shares 753,271
      Cost $9,879,506
      Market Value.......       --              --
    Putnam VT Money
     Market Fund
      Shares 4,208,331
      Cost $4,208,331
      Market Value.......       --              --
  Due from Hartford Life
   and Annuity Insurance
   Company...............        20,921         27,007
  Receivable from fund
   shares sold...........       --              --
  Other assets...........       --                   5
                             ----------     ----------
  Total Assets...........     6,620,337      5,731,412
                             ----------     ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       --              --
  Payable for fund shares
   purchased.............        20,921         27,007
  Other liabilities......             8         --
                             ----------     ----------
  Total Liabilities......        20,929         27,007
                             ----------     ----------
  Net Assets (variable
   life contract
   liabilities)..........    $6,599,408     $5,704,405
                             ==========     ==========
  Units Owned by
   Participants..........       420,610        341,056
  Unit Values............    $15.690083     $16.725709

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-8 _____________________________________

                                            PUTNAM VT
                             PUTNAM VT    INTERNATIONAL        PUTNAM VT
                           INTERNATIONAL   GROWTH AND        INTERNATIONAL         PUTNAM VT         PUTNAM VT
                            GROWTH FUND    INCOME FUND   NEW OPPORTUNITIES FUND  INVESTORS FUND  MONEY MARKET FUND
                            SUB-ACCOUNT    SUB-ACCOUNT        SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT
                           -------------  -------------  ----------------------  --------------  -----------------
ASSETS:
  Investments:
    Putnam VT High Yield
     Fund
      Shares 817,772
      Cost $8,511,179
      Market Value.......       --             --               --                    --              --
    Putnam VT Income Fund
      Shares 450,941
      Cost $5,787,047
      Market Value.......       --             --               --                    --              --
    Putnam VT
     International Growth
     Fund
      Shares 1,398,651
      Cost $23,039,137
      Market Value.......   $17,371,244        --               --                    --              --
    Putnam VT
     International Growth
     and Income Fund
      Shares 385,598
      Cost $4,944,281
      Market Value.......       --          $3,763,433          --                    --              --
    Putnam VT
     International New
     Opportunities Fund
      Shares 329,007
      Cost $5,810,357
      Market Value.......       --             --              $3,224,272             --              --
    Putnam VT Investors
     Fund
      Shares 753,271
      Cost $9,879,506
      Market Value.......       --             --               --                 $7,012,951         --
    Putnam VT Money
     Market Fund
      Shares 4,208,331
      Cost $4,208,331
      Market Value.......       --             --               --                    --            $4,208,331
  Due from Hartford Life
   and Annuity Insurance
   Company...............        34,551          2,902          --                     21,762              244
  Receivable from fund
   shares sold...........       --             --               1,182,267             --              --
  Other assets...........       --             --                     628             --                   468
                            -----------     ----------         ----------          ----------       ----------
  Total Assets...........    17,405,795      3,766,335          4,407,167           7,034,713        4,209,043
                            -----------     ----------         ----------          ----------       ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       --             --               1,182,273             --              --
  Payable for fund shares
   purchased.............        34,551          2,902          --                     21,761              244
  Other liabilities......           193              5          --                        361         --
                            -----------     ----------         ----------          ----------       ----------
  Total Liabilities......        34,744          2,907          1,182,273              22,122              244
                            -----------     ----------         ----------          ----------       ----------
  Net Assets (variable
   life contract
   liabilities)..........   $17,371,051     $3,763,428         $3,224,894          $7,012,591       $4,208,799
                            ===========     ==========         ==========          ==========       ==========
  Units Owned by
   Participants..........     1,538,040        384,606            370,966             783,835        2,808,924
  Unit Values............   $ 11.294275     $ 9.785153         $ 8.693232          $ 8.946510       $ 1.498367

_____________________________________ SA-9 _____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF ASSETS AND LIABILITIES -- (CONTINUED)
DECEMBER 31, 2001

                                 PUTNAM VT           PUTNAM VT
                           NEW OPPORTUNITIES FUND  NEW VALUE FUND
                                SUB-ACCOUNT         SUB-ACCOUNT
                           ----------------------  --------------
ASSETS:
  Investments:
    Putnam VT New
     Opportunities Fund
      Shares 1,223,590
      Cost $34,432,674
      Market Value.......       $20,397,253             --
    Putnam VT New Value
     Fund
      Shares 493,272
      Cost $6,342,136
      Market Value.......         --                 $6,644,380
    Putnam VT OTC &
     Emerging Growth Fund
      Shares 938,349
      Cost $12,841,939
      Market Value.......         --                    --
    Putnam VT Utilities
     Growth & Income Fund
      Shares 315,373
      Cost $5,164,920
      Market Value.......         --                    --
    Putnam VT Vista Fund
      Shares 545,122
      Cost $9,645,730
      Market Value.......         --                    --
    Putnam VT Voyager
     Fund
      Shares 1,477,445
      Cost $64,295,392
      Market Value.......         --                    --
  Due from Hartford Life
   and Annuity Insurance
   Company...............            47,381               9,778
  Receivable from fund
   shares sold...........         --                    --
  Other assets...........             3,272                  66
                                -----------          ----------
  Total Assets...........        20,447,906           6,654,224
                                -----------          ----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............         --                    --
  Payable for fund shares
   purchased.............            47,381               9,778
  Other liabilities......         --                    --
                                -----------          ----------
  Total Liabilities......            47,381               9,778
                                -----------          ----------
  Net Assets (variable
   life contract
   liabilities)..........       $20,400,525          $6,644,446
                                ===========          ==========
  Units Owned by
   Participants..........         1,023,641             492,052
  Unit Values............       $ 19.929373          $13.503535

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-10 ____________________________________

                               PUTNAM VT         PUTNAM VT
                            OTC & EMERGING    UTILITIES GROWTH   PUTNAM VT    PUTNAM VT
                              GROWTH FUND     AND INCOME FUND   VISTA FUND   VOYAGER FUND
                              SUB-ACCOUNT       SUB-ACCOUNT     SUB-ACCOUNT  SUB-ACCOUNT
                           -----------------  ----------------  -----------  ------------
ASSETS:
  Investments:
    Putnam VT New
     Opportunities Fund
      Shares 1,223,590
      Cost $34,432,674
      Market Value.......       --                 --               --           --
    Putnam VT New Value
     Fund
      Shares 493,272
      Cost $6,342,136
      Market Value.......       --                 --               --
    Putnam VT OTC &
     Emerging Growth Fund
      Shares 938,349
      Cost $12,841,939
      Market Value.......     $5,648,861           --               --           --
    Putnam VT Utilities
     Growth & Income Fund
      Shares 315,373
      Cost $5,164,920
      Market Value.......       --               $4,090,384         --           --
    Putnam VT Vista Fund
      Shares 545,122
      Cost $9,645,730
      Market Value.......       --                 --           $6,208,939       --
    Putnam VT Voyager
     Fund
      Shares 1,477,445
      Cost $64,295,392
      Market Value.......       --                 --               --       $42,432,230
  Due from Hartford Life
   and Annuity Insurance
   Company...............         23,535             11,064         --            83,376
  Receivable from fund
   shares sold...........       --                 --              183,513       --
  Other assets...........       --                 --               --           --
                              ----------         ----------     ----------   -----------
  Total Assets...........      5,672,396          4,101,448      6,392,452    42,515,606
                              ----------         ----------     ----------   -----------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       --                 --              183,513       --
  Payable for fund shares
   purchased.............         23,535             11,064         --            83,367
  Other liabilities......          4,690                798            969           942
                              ----------         ----------     ----------   -----------
  Total Liabilities......         28,225             11,862        184,482        84,309
                              ----------         ----------     ----------   -----------
  Net Assets (variable
   life contract
   liabilities)..........     $5,644,171         $4,089,586     $6,207,970   $42,431,297
                              ==========         ==========     ==========   ===========
  Units Owned by
   Participants..........        867,691            207,695        598,239     1,430,794
  Unit Values............     $ 6.504819         $19.690377     $10.377065   $ 29.655765

_____________________________________ SA-11 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANUITY INSURANCE COMPANY
STATEMENTS OF ASSETS & LIABILITIES -- (CONTINUED)
DECEMBER 31, 2001

                           AMERICAN FUNDS    AMERICAN FUNDS
                               GLOBAL         GLOBAL SMALL
                            GROWTH FUND    CAPITALIZATION FUND
                            SUB-ACCOUNT        SUB-ACCOUNT
                           --------------  -------------------
ASSETS:
  Investments:
    American Funds Global
     Growth Fund
      Shares 147,455
      Cost $2,102,792
      Market Value.......    $1,972,950          --
    American Funds Global
     Small Capitalization
     Fund
      Shares 70,911
      Cost $838,881
      Market Value.......       --              $ 814,061
    American Funds
     Growth-Income Fund
      Shares 333,747
      Cost $10,727,952
      Market Value.......       --               --
    American Funds Growth
     Fund
      Shares 208,607
      Cost $9,914,014
      Market Value.......       --               --
    Hartford Global
     Leaders HLS
     Fund, Inc. --
     Class IA
      Shares 681,768
      Cost $984,232
      Market Value.......       --               --
    Hartford Global
     Technology HLS
     Fund, Inc. --
     Class IA
      Shares 1,462,527
      Cost $753,006
      Market Value.......       --               --
  Due from Hartford Life
   and Annuity Insurance
   Company...............        18,602             7,165
  Receivable from fund
   shares sold...........       --               --
  Other Assets...........            20                 1
                             ----------         ---------
  Total Assets...........     1,991,572           821,227
                             ----------         ---------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       --               --
  Payable for fund shares
   purchased.............        18,602             7,165
  Other Liabilities......       --               --
                             ----------         ---------
  Total Liabilities......        18,602             7,165
                             ----------         ---------
  Net Assets (variable
   life contract
   liabilities)..........    $1,972,970         $ 814,062
                             ==========         =========
  Units Owned by
   Participants..........     2,374,804           935,412
  Unit Values............    $ 0.830793         $0.870271

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-12 ____________________________________

                           AMERICAN FUNDS                     HARTFORD         HARTFORD
                           GROWTH-INCOME   AMERICAN FUNDS  GLOBAL LEADERS  GLOBAL TECHNOLOGY
                                FUND        GROWTH FUND       HLS FUND         HLS FUND
                            SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT       SUB-ACCOUNT
                           --------------  --------------  --------------  -----------------
ASSETS:
  Investments:
    American Funds Global
     Growth Fund
      Shares 147,455
      Cost $2,102,792
      Market Value.......       --              --              --              --
    American Funds Global
     Small Capitalization
     Fund
      Shares 70,911
      Cost $838,881
      Market Value.......       --              --              --              --
    American Funds
     Growth-Income Fund
      Shares 333,747
      Cost $10,727,952
      Market Value.......   $10,539,744         --              --              --
    American Funds Growth
     Fund
      Shares 208,607
      Cost $9,914,014
      Market Value.......       --          $ 9,195,381         --              --
    Hartford Global
     Leaders HLS
     Fund, Inc. --
     Class IA
      Shares 681,768
      Cost $984,232
      Market Value.......       --              --           $  983,772         --
    Hartford Global
     Technology HLS
     Fund, Inc. --
     Class IA
      Shares 1,462,527
      Cost $753,006
      Market Value.......       --              --              --             $ 719,173
  Due from Hartford Life
   and Annuity Insurance
   Company...............       156,648         167,650          56,550            2,907
  Receivable from fund
   shares sold...........       --              --              --              --
  Other Assets...........       --                   51         --                     4
                            -----------     -----------      ----------        ---------
  Total Assets...........    10,696,392       9,363,082       1,040,322          722,084
                            -----------     -----------      ----------        ---------
LIABILITIES:
  Due to Hartford Life
   and Annuity Insurance
   Company...............       --              --              --              --
  Payable for fund shares
   purchased.............       156,648         167,650          56,550            2,907
  Other Liabilities......            34         --                    1         --
                            -----------     -----------      ----------        ---------
  Total Liabilities......       156,682         167,650          56,551            2,907
                            -----------     -----------      ----------        ---------
  Net Assets (variable
   life contract
   liabilities)..........   $10,539,710     $ 9,195,432      $  983,771        $ 719,177
                            ===========     ===========      ==========        =========
  Units Owned by
   Participants..........    10,507,976      11,608,620       1,159,597          975,598
  Unit Values............   $  1.003020     $  0.792121      $ 0.848373        $0.737165

_____________________________________ SA-13 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001

                            HARTFORD      HARTFORD
                              BOND         STOCK
                            HLS FUND      HLS FUND
                           SUB-ACCOUNT  SUB-ACCOUNT
                           -----------  ------------
INVESTMENT INCOME:
  Dividends..............  $  640,671   $    688,802
                           ----------   ------------
CAPITAL GAINS INCOME.....      --          6,608,467
                           ----------   ------------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........     343,325       (644,363)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     151,360    (18,483,561)
                           ----------   ------------
    Net gain (loss) on
     investments.........     494,685    (19,127,924)
                           ----------   ------------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....  $1,135,356   $(11,830,655)
                           ==========   ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-14 ____________________________________

                                                        HARTFORD     HARTFORD                    HARTFORD      HARTFORD
                             HARTFORD     HARTFORD      CAPITAL      MORTGAGE      HARTFORD    INTERNATIONAL   DIVIDEND
                           MONEY MARKET   ADVISERS    APPRECIATION  SECURITIES      INDEX      OPPORTUNITIES  AND GROWTH
                             HLS FUND     HLS FUND      HLS FUND     HLS FUND      HLS FUND      HLS FUND      HLS FUND
                           SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT
                           ------------  -----------  ------------  -----------  ------------  -------------  -----------
INVESTMENT INCOME:
  Dividends..............   $2,078,005   $ 1,483,238  $    622,173   $ 79,521    $   377,508    $    19,746   $   599,221
                            ----------   -----------  ------------   --------    -----------    -----------   -----------
CAPITAL GAINS INCOME.....          580     2,449,088    24,041,389     --            681,345      2,203,174     2,140,364
                            ----------   -----------  ------------   --------    -----------    -----------   -----------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........      --             (5,027)       (7,395)    15,245           (929)       (18,987)       (4,019)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      --         (6,057,679)  (30,899,460)     6,477     (6,025,036)    (5,595,120)   (3,973,265)
                            ----------   -----------  ------------   --------    -----------    -----------   -----------
    Net gain (loss) on
     investments.........      --         (6,062,706)  (30,906,855)    21,722     (6,025,965)    (5,614,107)   (3,977,284)
                            ----------   -----------  ------------   --------    -----------    -----------   -----------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....   $2,078,585   $(2,130,380) $ (6,243,293)  $101,243    $(4,967,112)   $(3,391,187)  $(1,237,699)
                            ==========   ===========  ============   ========    ===========    ===========   ===========

_____________________________________ SA-15 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2001

                            HARTFORD
                           GROWTH AND      HARTFORD
                             INCOME     GLOBAL ADVISERS
                            HLS FUND       HLS FUND
                           SUB-ACCOUNT   SUB-ACCOUNT*
                           -----------  ---------------
INVESTMENT INCOME:
  Dividends..............   $  --          $  11,890
                            ---------      ---------
CAPITAL GAINS INCOME.....     308,037         77,446
                            ---------      ---------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........         869            275
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    (922,890)      (140,623)
                            ---------      ---------
    Net gain (loss) on
     investments.........    (922,021)      (140,348)
                            ---------      ---------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....   $(613,984)     $ (51,012)
                            =========      =========

  * Formerly International Advisers HLS Fund Sub-Account, change effective May 1, 2001.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-16 ____________________________________

                             HARTFORD      HARTFORD    FIDELITY VIP   FIDELITY VIP  FIDELITY VIP II
                           SMALL COMPANY    MIDCAP     EQUITY-INCOME    OVERSEAS     ASSET MANAGER
                             HLS FUND      HLS FUND      PORTFOLIO     PORTFOLIO       PORTFOLIO
                            SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT
                           -------------  -----------  -------------  ------------  ---------------
INVESTMENT INCOME:
  Dividends..............   $   --        $   --        $   257,023   $   245,029      $ 118,631
                            -----------   -----------   -----------   -----------      ---------
CAPITAL GAINS INCOME.....     1,223,448     2,996,219       722,111       387,303         44,486
                            -----------   -----------   -----------   -----------      ---------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........       (82,266)      (59,579)        4,644        (1,348)       (15,196)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    (3,082,732)   (3,386,884)   (1,770,406)   (1,833,163)      (250,658)
                            -----------   -----------   -----------   -----------      ---------
    Net gain (loss) on
     investments.........    (3,164,998)   (3,446,463)   (1,765,762)   (1,834,511)      (265,854)
                            -----------   -----------   -----------   -----------      ---------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....   $(1,941,550)  $  (450,244)  $  (786,628)  $(1,202,179)     $(102,737)
                            ===========   ===========   ===========   ===========      =========

  * Formerly International Advisers HLS Fund Sub-Account, change effective May 1, 2001.

_____________________________________ SA-17 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2001

                            PUTNAM VT     PUTNAM VT
                           ASIA PACIFIC  DIVERSIFIED
                           GROWTH FUND   INCOME FUND
                           SUB-ACCOUNT   SUB-ACCOUNT
                           ------------  -----------
INVESTMENT INCOME:
  Dividends..............   $  --         $103,928
                            ---------     --------
CAPITAL GAINS INCOME.....     292,086       --
                            ---------     --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........     250,509        4,032
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    (623,658)     (47,216)
                            ---------     --------
    Net gain (loss) on
     investments.........    (373,149)     (43,184)
                            ---------     --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....   $ (81,063)    $ 60,744
                            =========     ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-18 ____________________________________

                                                 PUTNAM VT                           PUTNAM VT
                           THE GEORGE PUTNAM   GLOBAL ASSET        PUTNAM VT         GROWTH AND         PUTNAM VT
                            FUND OF BOSTON    ALLOCATION FUND  GLOBAL GROWTH FUND   INCOME FUND    HEALTH SCIENCES FUND
                              SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT
                           -----------------  ---------------  ------------------  --------------  --------------------
INVESTMENT INCOME:
  Dividends..............      $ 55,464          $  28,690        $  --             $   557,052        $     2,981
                               --------          ---------        -----------       -----------        -----------
CAPITAL GAINS INCOME.....       --                 270,227          2,908,921           388,860          --
                               --------          ---------        -----------       -----------        -----------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........         3,390             (2,530)           (96,760)           21,163            (18,691)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       (17,939)          (514,774)        (7,175,051)       (3,239,751)        (1,265,804)
                               --------          ---------        -----------       -----------        -----------
    Net gain (loss) on
     investments.........       (14,549)          (517,304)        (7,271,811)       (3,218,588)        (1,284,495)
                               --------          ---------        -----------       -----------        -----------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....      $ 40,915          $(218,387)       $(4,362,890)      $(2,272,676)       $(1,281,514)
                               ========          =========        ===========       ===========        ===========

_____________________________________ SA-19 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2001


                              PUTNAM VT      PUTNAM VT
                           HIGH YIELD FUND  INCOME FUND
                             SUB-ACCOUNT    SUB-ACCOUNT
                           ---------------  -----------
INVESTMENT INCOME:
  Dividends..............     $ 743,130      $256,233
                              ---------      --------
CAPITAL GAINS INCOME.....       --             --
                              ---------      --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........         9,084         2,160
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      (520,171)       13,866
                              ---------      --------
    Net gain (loss) on
     investments.........      (511,087)       16,026
                              ---------      --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....     $ 232,043      $272,259
                              =========      ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-20 ____________________________________

                                            PUTNAM VT
                             PUTNAM VT    INTERNATIONAL        PUTNAM VT
                           INTERNATIONAL   GROWTH AND        INTERNATIONAL         PUTNAM VT         PUTNAM VT
                            GROWTH FUND    INCOME FUND   NEW OPPORTUNITIES FUND  INVESTORS FUND  MONEY MARKET FUND
                            SUB-ACCOUNT    SUB-ACCOUNT        SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT
                           -------------  -------------  ----------------------  --------------  -----------------
INVESTMENT INCOME:
  Dividends..............   $    56,354     $  34,694         $ --                $     6,391        $117,219
                            -----------     ---------         -----------         -----------        --------
CAPITAL GAINS INCOME.....     1,764,067       189,890           --                    --              --
                            -----------     ---------         -----------         -----------        --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........           902        (8,036)             94,839             (19,797)        --
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    (5,497,942)     (972,709)         (1,085,826)         (2,111,897)        --
                            -----------     ---------         -----------         -----------        --------
    Net gain (loss) on
     investments.........    (5,497,040)     (980,745)           (990,987)         (2,131,694)        --
                            -----------     ---------         -----------         -----------        --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....   $(3,676,619)    $(756,161)        $  (990,987)        $(2,125,303)       $117,219
                            ===========     =========         ===========         ===========        ========

_____________________________________ SA-21 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2001

                                 PUTNAM VT           PUTNAM VT
                           NEW OPPORTUNITIES FUND  NEW VALUE FUND
                                SUB-ACCOUNT         SUB-ACCOUNT
                           ----------------------  --------------
INVESTMENT INCOME:
  Dividends..............       $ --                  $ 36,304
                                ------------          --------
CAPITAL GAINS INCOME.....          3,790,705            97,682
                                ------------          --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........            (99,609)          (13,950)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................        (11,523,748)           33,371
                                ------------          --------
    Net gain (loss) on
     investments.........        (11,623,357)           19,421
                                ------------          --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....       $ (7,832,652)         $153,407
                                ============          ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-22 ____________________________________

                               PUTNAM VT         PUTNAM VT
                            OTC & EMERGING    UTILITIES GROWTH   PUTNAM VT      PUTNAM VT
                              GROWTH FUND     AND INCOME FUND    VISTA FUND   VOYAGER FUND
                              SUB-ACCOUNT       SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT
                           -----------------  ----------------  ------------  -------------
INVESTMENT INCOME:
  Dividends..............     $  --             $   125,116     $   --        $     45,574
                              -----------       -----------     -----------   ------------
CAPITAL GAINS INCOME.....        --                 211,677         617,010      9,303,813
                              -----------       -----------     -----------   ------------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........        (443,807)           (5,808)       (127,167)      (111,629)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      (2,933,109)       (1,387,757)     (2,956,067)   (19,825,824)
                              -----------       -----------     -----------   ------------
    Net gain (loss) on
     investments.........      (3,376,916)       (1,393,565)     (3,083,234)   (19,937,453)
                              -----------       -----------     -----------   ------------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....     $(3,376,916)      $(1,056,772)    $(2,466,224)  $(10,588,066)
                              ===========       ===========     ===========   ============

_____________________________________ SA-23 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF OPERATIONS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2001

                           AMERICAN FUNDS    AMERICAN FUNDS
                               GLOBAL         GLOBAL SMALL
                            GROWTH FUND    CAPITALIZATION FUND
                           SUB-ACCOUNT**      SUB-ACCOUNT**
                           --------------  -------------------
INVESTMENT INCOME:
  Dividends..............    $   5,875          $  2,282
                             ---------          --------
CAPITAL GAINS INCOME.....       72,039            18,105
                             ---------          --------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........        3,051               991
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     (129,842)          (24,820)
                             ---------          --------
    Net gain (loss) on
     investments.........     (126,791)          (23,829)
                             ---------          --------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....    $ (48,877)         $ (3,442)
                             =========          ========

 **  Amounts represent from inception, January 16, 2001 to December 31, 2001.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-24 ____________________________________

                           AMERICAN FUNDS                     HARTFORD         HARTFORD
                           GROWTH-INCOME   AMERICAN FUNDS  GLOBAL LEADERS  GLOBAL TECHNOLOGY
                                FUND        GROWTH FUND       HLS FUND         HLS FUND
                           SUB-ACCOUNT**   SUB-ACCOUNT**   SUB-ACCOUNT**     SUB-ACCOUNT**
                           --------------  --------------  --------------  -----------------
INVESTMENT INCOME:
  Dividends..............    $  58,071       $  11,608         $5,313          $--
                             ---------       ---------         ------          ---------
CAPITAL GAINS INCOME.....      325,692         663,864          2,978           --
                             ---------       ---------         ------          ---------
NET REALIZED AND
 UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Net realized gain
   (loss) on security
   transactions..........       (1,813)            275            (32)           (79,362)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     (188,207)       (718,632)          (460)           (33,833)
                             ---------       ---------         ------          ---------
    Net gain (loss) on
     investments.........     (190,020)       (718,357)          (492)          (113,195)
                             ---------       ---------         ------          ---------
    Net increase
     (decrease) in net
     assets resulting
     from operations.....    $ 193,743       $ (42,885)        $7,799          $(113,195)
                             =========       =========         ======          =========

 **  Amounts represent from inception, January 16, 2001 to December 31, 2001.

_____________________________________ SA-25 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2001

                            HARTFORD      HARTFORD
                              BOND         STOCK
                            HLS FUND      HLS FUND
                           SUB-ACCOUNT  SUB-ACCOUNT
                           -----------  ------------
OPERATIONS:
  Net investment
   income................  $   640,671  $    688,802
  Capital gains income...      --          6,608,467
  Net realized gain
   (loss) on security
   transactions..........      343,325      (644,363)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      151,360   (18,483,561)
                           -----------  ------------
  Net increase (decrease)
   in net assets
   resulting from
   operations............    1,135,356   (11,830,655)
                           -----------  ------------
UNIT TRANSACTIONS:
  Purchases..............    2,951,857    22,299,764
  Net transfers..........    3,311,192     4,630,616
  Surrenders for benefit
   payments and fees.....     (349,486)   (3,150,605)
  Net loan activity......     (258,208)   (1,603,771)
  Cost of insurance......   (1,515,751)   (8,705,546)
                           -----------  ------------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........    4,139,604    13,470,458
                           -----------  ------------
  Net increase (decrease)
   in net assets.........    5,274,960     1,639,803
NET ASSETS:
  Beginning of period....   15,018,086    84,332,023
                           -----------  ------------
  End of period..........  $20,293,046  $ 85,971,826
                           ===========  ============

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
 STATEMENTS OF CHANGES IN NET ASSETS
 FOR THE YEAR ENDED DECEMBER 31, 2000

                            HARTFORD      HARTFORD
                              BOND         STOCK
                            HLS FUND      HLS FUND
                           SUB-ACCOUNT  SUB-ACCOUNT
                           -----------  ------------
OPERATIONS:
  Net investment
   income................  $    81,181  $    573,280
  Capital gains income...      --          7,977,400
  Net realized gain
   (loss) on security
   transactions..........      194,145        33,370
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    1,458,163   (14,411,718)
                           -----------  ------------
  Net increase (decrease)
   in net assets
   resulting from
   operations............    1,733,489    (5,827,668)
                           -----------  ------------
UNIT TRANSACTIONS:
  Purchases..............    4,005,611    19,691,319
  Net transfers..........   (1,697,570)   23,416,147
  Surrenders for benefit
   payments and fees.....     (737,774)   (2,518,677)
  Net loan activity......     (354,792)     (626,939)
  Cost of insurance......     (887,676)   (5,367,261)
                           -----------  ------------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      327,799    34,594,589
                           -----------  ------------
  Net increase (decrease)
   in net assets.........    2,061,288    28,766,921
NET ASSETS:
  Beginning of period....   12,956,798    55,565,102
                           -----------  ------------
  End of period..........  $15,018,086  $ 84,332,023
                           ===========  ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-26 ____________________________________

                                                         HARTFORD     HARTFORD                   HARTFORD      HARTFORD
                             HARTFORD      HARTFORD      CAPITAL      MORTGAGE     HARTFORD    INTERNATIONAL   DIVIDEND
                           MONEY MARKET    ADVISERS    APPRECIATION  SECURITIES      INDEX     OPPORTUNITIES  AND GROWTH
                             HLS FUND      HLS FUND      HLS FUND     HLS FUND     HLS FUND      HLS FUND      HLS FUND
                            SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                           -------------  -----------  ------------  -----------  -----------  -------------  -----------
OPERATIONS:
  Net investment
   income................  $   2,078,005  $ 1,483,238  $   622,173   $   79,521   $   377,508   $    19,746   $   599,221
  Capital gains income...            580    2,449,088   24,041,389       --           681,345     2,203,174     2,140,364
  Net realized gain
   (loss) on security
   transactions..........       --             (5,027)      (7,395)      15,245          (929)      (18,987)       (4,019)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       --         (6,057,679) (30,899,460)       6,477    (6,025,036)   (5,595,120)   (3,973,265)
                           -------------  -----------  -----------   ----------   -----------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      2,078,585   (2,130,380)  (6,243,293)     101,243    (4,967,112)   (3,391,187)   (1,237,699)
                           -------------  -----------  -----------   ----------   -----------   -----------   -----------
UNIT TRANSACTIONS:
  Purchases..............    221,865,866   10,367,215   20,440,866      311,267     9,903,135     4,098,475     6,750,714
  Net transfers..........   (144,787,923)  15,717,256   16,291,439    1,152,315     7,721,490     1,964,556     8,426,153
  Surrenders for benefit
   payments and fees.....     (6,909,383)  (1,482,327)  (2,915,559)     (79,720)   (1,512,942)     (819,783)   (1,132,374)
  Net loan activity......     (3,076,283)  (1,079,455)  (2,092,812)    (118,464)     (889,403)     (451,463)     (649,328)
  Cost of insurance......    (12,128,399)  (5,908,489)  (8,080,497)    (156,399)   (4,114,293)   (1,276,284)   (2,977,199)
                           -------------  -----------  -----------   ----------   -----------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     54,963,878   17,614,200   23,643,437    1,108,999    11,107,987     3,515,501    10,417,966
                           -------------  -----------  -----------   ----------   -----------   -----------   -----------
  Net increase (decrease)
   in net assets.........     57,042,463   15,483,820   17,400,144    1,210,242     6,140,875       124,314     9,180,267
NET ASSETS:
  Beginning of period....     42,084,597   42,097,054   76,493,104    1,245,042    36,507,845    16,868,199    29,901,005
                           -------------  -----------  -----------   ----------   -----------   -----------   -----------
  End of period..........  $  99,127,060  $57,580,874  $93,893,248   $2,455,284   $42,648,720   $16,992,513   $39,081,272
                           =============  ===========  ===========   ==========   ===========   ===========   ===========

                                                         HARTFORD     HARTFORD                   HARTFORD      HARTFORD
                             HARTFORD      HARTFORD      CAPITAL      MORTGAGE     HARTFORD    INTERNATIONAL   DIVIDEND
                           MONEY MARKET    ADVISERS    APPRECIATION  SECURITIES      INDEX     OPPORTUNITIES  AND GROWTH
                             HLS FUND      HLS FUND      HLS FUND     HLS FUND     HLS FUND      HLS FUND      HLS FUND
                            SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                           -------------  -----------  ------------  -----------  -----------  -------------  -----------
OPERATIONS:
  Net investment
   income................  $   1,840,891  $   328,475  $   488,549   $    7,896   $   296,720   $   215,292   $   458,850
  Capital gains income...           (726)   3,041,584    8,160,851       --           314,343     1,285,199     2,183,478
  Net realized gain
   (loss) on security
   transactions..........       --             29,993       52,132        1,580       (15,765)           32         8,345
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       --         (3,696,482)  (3,072,683)      98,756    (4,143,365)   (3,769,802)      166,949
                           -------------  -----------  -----------   ----------   -----------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      1,840,165     (296,430)   5,628,849      108,232    (3,548,067)   (2,269,279)    2,817,622
                           -------------  -----------  -----------   ----------   -----------   -----------   -----------
UNIT TRANSACTIONS:
  Purchases..............    196,191,621    8,405,596   13,672,660      302,701     9,246,061     3,232,559     6,302,674
  Net transfers..........   (177,081,665)  10,932,539   24,261,852       36,574     4,792,625     7,858,524     3,682,904
  Surrenders for benefit
   payments and fees.....     (1,238,561)  (1,385,840)  (2,196,519)     (71,750)   (1,669,086)     (780,937)     (865,095)
  Net loan activity......     (8,579,896)    (128,622)    (718,104)      (8,436)     (164,615)     (103,522)     (559,674)
  Cost of insurance......     (6,960,037)  (2,530,284)  (3,974,925)     (56,944)   (2,404,530)     (707,005)   (1,504,640)
                           -------------  -----------  -----------   ----------   -----------   -----------   -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      2,331,462   15,293,389   31,044,964      202,145     9,800,455     9,499,619     7,056,169
                           -------------  -----------  -----------   ----------   -----------   -----------   -----------
  Net increase (decrease)
   in net assets.........      4,171,627   14,996,959   36,673,813      310,377     6,252,388     7,230,340     9,873,791
NET ASSETS:
  Beginning of period....     37,912,970   27,100,095   39,819,291      934,665    30,255,457     9,637,859    20,027,214
                           -------------  -----------  -----------   ----------   -----------   -----------   -----------
  End of period..........  $  42,084,597  $42,097,054  $76,493,104   $1,245,042   $36,507,845   $16,868,199   $29,901,005
                           =============  ===========  ===========   ==========   ===========   ===========   ===========

_____________________________________ SA-27 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1999

                            HARTFORD     HARTFORD
                              BOND         STOCK
                            HLS FUND     HLS FUND
                           SUB-ACCOUNT  SUB-ACCOUNT
                           -----------  -----------
OPERATIONS:
  Net investment
   income................  $   699,011  $   372,982
  Capital gains income...       18,913    2,119,332
  Net realized gain
   (loss) on security
   transactions..........       (2,719)     (22,268)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     (842,711)   4,413,611
                           -----------  -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............     (127,506)   6,883,657
                           -----------  -----------
UNIT TRANSACTIONS:
  Purchases..............    2,698,950   12,119,056
  Net transfers..........    9,691,325   23,050,670
  Surrenders for benefit
   payments and fees.....     (718,711)  (1,780,707)
  Net loan activity......      (99,513)    (238,423)
  Cost of insurance......     (497,251)  (2,526,384)
                           -----------  -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........   11,074,800   30,624,212
                           -----------  -----------
  Net increase (decrease)
   in net assets.........   10,947,294   37,507,869
NET ASSETS:
  Beginning of period....    2,009,504   18,057,233
                           -----------  -----------
  End of period..........  $12,956,798  $55,565,102
                           ===========  ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-28 ____________________________________

                                                         HARTFORD     HARTFORD                   HARTFORD       HARTFORD
                             HARTFORD      HARTFORD      CAPITAL      MORTGAGE     HARTFORD    INTERNATIONAL    DIVIDEND
                           MONEY MARKET    ADVISERS    APPRECIATION  SECURITIES      INDEX     OPPORTUNITIES   AND GROWTH
                             HLS FUND      HLS FUND      HLS FUND     HLS FUND     HLS FUND      HLS FUND       HLS FUND
                            SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                           -------------  -----------  ------------  -----------  -----------  -------------  ------------
OPERATIONS:
  Net investment
   income................  $   1,047,023  $   551,404  $   119,226    $  52,036   $   260,644   $   91,142    $   314,327
  Capital gains income...            562    1,057,290    1,346,774       --           232,059      --             499,713
  Net realized gain
   (loss) on security
   transactions..........       --               (966)      18,563       (1,722)        1,101       25,426         (2,211)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       --            311,013    7,692,001      (39,099)    3,505,603    2,417,612         22,405
                           -------------  -----------  -----------    ---------   -----------   ----------    -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      1,047,585    1,918,741    9,176,564       11,215     3,999,407    2,534,180        834,234
                           -------------  -----------  -----------    ---------   -----------   ----------    -----------
UNIT TRANSACTIONS:
  Purchases..............    140,220,886    5,793,490    8,084,428      412,204     5,041,446    2,369,344      4,867,866
  Net transfers..........   (119,807,605)  12,348,443    8,095,535      244,979    12,746,107     (345,670)     6,916,438
  Surrenders for benefit
   payments and fees.....       (491,397)    (500,173)    (913,711)    (315,043)   (1,035,217)    (342,765)      (840,062)
  Net loan activity......     (5,409,347)     (44,850)    (166,948)      (6,721)     (149,959)     (69,327)      (140,021)
  Cost of insurance......     (3,444,628)  (1,188,712)  (1,518,285)     (71,630)   (1,208,015)    (382,923)      (972,972)
                           -------------  -----------  -----------    ---------   -----------   ----------    -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     11,067,909   16,408,198   13,581,019      263,789    15,394,362    1,228,659      9,831,249
                           -------------  -----------  -----------    ---------   -----------   ----------    -----------
  Net increase (decrease)
   in net assets.........     12,115,494   18,326,939   22,757,583      275,004    19,393,769    3,762,839     10,665,483
NET ASSETS:
  Beginning of period....     25,797,476    8,773,156   17,061,708      659,661    10,861,688    5,875,020      9,361,731
                           -------------  -----------  -----------    ---------   -----------   ----------    -----------
  End of period..........  $  37,912,970  $27,100,095  $39,819,291    $ 934,665   $30,255,457   $9,637,859    $20,027,214
                           =============  ===========  ===========    =========   ===========   ==========    ===========

_____________________________________ SA-29 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2001

                            HARTFORD
                           GROWTH AND      HARTFORD
                             INCOME     GLOBAL ADVISERS
                            HLS FUND       HLS FUND
                           SUB-ACCOUNT   SUB-ACCOUNT*
                           -----------  ---------------
OPERATIONS:
  Net investment
   income................  $   --         $   11,890
  Capital gains income...     308,037         77,446
  Net realized gain
   (loss) on security
   transactions..........         869            275
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    (922,890)      (140,623)
                           -----------    ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............    (613,984)       (51,012)
                           -----------    ----------
UNIT TRANSACTIONS:
  Purchases..............   2,291,996        312,916
  Net transfers..........   1,653,046        775,837
  Surrenders for benefit
   payments and fees.....    (344,329)       (19,123)
  Net loan activity......    (125,456)          (484)
  Cost of insurance......  (1,026,708)      (160,964)
                           -----------    ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........   2,448,549        908,182
                           -----------    ----------
  Net increase (decrease)
   in net assets.........   1,834,565        857,170
NET ASSETS:
  Beginning of period....   6,851,637        772,058
                           -----------    ----------
  End of period..........  $8,686,202     $1,629,228
                           ===========    ==========

  * Formerly International Advisers HLS Fund Sub-Account, change effective May 1, 2001.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
 STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2000

                            HARTFORD
                           GROWTH AND      HARTFORD
                             INCOME     GLOBAL ADVISERS
                            HLS FUND       HLS FUND
                           SUB-ACCOUNT   SUB-ACCOUNT*
                           -----------  ---------------
OPERATIONS:
  Net investment
   income................  $   25,016     $   40,934
  Capital gains income...      81,974         33,553
  Net realized gain
   (loss) on security
   transactions..........       8,995           (159)
  Net unrealized
   appreciation
   (depreciation) of
   investments...........    (534,796)      (110,451)
                           -----------    ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............    (418,811)       (36,123)
                           -----------    ----------
UNIT TRANSACTIONS:
  Purchases..............   1,632,988        147,232
  Net transfers..........   3,435,093        512,170
  Surrenders for benefit
   payments and fees.....    (180,191)        (3,351)
  Net loan activity......     (24,756)        (4,075)
  Cost of insurance......    (548,706)       (57,470)
                           -----------    ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........   4,314,428        594,506
                           -----------    ----------
  Net increase (decrease)
   in net assets.........   3,895,617        558,383
NET ASSETS:
  Beginning of period....   2,956,020        213,675
                           -----------    ----------
  End of period..........  $6,851,637     $  772,058
                           ===========    ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-30 ____________________________________

                             HARTFORD      HARTFORD    FIDELITY VIP   FIDELITY VIP  FIDELITY VIP II
                           SMALL COMPANY    MIDCAP     EQUITY-INCOME    OVERSEAS     ASSET MANAGER
                             HLS FUND      HLS FUND      PORTFOLIO     PORTFOLIO       PORTFOLIO
                            SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT
                           -------------  -----------  -------------  ------------  ---------------
OPERATIONS:
  Net investment
   income................   $   --        $   --        $   257,023   $   245,029      $  118,631
  Capital gains income...     1,223,448    2,996,219        722,111       387,303          44,486
  Net realized gain
   (loss) on security
   transactions..........       (82,266)     (59,579)         4,644        (1,348)        (15,196)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    (3,082,732)  (3,386,884)    (1,770,406)   (1,833,163)       (250,658)
                            -----------   -----------   -----------   -----------      ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............    (1,941,550)    (450,244)      (786,628)   (1,202,179)       (102,737)
                            -----------   -----------   -----------   -----------      ----------
UNIT TRANSACTIONS:
  Purchases..............     5,479,813    7,248,545      3,206,585     1,255,601         618,435
  Net transfers..........     8,305,406    9,253,173      4,706,832       425,160         857,416
  Surrenders for benefit
   payments and fees.....      (483,090)    (423,082)      (531,613)     (100,281)        (79,409)
  Net loan activity......      (409,553)    (859,191)      (566,583)     (116,031)        (17,695)
  Cost of insurance......    (1,454,294)  (2,754,918)    (1,441,685)     (369,244)       (278,102)
                            -----------   -----------   -----------   -----------      ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........    11,438,282   12,464,527      5,373,536     1,095,205       1,100,645
                            -----------   -----------   -----------   -----------      ----------
  Net increase (decrease)
   in net assets.........     9,496,732   12,014,283      4,586,908      (106,974)        997,908
NET ASSETS:
  Beginning of period....    10,364,630   18,530,247     14,935,684     5,212,593       2,540,575
                            -----------   -----------   -----------   -----------      ----------
  End of period..........   $19,861,362   $30,544,530   $19,522,592   $ 5,105,619      $3,538,483
                            ===========   ===========   ===========   ===========      ==========

  * Formerly International Advisers HLS Fund Sub-Account, change effective May 1, 2001.

                             HARTFORD      HARTFORD    FIDELITY VIP   FIDELITY VIP  FIDELITY VIP II
                           SMALL COMPANY    MIDCAP     EQUITY-INCOME    OVERSEAS     ASSET MANAGER
                             HLS FUND      HLS FUND      PORTFOLIO     PORTFOLIO       PORTFOLIO
                            SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT
                           -------------  -----------  -------------  ------------  ---------------
OPERATIONS:
  Net investment
   income................   $   --        $   --        $   195,271   $    54,276      $   59,219
  Capital gains income...     1,052,639      476,447        735,671       341,794         139,516
  Net realized gain
   (loss) on security
   transactions..........        57,993      (28,427)        43,925           393           1,887
  Net unrealized
   appreciation
   (depreciation) of
   investments...........    (2,853,805)   1,122,417        164,846    (1,450,560)       (291,836)
                            -----------   -----------   -----------   -----------      ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............    (1,743,173)   1,570,437      1,139,713    (1,054,097)        (91,214)
                            -----------   -----------   -----------   -----------      ----------
UNIT TRANSACTIONS:
  Purchases..............     2,032,006    2,480,580      2,741,771     1,308,694         611,363
  Net transfers..........     8,054,342   11,631,518      1,253,453     1,536,995         336,077
  Surrenders for benefit
   payments and fees.....      (387,118)    (264,158)      (608,273)     (153,716)       (186,023)
  Net loan activity......       (41,506)     (48,137)       (93,428)      (46,225)          1,056
  Cost of insurance......      (606,287)    (890,653)      (714,646)     (247,450)       (127,261)
                            -----------   -----------   -----------   -----------      ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     9,051,437   12,909,150      2,578,877     2,398,298         635,212
                            -----------   -----------   -----------   -----------      ----------
  Net increase (decrease)
   in net assets.........     7,308,264   14,479,587      3,718,590     1,344,201         543,998
NET ASSETS:
  Beginning of period....     3,056,366    4,050,660     11,217,094     3,868,392       1,996,577
                            -----------   -----------   -----------   -----------      ----------
  End of period..........   $10,364,630   $18,530,247   $14,935,684   $ 5,212,593      $2,540,575
                            ===========   ===========   ===========   ===========      ==========

_____________________________________ SA-31 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1999

                            HARTFORD
                           GROWTH AND          HARTFORD
                             INCOME     INTERNATIONAL ADVISERS
                            HLS FUND           HLS FUND
                           SUB-ACCOUNT       SUB-ACCOUNT
                           -----------  ----------------------
OPERATIONS:
  Net investment
   income................  $    7,483          $  3,715
  Capital gains income...      17,234         --
  Net realized gain
   (loss) on security
   transactions..........      (4,508)              368
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     282,943            24,842
                           ----------          --------
  Net increase (decrease)
   in net assets
   resulting from
   operations............     303,152            28,925
                           ----------          --------
UNIT TRANSACTIONS:
  Purchases..............     366,470            38,551
  Net transfers..........   2,340,975           169,407
  Surrenders for benefit
   payments and fees.....     (31,360)          (20,325)
  Net loan activity......     (13,510)        --
  Cost of insurance......     (80,442)           (8,886)
                           ----------          --------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........   2,582,133           178,747
                           ----------          --------
  Net increase (decrease)
   in net assets.........   2,885,285           207,672
NET ASSETS:
  Beginning of period....      70,735             6,003
                           ----------          --------
  End of period..........  $2,956,020          $213,675
                           ==========          ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-32 ____________________________________

                             HARTFORD      HARTFORD    FIDELITY VIP   FIDELITY VIP  FIDELITY VIP II
                           SMALL COMPANY    MIDCAP     EQUITY-INCOME    OVERSEAS     ASSET MANAGER
                             HLS FUND      HLS FUND      PORTFOLIO     PORTFOLIO       PORTFOLIO
                            SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT
                           -------------  -----------  -------------  ------------  ---------------
OPERATIONS:
  Net investment
   income................   $  --         $   --        $   105,625   $    58,254      $   35,234
  Capital gains income...        3,946       148,450        233,487        93,957          44,630
  Net realized gain
   (loss) on security
   transactions..........          867       (12,844)         1,860       221,841           1,464
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      716,883       638,826        132,738       896,895          89,708
                            ----------    ----------    -----------   -----------      ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      721,696       774,432        473,710     1,270,947         171,036
                            ----------    ----------    -----------   -----------      ----------
UNIT TRANSACTIONS:
  Purchases..............      492,570       518,046      2,649,542     1,343,347         511,702
  Net transfers..........    1,813,451     2,801,192      2,562,251    (1,869,595)        455,197
  Surrenders for benefit
   payments and fees.....      (33,140)      (25,676)      (361,687)     (176,455)        (42,732)
  Net loan activity......       (7,461)       (3,502)       (14,647)      (14,296)        (16,010)
  Cost of insurance......      (67,116)      (86,761)      (516,570)     (188,963)        (72,617)
                            ----------    ----------    -----------   -----------      ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........    2,198,304     3,203,299      4,318,889      (905,962)        835,540
                            ----------    ----------    -----------   -----------      ----------
  Net increase (decrease)
   in net assets.........    2,920,000     3,977,731      4,792,599       364,985       1,006,576
NET ASSETS:
  Beginning of period....      136,366        72,929      6,424,495     3,503,407         990,001
                            ----------    ----------    -----------   -----------      ----------
  End of period..........   $3,056,366    $4,050,660    $11,217,094   $ 3,868,392      $1,996,577
                            ==========    ==========    ===========   ===========      ==========

_____________________________________ SA-33 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2001

                            PUTNAM VT     PUTNAM VT
                           ASIA PACIFIC  DIVERSIFIED
                           GROWTH FUND   INCOME FUND
                           SUB-ACCOUNT   SUB-ACCOUNT
                           ------------  -----------
OPERATIONS:
  Net investment
   income................   $  --        $  103,928
  Capital gains income...      292,086       --
  Net realized gain
   (loss) on security
   transactions..........      250,509        4,032
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     (623,658)     (47,216)
                            ----------   ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      (81,063)      60,744
                            ----------   ----------
UNIT TRANSACTIONS:
  Purchases..............      920,700      355,672
  Net transfers..........     (251,645)     491,731
  Surrenders for benefit
   payments and fees.....       (5,858)     (34,174)
  Net loan activity......      (45,173)      (2,404)
  Cost of insurance......     (133,352)    (147,835)
                            ----------   ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      484,672      662,990
                            ----------   ----------
  Net increase (decrease)
   in net assets.........      403,609      723,734
NET ASSETS:
  Beginning of period....    1,215,254    1,332,592
                            ----------   ----------
  End of period..........   $1,618,863   $2,056,326
                            ==========   ==========

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
 STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2000

                            PUTNAM VT     PUTNAM VT
                           ASIA PACIFIC  DIVERSIFIED
                           GROWTH FUND   INCOME FUND
                           SUB-ACCOUNT   SUB-ACCOUNT
                           ------------  -----------
OPERATIONS:
  Net investment
   income................   $   40,548   $   80,320
  Capital gains income...      --            --
  Net realized gain
   (loss) on security
   transactions..........       (6,969)       1,036
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     (824,297)     (75,712)
                            ----------   ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............     (790,718)       5,644
                            ----------   ----------
UNIT TRANSACTIONS:
  Purchases..............      283,135      182,381
  Net transfers..........      921,242      204,456
  Surrenders for benefit
   payments and fees.....     (198,903)     (10,921)
  Net loan activity......       66,191       (1,654)
  Cost of insurance......      (91,120)     (71,706)
                            ----------   ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      980,545      302,556
                            ----------   ----------
  Net increase (decrease)
   in net assets.........      189,827      308,200
NET ASSETS:
  Beginning of period....    1,025,427    1,024,392
                            ----------   ----------
  End of period..........   $1,215,254   $1,332,592
                            ==========   ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-34 ____________________________________

                                                 PUTNAM VT                           PUTNAM VT
                           THE GEORGE PUTNAM   GLOBAL ASSET        PUTNAM VT         GROWTH AND         PUTNAM VT
                            FUND OF BOSTON    ALLOCATION FUND  GLOBAL GROWTH FUND   INCOME FUND    HEALTH SCIENCES FUND
                              SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT
                           -----------------  ---------------  ------------------  --------------  --------------------
OPERATIONS:
  Net investment
   income................     $   55,464        $   28,690        $  --             $   557,052        $     2,981
  Capital gains income...       --                 270,227          2,908,921           388,860          --
  Net realized gain
   (loss) on security
   transactions..........          3,390            (2,530)           (96,760)           21,163            (18,691)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................        (17,939)         (514,774)        (7,175,051)       (3,239,751)        (1,265,804)
                              ----------        ----------        -----------       -----------        -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............         40,915          (218,387)        (4,362,890)       (2,272,676)        (1,281,514)
                              ----------        ----------        -----------       -----------        -----------
UNIT TRANSACTIONS:
  Purchases..............        626,559           334,766          3,163,407         6,999,623          1,936,136
  Net transfers..........      1,702,783           488,381           (579,494)        4,933,466          2,428,765
  Surrenders for benefit
   payments and fees.....        (68,485)         (110,560)          (358,448)       (1,214,623)           (70,066)
  Net loan activity......        (22,621)          (57,325)          (276,549)         (487,577)          (118,357)
  Cost of insurance......       (304,844)         (181,054)        (1,028,327)       (3,450,141)          (866,405)
                              ----------        ----------        -----------       -----------        -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      1,933,392           474,208            920,589         6,780,748          3,310,073
                              ----------        ----------        -----------       -----------        -----------
  Net increase (decrease)
   in net assets.........      1,974,307           255,821         (3,442,301)        4,508,072          2,028,559
NET ASSETS:
  Beginning of period....      1,429,226         2,592,821         14,191,309        31,930,297          5,823,936
                              ----------        ----------        -----------       -----------        -----------
  End of period..........     $3,403,533        $2,848,642        $10,749,008       $36,438,369        $ 7,852,495
                              ==========        ==========        ===========       ===========        ===========

                                                 PUTNAM VT                           PUTNAM VT
                           THE GEORGE PUTNAM   GLOBAL ASSET        PUTNAM VT         GROWTH AND         PUTNAM VT
                            FUND OF BOSTON    ALLOCATION FUND  GLOBAL GROWTH FUND   INCOME FUND    HEALTH SCIENCES FUND
                              SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT
                           -----------------  ---------------  ------------------  --------------  --------------------
OPERATIONS:
  Net investment
   income................     $ --              $   38,909        $   125,219       $   387,912        $ --
  Capital gains income...       --                 203,203          3,120,633         1,826,387          --
  Net realized gain
   (loss) on security
   transactions..........            (65)             (523)          (670,163)           13,527            (29,274)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................        113,638          (352,851)        (8,946,977)          250,245          1,006,476
                              ----------        ----------        -----------       -----------        -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............        113,573          (111,262)        (6,371,288)        2,478,071            977,202
                              ----------        ----------        -----------       -----------        -----------
UNIT TRANSACTIONS:
  Purchases..............        258,221           412,141          4,378,338         5,913,273            952,156
  Net transfers..........        569,680           639,843           (594,879)        9,647,522          2,761,934
  Surrenders for benefit
   payments and fees.....        (52,815)         (173,259)          (516,373)       (1,186,878)          (285,340)
  Net loan activity......         (8,228)          (35,270)          (395,780)         (275,647)           (19,829)
  Cost of insurance......        (89,665)         (126,292)        (1,063,875)       (1,598,367)          (301,944)
                              ----------        ----------        -----------       -----------        -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........        677,193           717,163          1,807,431        12,499,903          3,106,977
                              ----------        ----------        -----------       -----------        -----------
  Net increase (decrease)
   in net assets.........        790,766           605,901         (4,563,857)       14,977,974          4,084,179
NET ASSETS:
  Beginning of period....        638,460         1,986,920         18,755,166        16,952,323          1,739,757
                              ----------        ----------        -----------       -----------        -----------
  End of period..........     $1,429,226        $2,592,821        $14,191,309       $31,930,297        $ 5,823,936
                              ==========        ==========        ===========       ===========        ===========

_____________________________________ SA-35 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1999

                            PUTNAM VT     PUTNAM VT
                           ASIA PACIFIC  DIVERSIFIED
                           GROWTH FUND   INCOME FUND
                           SUB-ACCOUNT   SUB-ACCOUNT
                           ------------  -----------
OPERATIONS:
  Net investment
   income................   $  --        $   53,173
  Capital gains income...      --            --
  Net realized gain
   (loss) on security
   transactions..........       17,843        1,938
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      261,527      (37,046)
                            ----------   ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      279,370       18,065
                            ----------   ----------
UNIT TRANSACTIONS:
  Purchases..............      108,126      211,349
  Net transfers..........      666,162      183,678
  Surrenders for benefit
   payments and fees.....       (7,756)     (26,818)
  Net loan activity......       (3,445)        (133)
  Cost of insurance......      (19,412)     (48,582)
                            ----------   ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      743,675      319,494
                            ----------   ----------
  Net increase (decrease)
   in net assets.........    1,023,045      337,559
NET ASSETS:
  Beginning of period....        2,382      686,833
                            ----------   ----------
  End of period..........   $1,025,427   $1,024,392
                            ==========   ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-36 ____________________________________

                                                 PUTNAM VT                           PUTNAM VT
                           THE GEORGE PUTNAM   GLOBAL ASSET        PUTNAM VT         GROWTH AND         PUTNAM VT
                            FUND OF BOSTON    ALLOCATION FUND  GLOBAL GROWTH FUND   INCOME FUND    HEALTH SCIENCES FUND
                              SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT
                           -----------------  ---------------  ------------------  --------------  --------------------
OPERATIONS:
  Net investment
   income................      $ 14,180         $   24,983        $    38,016       $   155,610        $     1,301
  Capital gains income...           523             70,125            791,631           776,527          --
  Net realized gain
   (loss) on security
   transactions..........           996                 80             (2,383)          (33,784)              (473)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       (27,608)            95,549          6,067,598        (1,040,044)            21,618
                               --------         ----------        -----------       -----------        -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       (11,909)           190,737          6,894,862          (141,691)            22,446
                               --------         ----------        -----------       -----------        -----------
UNIT TRANSACTIONS:
  Purchases..............       157,313            347,395          3,481,474         4,231,020            536,671
  Net transfers..........       468,303            541,483          1,913,864         6,270,754          1,133,137
  Surrenders for benefit
   payments and fees.....       (24,713)           (33,349)          (392,829)         (335,856)           (22,235)
  Net loan activity......       (16,345)            (4,153)           (82,403)          (65,775)              (274)
  Cost of insurance......       (30,579)           (78,837)          (576,892)         (857,222)           (82,181)
                               --------         ----------        -----------       -----------        -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........       553,979            772,539          4,343,214         9,242,921          1,565,118
                               --------         ----------        -----------       -----------        -----------
  Net increase (decrease)
   in net assets.........       542,070            963,276         11,238,076         9,101,230          1,587,564
NET ASSETS:
  Beginning of period....        96,390          1,023,644          7,517,090         7,851,093            152,193
                               --------         ----------        -----------       -----------        -----------
  End of period..........      $638,460         $1,986,920        $18,755,166       $16,952,323        $ 1,739,757
                               ========         ==========        ===========       ===========        ===========

_____________________________________ SA-37 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2001


                              PUTNAM VT      PUTNAM VT
                           HIGH YIELD FUND  INCOME FUND
                             SUB-ACCOUNT    SUB-ACCOUNT
                           ---------------  -----------
OPERATIONS:
  Net investment
   income................    $   743,130    $  256,233
  Capital gains income...       --              --
  Net realized gain
   (loss) on security
   transactions..........          9,084         2,160
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       (520,171)       13,866
                             -----------    ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............        232,043       272,259
                             -----------    ----------
UNIT TRANSACTIONS:
  Purchases..............      1,006,864       759,414
  Net transfers..........      1,187,855     2,022,146
  Surrenders for benefit
   payments and fees.....       (287,231)     (207,349)
  Net loan activity......        (57,642)      (23,835)
  Cost of insurance......       (459,759)     (388,508)
                             -----------    ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      1,390,087     2,161,868
                             -----------    ----------
  Net increase (decrease)
   in net assets.........      1,622,130     2,434,127
NET ASSETS:
  Beginning of period....      4,977,278     3,270,278
                             -----------    ----------
  End of period..........    $ 6,599,408    $5,704,405
                             ===========    ==========

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
 STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2000


                              PUTNAM VT      PUTNAM VT
                           HIGH YIELD FUND  INCOME FUND
                             SUB-ACCOUNT    SUB-ACCOUNT
                           ---------------  -----------
OPERATIONS:
  Net investment
   income................    $ 1,083,194    $  183,258
  Capital gains income...       --              --
  Net realized gain
   (loss) on security
   transactions..........       (584,476)       (2,126)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................     (1,176,789)       40,017
                             -----------    ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       (678,071)      221,149
                             -----------    ----------
UNIT TRANSACTIONS:
  Purchases..............      2,104,339       568,085
  Net transfers..........     (3,673,440)      359,655
  Surrenders for benefit
   payments and fees.....       (404,213)     (147,683)
  Net loan activity......       (193,798)      (31,233)
  Cost of insurance......       (473,947)     (182,576)
                             -----------    ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     (2,641,059)      566,248
                             -----------    ----------
  Net increase (decrease)
   in net assets.........     (3,319,130)      787,397
NET ASSETS:
  Beginning of period....      8,296,408     2,482,881
                             -----------    ----------
  End of period..........    $ 4,977,278    $3,270,278
                             ===========    ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-38 ____________________________________

                                            PUTNAM VT
                             PUTNAM VT    INTERNATIONAL        PUTNAM VT
                           INTERNATIONAL   GROWTH AND        INTERNATIONAL         PUTNAM VT         PUTNAM VT
                            GROWTH FUND    INCOME FUND   NEW OPPORTUNITIES FUND  INVESTORS FUND  MONEY MARKET FUND
                            SUB-ACCOUNT    SUB-ACCOUNT        SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT
                           -------------  -------------  ----------------------  --------------  -----------------
OPERATIONS:
  Net investment
   income................   $    56,354     $   34,694        $ --                $     6,391       $   117,219
  Capital gains income...     1,764,067        189,890          --                    --               --
  Net realized gain
   (loss) on security
   transactions..........           902         (8,036)            94,839             (19,797)         --
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................    (5,497,942)      (972,709)        (1,085,826)         (2,111,897)         --
                            -----------     ----------        -----------         -----------       -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............    (3,676,619)      (756,161)          (990,987)         (2,125,303)          117,219
                            -----------     ----------        -----------         -----------       -----------
UNIT TRANSACTIONS:
  Purchases..............     4,448,632        750,379          1,218,357           2,465,061           246,197
  Net transfers..........     6,107,963      1,236,077             36,967             113,509         4,460,138
  Surrenders for benefit
   payments and fees.....      (662,512)       (66,292)           (28,375)           (224,594)          (41,816)
  Net loan activity......      (415,783)         7,006            (20,074)           (248,272)       (2,493,824)
  Cost of insurance......    (1,593,931)      (395,114)          (459,354)           (879,446)         (193,812)
                            -----------     ----------        -----------         -----------       -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     7,884,369      1,532,056            747,521           1,226,258         1,976,812
                            -----------     ----------        -----------         -----------       -----------
  Net increase (decrease)
   in net assets.........     4,207,750        775,895           (243,466)           (899,045)        2,094,031
NET ASSETS:
  Beginning of period....    13,163,301      2,987,533          3,468,360           7,911,636         2,114,768
                            -----------     ----------        -----------         -----------       -----------
  End of period..........   $17,371,051     $3,763,428        $ 3,224,894         $ 7,012,591       $ 4,208,799
                            ===========     ==========        ===========         ===========       ===========

                                            PUTNAM VT
                             PUTNAM VT    INTERNATIONAL        PUTNAM VT
                           INTERNATIONAL   GROWTH AND        INTERNATIONAL         PUTNAM VT         PUTNAM VT
                            GROWTH FUND    INCOME FUND   NEW OPPORTUNITIES FUND  INVESTORS FUND  MONEY MARKET FUND
                            SUB-ACCOUNT    SUB-ACCOUNT        SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT
                           -------------  -------------  ----------------------  --------------  -----------------
OPERATIONS:
  Net investment
   income................   $    71,242     $  127,626        $     1,170         $   --            $    89,881
  Capital gains income...       309,003        279,766            109,881             --               --
  Net realized gain
   (loss) on security
   transactions..........          (589)       (86,348)            (4,135)               (416)         --
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      (809,420)      (287,974)        (1,727,009)         (1,413,567)         --
                            -----------     ----------        -----------         -----------       -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      (429,764)        33,070         (1,620,093)         (1,413,983)           89,881
                            -----------     ----------        -----------         -----------       -----------
UNIT TRANSACTIONS:
  Purchases..............     1,435,031        440,328          1,011,919           1,697,960           219,571
  Net transfers..........    10,609,060      1,953,164          3,670,189           4,131,240           970,451
  Surrenders for benefit
   payments and fees.....      (338,693)       (31,063)          (114,866)           (177,820)           11,019
  Net loan activity......        18,343        (36,062)           (22,443)              9,869            44,148
  Cost of insurance......      (480,766)      (191,720)          (270,899)           (525,746)          (66,647)
                            -----------     ----------        -----------         -----------       -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........    11,242,975      2,134,647          4,273,900           5,135,503         1,178,542
                            -----------     ----------        -----------         -----------       -----------
  Net increase (decrease)
   in net assets.........    10,813,211      2,167,717          2,653,807           3,721,520         1,268,423
NET ASSETS:
  Beginning of period....     2,350,090        819,816            814,553           4,190,116           846,345
                            -----------     ----------        -----------         -----------       -----------
  End of period..........   $13,163,301     $2,987,533        $ 3,468,360         $ 7,911,636       $ 2,114,768
                            ===========     ==========        ===========         ===========       ===========

_____________________________________ SA-39 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1999


                              PUTNAM VT      PUTNAM VT
                           HIGH YIELD FUND  INCOME FUND
                             SUB-ACCOUNT    SUB-ACCOUNT*
                           ---------------  ------------
OPERATIONS:
  Net investment
   income................    $  292,292      $  110,447
  Capital gains income...       --               32,951
  Net realized gain
   (loss) on security
   transactions..........           245           3,034
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       (59,106)       (190,824)
                             ----------      ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       233,431         (44,392)
                             ----------      ----------
UNIT TRANSACTIONS:
  Purchases..............     1,491,768         730,356
  Net transfers..........     5,301,286         530,713
  Surrenders for benefit
   payments and fees.....      (318,863)        (37,656)
  Net loan activity......      (316,408)          8,214
  Cost of insurance......      (287,610)       (184,497)
                             ----------      ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     5,870,173       1,047,130
                             ----------      ----------
  Net increase (decrease)
   in net assets.........     6,103,604       1,002,738
NET ASSETS:
  Beginning of period....     2,192,804       1,480,143
                             ----------      ----------
  End of period..........    $8,296,408      $2,482,881
                             ==========      ==========

  * Formerly Putnam U.S. Government and High Quality Sub-Account, change effective on April 9, 1999.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-40 ____________________________________

                                            PUTNAM VT
                             PUTNAM VT    INTERNATIONAL        PUTNAM VT
                           INTERNATIONAL   GROWTH AND        INTERNATIONAL         PUTNAM VT         PUTNAM VT
                            GROWTH FUND    INCOME FUND   NEW OPPORTUNITIES FUND  INVESTORS FUND  MONEY MARKET FUND
                            SUB-ACCOUNT    SUB-ACCOUNT        SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT
                           -------------  -------------  ----------------------  --------------  -----------------
OPERATIONS:
  Net investment
   income................    $  --           $--                $     19           $  --             $ 32,522
  Capital gains income...       --            --               --                     --              --
  Net realized gain
   (loss) on security
   transactions..........         3,599          (330)                39                  249         --
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................       627,287        78,520            224,583              645,354         --
                             ----------      --------           --------           ----------        --------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       630,886        78,190            224,641              645,603          32,522
                             ----------      --------           --------           ----------        --------
UNIT TRANSACTIONS:
  Purchases..............       276,961       141,351             85,042              763,172         180,914
  Net transfers..........     1,294,798       459,682            527,339            2,772,882         210,538
  Surrenders for benefit
   payments and fees.....       (12,488)      (14,071)           (23,805)             (25,132)        (17,823)
  Net loan activity......        (6,702)         (159)               (32)              (1,256)        (48,279)
  Cost of insurance......       (71,011)      (29,033)           (15,818)            (125,913)        (39,490)
                             ----------      --------           --------           ----------        --------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     1,481,558       557,770            572,726            3,383,753         285,860
                             ----------      --------           --------           ----------        --------
  Net increase (decrease)
   in net assets.........     2,112,444       635,960            797,367            4,029,356         318,382
NET ASSETS:
  Beginning of period....       237,646       183,856             17,186              160,760         527,963
                             ----------      --------           --------           ----------        --------
  End of period..........    $2,350,090      $819,816           $814,553           $4,190,116        $846,345
                             ==========      ========           ========           ==========        ========

  * Formerly Putnam U.S. Government and High Quality Sub-Account, change effective on April 9, 1999.

_____________________________________ SA-41 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2001

                                 PUTNAM VT           PUTNAM VT
                           NEW OPPORTUNITIES FUND  NEW VALUE FUND
                                SUB-ACCOUNT         SUB-ACCOUNT
                           ----------------------  --------------
OPERATIONS:
  Net investment
   income................       $ --                 $   36,304
  Capital gains income...          3,790,705             97,682
  Net realized gain
   (loss) on security
   transactions..........            (99,609)           (13,950)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................        (11,523,748)            33,371
                                ------------         ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............         (7,832,652)           153,407
                                ------------         ----------
UNIT TRANSACTIONS:
  Purchases..............          6,763,035          1,082,891
  Net transfers..........             (1,810)         3,591,143
  Surrenders for benefit
   payments and fees.....           (703,002)           (89,682)
  Net loan activity......           (610,187)           (14,582)
  Cost of insurance......         (2,351,119)          (574,107)
                                ------------         ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........          3,096,917          3,995,663
                                ------------         ----------
  Net increase (decrease)
   in net assets.........         (4,735,735)         4,149,070
NET ASSETS:
  Beginning of period....         25,136,260          2,495,376
                                ------------         ----------
  End of period..........       $ 20,400,525         $6,644,446
                                ============         ==========

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
 STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2000

                                 PUTNAM VT           PUTNAM VT
                           NEW OPPORTUNITIES FUND  NEW VALUE FUND
                                SUB-ACCOUNT         SUB-ACCOUNT
                           ----------------------  --------------
OPERATIONS:
  Net investment
   income................       $ --                 $   17,148
  Capital gains income...          1,732,437             60,728
  Net realized gain
   (loss) on security
   transactions..........            (36,234)          (138,994)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................        (10,432,790)           304,285
                                ------------         ----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............         (8,736,587)           243,167
                                ------------         ----------
UNIT TRANSACTIONS:
  Purchases..............          5,499,599            300,973
  Net transfers..........         12,598,148          1,321,391
  Surrenders for benefit
   payments and fees.....         (1,038,110)           (71,730)
  Net loan activity......           (312,765)            15,714
  Cost of insurance......         (1,641,260)          (132,438)
                                ------------         ----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........         15,105,612          1,433,910
                                ------------         ----------
  Net increase (decrease)
   in net assets.........          6,369,025          1,677,077
NET ASSETS:
  Beginning of period....         18,767,235            818,299
                                ------------         ----------
  End of period..........       $ 25,136,260         $2,495,376
                                ============         ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-42 ____________________________________

                               PUTNAM VT         PUTNAM VT
                            OTC & EMERGING    UTILITIES GROWTH   PUTNAM VT      PUTNAM VT
                              GROWTH FUND     AND INCOME FUND    VISTA FUND   VOYAGER FUND
                              SUB-ACCOUNT       SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT
                           -----------------  ----------------  ------------  -------------
OPERATIONS:
  Net investment
   income................     $  --             $   125,116     $   --        $     45,574
  Capital gains income...        --                 211,677         617,010      9,303,813
  Net realized gain
   (loss) on security
   transactions..........        (443,807)           (5,808)       (127,167)      (111,629)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      (2,933,109)       (1,387,757)     (2,956,067)   (19,825,824)
                              -----------       -----------     -----------   ------------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      (3,376,916)       (1,056,772)     (2,466,224)   (10,588,066)
                              -----------       -----------     -----------   ------------
UNIT TRANSACTIONS:
  Purchases..............       3,216,134           936,047       2,204,765     11,115,889
  Net transfers..........        (482,912)          868,713       1,811,060      5,218,603
  Surrenders for benefit
   payments and fees.....        (120,181)         (195,352)       (160,653)    (1,425,090)
  Net loan activity......        (187,647)         (233,939)       (100,560)      (918,004)
  Cost of insurance......        (656,040)         (410,810)       (817,026)    (4,570,198)
                              -----------       -----------     -----------   ------------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........       1,769,354           964,659       2,937,586      9,421,200
                              -----------       -----------     -----------   ------------
  Net increase (decrease)
   in net assets.........      (1,607,562)          (92,113)        471,362     (1,166,866)
NET ASSETS:
  Beginning of period....       7,251,733         4,181,699       5,736,608     43,598,163
                              -----------       -----------     -----------   ------------
  End of period..........     $ 5,644,171       $ 4,089,586     $ 6,207,970   $ 42,431,297
                              ===========       ===========     ===========   ============

                               PUTNAM VT         PUTNAM VT
                            OTC & EMERGING    UTILITIES GROWTH   PUTNAM VT      PUTNAM VT
                              GROWTH FUND     AND INCOME FUND    VISTA FUND   VOYAGER FUND
                              SUB-ACCOUNT       SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT
                           -----------------  ----------------  ------------  -------------
OPERATIONS:
  Net investment
   income................     $  --             $    93,886     $   --        $     11,639
  Capital gains income...          60,050           165,739          24,883      4,938,560
  Net realized gain
   (loss) on security
   transactions..........        (911,086)            6,106         (38,351)      (154,369)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      (4,874,389)          283,872        (700,965)   (13,073,200)
                              -----------       -----------     -----------   ------------
  Net increase (decrease)
   in net assets
   resulting from
   operations............      (5,725,425)          549,603        (714,433)    (8,277,370)
                              -----------       -----------     -----------   ------------
UNIT TRANSACTIONS:
  Purchases..............       1,546,086           637,778       1,009,075      9,615,662
  Net transfers..........      10,615,138         1,035,976       4,771,280     13,182,346
  Surrenders for benefit
   payments and fees.....        (417,819)         (180,912)       (191,246)    (1,249,201)
  Net loan activity......        (386,877)          (54,425)        (28,537)      (449,799)
  Cost of insurance......        (563,439)         (201,272)       (321,020)    (2,695,452)
                              -----------       -----------     -----------   ------------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      10,793,089         1,237,145       5,239,552     18,403,556
                              -----------       -----------     -----------   ------------
  Net increase (decrease)
   in net assets.........       5,067,664         1,786,748       4,525,119     10,126,186
NET ASSETS:
  Beginning of period....       2,184,069         2,394,951       1,211,489     33,471,977
                              -----------       -----------     -----------   ------------
  End of period..........     $ 7,251,733       $ 4,181,699     $ 5,736,608   $ 43,598,163
                              ===========       ===========     ===========   ============

_____________________________________ SA-43 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1999

                                 PUTNAM VT           PUTNAM VT
                           NEW OPPORTUNITIES FUND  NEW VALUE FUND
                                SUB-ACCOUNT         SUB-ACCOUNT
                           ----------------------  --------------
OPERATIONS:
  Net investment
   income................       $ --                  $      3
  Capital gains income...           106,172                690
  Net realized gain
   (loss) on security
   transactions..........            (6,713)               (66)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................         6,825,628            (35,850)
                                -----------           --------
  Net increase (decrease)
   in net assets
   resulting from
   operations............         6,925,087            (35,223)
                                -----------           --------
UNIT TRANSACTIONS:
  Purchases..............         2,811,112             44,339
  Net transfers..........         3,554,730            828,850
  Surrenders for benefit
   payments and fees.....          (456,839)            (5,976)
  Net loan activity......           (49,216)              (376)
  Cost of insurance......          (540,650)           (29,965)
                                -----------           --------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........         5,319,137            836,872
                                -----------           --------
  Net increase (decrease)
   in net assets.........        12,244,224            801,649
NET ASSETS:
  Beginning of period....         6,523,011             16,650
                                -----------           --------
  End of period..........       $18,767,235           $818,299
                                ===========           ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-44 ____________________________________

                               PUTNAM VT         PUTNAM VT
                            OTC & EMERGING    UTILITIES GROWTH   PUTNAM VT    PUTNAM VT
                              GROWTH FUND     AND INCOME FUND   VISTA FUND   VOYAGER FUND
                              SUB-ACCOUNT       SUB-ACCOUNT     SUB-ACCOUNT  SUB-ACCOUNT
                           -----------------  ----------------  -----------  ------------
OPERATIONS:
  Net investment
   income................     $ --               $   49,760     $   --       $    15,233
  Capital gains income...          4,151             52,257         84,505     1,221,590
  Net realized gain
   (loss) on security
   transactions..........         11,233               (253)           454       (39,914)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................        610,876            (99,311)       212,805     9,581,148
                              ----------         ----------     ----------   -----------
  Net increase (decrease)
   in net assets
   resulting from
   operations............        626,260              2,453        297,764    10,778,057
                              ----------         ----------     ----------   -----------
UNIT TRANSACTIONS:
  Purchases..............        169,618            536,290        190,448     5,464,827
  Net transfers..........      1,611,612            854,187        707,722     8,863,280
  Surrenders for benefit
   payments and fees.....       (218,538)           (87,831)         9,128      (548,816)
  Net loan activity......           (114)           (23,003)          (262)     (145,402)
  Cost of insurance......        (34,954)          (121,191)       (40,396)   (1,048,842)
                              ----------         ----------     ----------   -----------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........      1,527,624          1,158,452        866,640    12,585,047
                              ----------         ----------     ----------   -----------
  Net increase (decrease)
   in net assets.........      2,153,884          1,160,905      1,164,404    23,363,104
NET ASSETS:
  Beginning of period....         30,185          1,234,046         47,085    10,108,873
                              ----------         ----------     ----------   -----------
  End of period..........     $2,184,069         $2,394,951     $1,211,489   $33,471,977
                              ==========         ==========     ==========   ===========

_____________________________________ SA-45 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2001

                           AMERICAN FUNDS    AMERICAN FUNDS
                               GLOBAL         GLOBAL SMALL
                            GROWTH FUND    CAPITALIZATION FUND
                           SUB-ACCOUNT**      SUB-ACCOUNT**
                           --------------  -------------------
OPERATIONS:
  Net investment
   income................    $    5,875         $  2,282
  Capital gains income...        72,039           18,105
  Net realized gain
   (loss) on security
   transactions..........         3,051              991
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      (129,842)         (24,820)
                             ----------         --------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       (48,877)          (3,442)
                             ----------         --------
UNIT TRANSACTIONS:
  Purchases..............       247,607          103,516
  Net transfers..........     1,904,399          757,213
  Surrenders for benefit
   payments and fees.....        (2,197)         (17,328)
  Net loan activity......        (1,150)          16,810
  Cost of insurance......      (126,812)         (42,707)
                             ----------         --------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........     2,021,847          817,504
                             ----------         --------
  Net increase (decrease)
   in net assets.........     1,972,970          814,062
NET ASSETS:
  Beginning of period....       --              --
                             ----------         --------
  End of period..........    $1,972,970         $814,062
                             ==========         ========

 **  Amounts represent from inception, January 16, 2001 to December 31, 2001.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS. _____________________________________ SA-46 ____________________________________

                           AMERICAN FUNDS                     HARTFORD         HARTFORD
                           GROWTH-INCOME   AMERICAN FUNDS  GLOBAL LEADERS  GLOBAL TECHNOLOGY
                                FUND        GROWTH FUND       HLS FUND         HLS FUND
                           SUB-ACCOUNT**   SUB-ACCOUNT**   SUB-ACCOUNT**     SUB-ACCOUNT**
                           --------------  --------------  --------------  -----------------
OPERATIONS:
  Net investment
   income................   $    58,071      $   11,608       $  5,313         $--
  Capital gains income...       325,692         663,864          2,978          --
  Net realized gain
   (loss) on security
   transactions..........        (1,813)            275            (32)          (79,362)
  Net unrealized
   appreciation
   (depreciation) of
   investments during the
   period................      (188,207)       (718,632)          (460)          (33,833)
                            -----------      ----------       --------         ---------
  Net increase (decrease)
   in net assets
   resulting from
   operations............       193,743         (42,885)         7,799          (113,195)
                            -----------      ----------       --------         ---------
UNIT TRANSACTIONS:
  Purchases..............     1,115,010       1,139,209        115,595            95,151
  Net transfers..........     9,808,740       8,621,874        915,124           821,686
  Surrenders for benefit
   payments and fees.....        (7,316)        (72,184)          (884)          (24,400)
  Net loan activity......       (13,534)         31,847         (1,657)           (9,080)
  Cost of insurance......      (556,933)       (482,429)       (52,206)          (50,985)
                            -----------      ----------       --------         ---------
  Net increase (decrease)
   in net assets
   resulting from unit
   transactions..........    10,345,967       9,238,317        975,972           832,372
                            -----------      ----------       --------         ---------
  Net increase (decrease)
   in net assets.........    10,539,710       9,195,432        983,771           719,177
NET ASSETS:
  Beginning of period....       --              --             --               --
                            -----------      ----------       --------         ---------
  End of period..........   $10,539,710      $9,195,432       $983,771         $ 719,177
                            ===========      ==========       ========         =========

 **  Amounts represent from inception, January 16, 2001 to December 31, 2001.

_____________________________________ SA-47 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001

 1.  ORGANIZATION:

    Separate Account VL I (the Account) is a separate investment account within Hartford Life and Annuity Insurance Company (the Company) and is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Both the Company and the Account are subject to supervision and regulation by the Department of Insurance of the State of Connecticut and the SEC. The Account invests deposits by variable life policyholders of the Company in various mutual funds (the Funds) as directed by the policyholders.

 2.  SIGNIFICANT ACCOUNTING POLICIES:

    The following is a summary of significant accounting policies of the Account, which are in accordance with generally accepted accounting principles in the investment company industry:

   a) SECURITY TRANSACTIONS--Security transactions are recorded on the trade date (date the order to buy or sell is executed). Realized gains and loses on the sales of securities are computed on the basis of identified cost of the fund shares sold. Dividend and capital gains income is accrued as of the ex-dividend date. Capital gains income represents those dividends from the Funds which are characterized as capital gains under tax regulations.

   b) SECURITY VALUATION--The investments in shares of the Funds are valued at the closing net asset value per share as determined by the appropriate Fund as of December 31, 2001.

   c) UNIT TRANSACTIONS--Unit transactions are executed based on the unit values calculated at the close of the business day.

   d) FEDERAL INCOME TAXES--The operations of the Account form a part of, and are taxed with, the total operations of the Company, which is taxed as an insurance company under the Internal Revenue Code. Under current law, no federal income taxes are payable with respect to the operations of the Account.

   e) USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the period. Operating results in the future could vary from the amounts derived from management's estimates.

 3.  ADMINISTRATION OF THE ACCOUNT AND RELATED CHARGES:

    DEDUCTIONS AND CHARGES FROM THE ACCOUNT VALUE--On the policy date and on each subsequent monthly activity date, the Company will deduct from the Account an amount to cover mortality and expense risk charges, cost of insurance, administrative charges and any other benefits provided by the rider. These charges, which may vary from month to month in accordance with the terms of the contracts, are deducted through termination of units of interest from applicable policyholders' accounts.

_____________________________________ SA-48 ____________________________________

 4.  FINANCIAL HIGHLIGHTS:

    The following is a summary of units, unit fair value, contract owners' equity, expense ratios and total return showing the minimum and maximum contract charges for which a series of each subaccount had units saved or outstanding during the reporting period.

                                                                              INVESTMENT
                                            UNIT        CONTRACT     EXPENSE    INCOME      TOTAL
                              UNITS      FAIR VALUE  OWNERS' EQUITY  RATIO*    RATIO**    RETURN***
                           ------------  ----------  --------------  -------  ----------  ---------
HLA Separate Account VL I
  Hartford Bond HLS
   Fund, Inc.
    2001 Lowest contract
     charges.............    11,456,525   1.771309      20,293,046     --        4.49%        8.68%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Stock HLS
   Fund, Inc.
    2001 Lowest contract
     charges.............    28,036,263   3.066451      85,971,826     --        0.79%      (12.23)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Money Market
   HLS Fund, Inc.
    2001 Lowest contract
     charges.............    65,755,665   1.507506      99,127,060     --        3.36%        3.87%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Advisers HLS
   Fund, Inc.
    2001 Lowest contract
     charges.............    22,666,244   2.540380      57,580,874     --        2.96%       (4.64)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Capital
   Appreciation HLS
   Fund, Inc.
    2001 Lowest contract
     charges.............    26,281,710   3.572570      93,893,248     --        0.72%       (6.94)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Mortgage
   Securities HLS
   Fund, Inc.
    2001 Lowest contract
     charges.............     1,416,684   1.733120       2,455,284     --        5.02%        7.50%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Index HLS
   Fund, Inc.
    2001 Lowest contract
     charges.............    14,994,758   2.844242      42,648,720     --        0.96%      (12.31)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford International
   Opportunities HLS
   Fund, Inc.
    2001 Lowest contract
     charges.............    10,614,098   1.600938      16,992,513     --        0.12%      (18.73)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Dividend and
   Growth HLS Fund, Inc.
    2001 Lowest contract
     charges.............    14,979,171   2.609041      39,081,272     --        1.75%       (4.04)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Growth and
   Income HLS Fund
    2001 Lowest contract
     charges.............     7,137,489   1.216983       8,686,202     --       --           (8.02)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Global
   Advisers HLS
   Fund, Inc.
    2001 Lowest contract
     charges.............     1,500,015   1.086141       1,629,228     --        0.97%       (6.25)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Small Company
   HLS Fund, Inc.
    2001 Lowest contract
     charges.............    15,053,306   1.319402      19,861,362     --       --          (14.92)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --

_____________________________________ SA-49 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
DECEMBER 31, 2001

                                                                              INVESTMENT
                                            UNIT        CONTRACT     EXPENSE    INCOME      TOTAL
                              UNITS      FAIR VALUE  OWNERS' EQUITY  RATIO*    RATIO**    RETURN***
                           ------------  ----------  --------------  -------  ----------  ---------
  Hartford MidCap HLS
   Fund, Inc.
    2001 Lowest contract
     charges.............    15,081,261   2.025330      30,544,530     --       --           (3.62)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Fidelity VIP
   Equity-Income
   Portfolio
    2001 Lowest contract
     charges.............     9,094,369   2.146668      19,522,592     --        1.49%       (4.96)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Fidelity VIP Overseas
   Portfolio
    2001 Lowest contract
     charges.............     3,671,008   1.390795       5,105,619     --        4.76%      (21.17)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Fidelity VIP II Asset
   Manager Portfolio
    2001 Lowest contract
     charges.............     1,973,784   1.792741       3,538,483     --        3.82%       (4.09)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Asia Pacific
   Growth Fund
    2001 Lowest contract
     charges.............       171,678   9.429624       1,618,863     --       --          (23.76)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Diversified
   Income Fund
    2001 Lowest contract
     charges.............       152,197  13.510984       2,056,326     --        6.39%        3.82%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  The George Putnam Fund
   of Boston
    2001 Lowest contract
     charges.............       291,220  11.687147       3,403,533     --        2.30%        0.74%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Global Asset
   Allocation Fund
    2001 Lowest contract
     charges.............       140,567  20.265402       2,848,642     --        1.07%       (8.35)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Global Growth
   Fund
    2001 Lowest contract
     charges.............       558,333  19.251979      10,749,008     --       --          (29.66)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Growth and
   Income Fund
    2001 Lowest contract
     charges.............     1,385,628  26.297364      36,438,369     --        1.59%       (6.16)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Health
   Sciences Fund
    2001 Lowest contract
     charges.............       649,361  12.092641       7,852,495     --        0.04%      (19.53)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT High Yield
   Fund
    2001 Lowest contract
     charges.............       420,610  15.690083       6,599,408     --       12.34%        3.87%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Income Fund
    2001 Lowest contract
     charges.............       341,056  16.725709       5,704,405     --        5.93%        7.53%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --

_____________________________________ SA-50 ____________________________________

                                                                              INVESTMENT
                                            UNIT        CONTRACT     EXPENSE    INCOME      TOTAL
                              UNITS      FAIR VALUE  OWNERS' EQUITY  RATIO*    RATIO**    RETURN***
                           ------------  ----------  --------------  -------  ----------  ---------
  Putnam VT International
   Growth Fund
    2001 Lowest contract
     charges.............     1,538,040  11.294275      17,371,051     --        0.34%      (20.41)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT International
   Growth and Income Fund
    2001 Lowest contract
     charges.............       384,606   9.785153       3,763,428     --        1.02%      (20.67)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT International
   New Opportunities Fund
    2001 Lowest contract
     charges.............       370,966   8.693232       3,224,894     --       --          (28.52)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Investors
   Fund
    2001 Lowest contract
     charges.............       783,835   8.946510       7,012,591     --        0.09%      (24.61)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Money Market
   Fund
    2001 Lowest contract
     charges.............     2,808,924   1.498367       4,208,799     --        3.58%        4.00%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT New
   Opportunities Fund
    2001 Lowest contract
     charges.............     1,023,641  19.929373      20,400,525     --       --          (29.99)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT New Value
   Fund
    2001 Lowest contract
     charges.............       492,052  13.503535       6,644,446     --        0.78%        3.61%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT OTC &
   Emerging Growth Fund
    2001 Lowest contract
     charges.............       867,691   6.504819       5,644,171     --       --          (45.57)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Utilities
   Growth & Income Fund
    2001 Lowest contract
     charges.............       207,695  19.690377       4,089,586     --        2.95%      (22.15)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Vista Fund
    2001 Lowest contract
     charges.............       598,239  10.377065       6,207,970     --       --          (33.40)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Putnam VT Voyager Fund
    2001 Lowest contract
     charges.............     1,430,794  29.655765      42,431,297     --        0.11%      (22.24)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  American Funds Global
   Growth
    2001 Lowest contract
     charges.............     2,374,804   0.830793       1,972,970     --        0.65%      (16.92)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  American Funds Global
   Small Cap
    2001 Lowest contract
     charges.............       935,412   0.870271         814,062     --        0.66%      (12.97)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --

_____________________________________ SA-51 ____________________________________

 SEPARATE ACCOUNT VL I
--------------------------------------------------------------------------------
HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
DECEMBER 31, 2001

                                                                              INVESTMENT
                                            UNIT        CONTRACT     EXPENSE    INCOME      TOTAL
                              UNITS      FAIR VALUE  OWNERS' EQUITY  RATIO*    RATIO**    RETURN***
                           ------------  ----------  --------------  -------  ----------  ---------
  American Funds Growth
   Income
    2001 Lowest contract
     charges.............    10,507,976   1.003020      10,539,710     --        1.46%        0.30%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  American Funds Growth
    2001 Lowest contract
     charges.............    11,608,620   0.792121       9,195,432     --        0.35%      (20.79)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Global Leaders
   HLS Fund
    2001 Lowest contract
     charges.............     1,159,597   0.848373         983,771     --        1.45%      (15.16)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --
  Hartford Global
   Technology HLS Fund
    2001 Lowest contract
     charges.............       975,598   0.737165         719,177     --       --          (26.28)%
        Highest contract
         charges.........       --          --            --           --       --           --
        Remaining
         contract
         charges.........       --          --            --           --       --           --

  * This represents the annualized contract expenses of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying fund portfolios and charges made directly to contract owner accounts through the redemption of units.
 ** These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
*** This represents the total return for the period indicated and reflects a deduction only for expenses assessed through the daily unit value calculation. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period.

_____________________________________ SA-52 ____________________________________

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                              FINANCIAL STATEMENTS
                               (STATUTORY BASIS)
                 FOR THE PERIODS ENDED MARCH 31, 2002 AND 2001

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                                 BALANCE SHEETS
                               (STATUTORY BASIS)
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

                                                           AS OF MARCH 31,
 ------------------------------------------------------------------------------
                                                         2002          2001
 ------------------------------------------------------------------------------
 ASSETS
   Bonds                                              $ 2,741,149   $ 1,190,220
   Common Stocks                                           13,803        37,849
   Mortgage Loans                                         167,571        30,754
   Real Estate                                             24,485            --
   Policy Loans                                           255,013        85,434
   Cash and Short-Term Investments                        431,201       902,632
   Other Invested Assets                                   38,606         8,649
 ------------------------------------------------------------------------------
                     TOTAL CASH AND INVESTED ASSETS     3,671,828     2,255,538
 ------------------------------------------------------------------------------
   Investment Income Due and Accrued                       51,989        28,743
   Federal Income Taxes Recoverable                       184,937        90,494
   Deferred Tax Asset                                      39,764         8,145
   Other Assets                                           138,781       102,384
   Separate Account Assets                             42,638,503    41,038,671
 ------------------------------------------------------------------------------
                                       TOTAL ASSETS   $46,725,802   $43,523,975
 ------------------------------------------------------------------------------
 LIABILITIES
   Aggregate Reserves for Life and Accident and
    Health Policies                                   $ 4,506,408   $ 2,311,623
   Liability for Deposit Type Contracts                    48,826        10,944
   Policy and Contract Claim Liabilities                   30,286        12,725
   Asset Valuation Reserve                                  3,273         4,677
   Payable to Affiliates                                   43,861        32,161
   Accrued Expense Allowances and Other Amounts Due
    From Separate Accounts                             (1,495,409)   (1,350,915)
   Remittances and Items Not Allocated                    152,285       116,225
   Other Liabilities                                      139,713        94,841
   Separate Account Liabilities                        42,638,503    41,038,671
 ------------------------------------------------------------------------------
                                  TOTAL LIABILITIES    46,067,746    42,270,952
 ------------------------------------------------------------------------------
 CAPITAL AND SURPLUS
   Common Stock -- 3,000 Shares Authorized, 2,000
    Shares Issued and Outstanding                           2,500         2,500
   Gross Paid-In and Contributed Surplus                  986,883       986,883
   Unassigned Funds                                      (331,327)      263,640
 ------------------------------------------------------------------------------
                          TOTAL CAPITAL AND SURPLUS       658,056     1,253,023
 ------------------------------------------------------------------------------
             TOTAL LIABILITIES, CAPITAL AND SURPLUS   $46,725,802   $43,523,975
 ------------------------------------------------------------------------------

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                               (STATUTORY BASIS)
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

                                                       FOR THE PERIODS ENDED
                                                             MARCH 31,
 ----------------------------------------------------------------------------
                                                         2002         2001
 ----------------------------------------------------------------------------
 REVENUES
   Premiums and Annuity Considerations                $1,856,558   $1,489,030
   Considerations for Supplementary Contracts with
    Life Contingencies                                        16           --
   Net Investment Income                                  49,504       34,138
   Commissions and Expense Allowances on
    Reinsurance Ceded                                      7,817       21,576
   Reserve Adjustment on Reinsurance Ceded               (40,397)     212,296
   Fee Income                                            207,372      204,084
   Modified Coinsurance Adjustment on Reinsurance
    Assumed                                              101,510           --
   Other Revenues                                          3,263        2,136
 ----------------------------------------------------------------------------
                                     TOTAL REVENUES    2,185,643    1,963,260
 ----------------------------------------------------------------------------
 BENEFITS AND EXPENSES
   Death and Annuity Benefits                             57,055       20,788
   Disability and Other Benefits                           3,072        1,568
   Surrenders and Other Fund Withdrawals               1,054,779      950,894
   Commissions                                           137,574      130,741
   Increase in Aggregate Reserves for Life and
    Accident and Health Policies                         160,460      112,635
   General Insurance Expenses                             78,399       66,985
   Net Transfers to Separate Accounts                    700,481      763,091
   Other Expenses                                          5,447        5,280
 ----------------------------------------------------------------------------
                        TOTAL BENEFITS AND EXPENSES    2,197,267    2,051,982
 ----------------------------------------------------------------------------
   Net Loss from Operations Before Federal Income
    Tax Benefit                                          (11,624)     (88,722)
   Federal Income Tax Benefit                            (14,195)     (35,899)
 ----------------------------------------------------------------------------
                    NET GAIN (LOSS) FROM OPERATIONS        2,571      (52,823)
 ----------------------------------------------------------------------------
   Net Realized Capital (Losses) Gains, after tax         (2,832)          70
 ----------------------------------------------------------------------------
                                           NET LOSS   $     (261)  $  (52,753)
 ----------------------------------------------------------------------------

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                  STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS
                               (STATUTORY BASIS)
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

                                                      FOR THE PERIODS ENDED
                                                            MARCH 31,
 ---------------------------------------------------------------------------
                                                        2002         2001
 ---------------------------------------------------------------------------
 COMMON STOCK -- 3,000 SHARES AUTHORIZED, 2,000
  SHARES ISSUED AND
  OUTSTANDING
 ---------------------------------------------------------------------------
   Balance, Beginning and End of Year                 $   2,500   $    2,500
 ---------------------------------------------------------------------------
 GROSS PAID-IN AND CONTRIBUTED SURPLUS,
 ---------------------------------------------------------------------------
   Beginning of Year                                    986,883      226,043
   Capital Contribution                                      --      760,840
 ---------------------------------------------------------------------------
                               BALANCE, END OF YEAR     986,883      986,883
 ---------------------------------------------------------------------------
 UNASSIGNED FUNDS
   Balance, Beginning of Year                          (318,167)     310,720

   Net (Loss) Income                                       (261)     (52,753)
   Change in Net Unrealized Capital Losses on
    Common Stocks and Other Invested Assets              (2,748)        (619)
   Change in Net Deferred Income Tax                        194        1,733
   Change in Asset Valuation Reserve                     (3,273)      (1,934)
   Change in Non-Admitted Assets                         (7,073)          81
   Cummulative Effect of Changes in Accounting
    Principles                                                0        6,413
   Credit on Reinsurance Ceded                               --            0
                               BALANCE, END OF YEAR    (331,328)     263,641
 ---------------------------------------------------------------------------
 CAPITAL AND SURPLUS,
 ---------------------------------------------------------------------------
   End of Year                                        $ 658,055   $1,253,024
 ---------------------------------------------------------------------------

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                            STATEMENTS OF CASH FLOWS
                               (STATUTORY BASIS)
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

                                           FOR THE PERIODS ENDED
                                               DECEMBER 31,
-----------------------------------------------------------------
                                             2002         2001
-----------------------------------------------------------------
OPERATING ACTIVITIES
  Premiums and Annuity Considerations     $ 1,855,066  $1,489,438
  Net Investment Income                        47,058      26,790
  Fee Income                                  207,372     204,084
  Commissions and Expense Allowances on
   Reinsurance Ceded                          (32,580)    233,872
  MODCO Adjustment on Reinsurance
   Assumed                                    101,510          --
  Other Income                                  2,144       1,819
                                          -----------  ----------
    Total Income                            2,180,570   1,956,003
                                          -----------  ----------
  Benefits Paid                             1,133,487     967,886
  Net Transfers to Separate Accounts          710,163     652,451
  Other Expenses                              246,074     226,937
                                          -----------  ----------
    Total Benefits and Expenses             2,089,724   1,847,274
-----------------------------------------------------------------
         NET CASH PROVIDED BY (USED FOR)
                    OPERATING ACTIVITIES       90,846     108,729
-----------------------------------------------------------------
INVESTING ACTIVITIES
  PROCEEDS FROM INVESTMENTS SOLD
  Bonds                                       234,590     103,522
  Mortgage Loans                               12,345       5,662
  Other                                        25,334       6,218
                                          -----------  ----------
    Total Investment Proceeds                 272,269     115,402
                                          -----------  ----------
  COST OF INVESTMENTS ACQUIRED
  Bonds                                       342,388     111,141
  Common Stocks                                    24          81
  Mortgage Loans                                    0       1,707
  Other                                         1,070          --
                                          -----------  ----------
    Total Investments Acquired                343,482     112,929
                                          -----------  ----------
  Net Increase in Policy Loans                  4,792       4,638
-----------------------------------------------------------------
             NET CASH USED FOR INVESTING
                              ACTIVITIES  $   (76,005) $   (2,165)
-----------------------------------------------------------------
FINANCING AND MISCELLANEOUS ACTIVITIES
  Capital Contribution                              0     760,840
  Net other cash used                          (5,403)    (30,298)
-----------------------------------------------------------------
         NET CASH (USED FOR) PROVIDED BY
                               FINANCING
            AND MISCELLANEOUS ACTIVITIES       (5,403)    730,542
-----------------------------------------------------------------
  Net increase in cash and short-term
   investments                                  9,437     837,106
  Cash and Short-Term Investments,
   Beginning of Year                          421,764      65,525
-----------------------------------------------------------------
  CASH AND SHORT-TERM INVESTMENTS, END
   OF YEAR                                $   431,201  $  902,631
-----------------------------------------------------------------

Hartford was unable to obtain a written consent from Arthur Andersen LLP in connection with the audited financial statements included in this registration statement. Certain limitations on recovery by investors may exist as a result of this lack of consent.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
              ----------------------------------------------------

To the Board of Directors of
Hartford Life and Annuity Insurance Company:

We have audited the accompanying balance sheets of Hartford Life and Annuity Insurance Company (a Connecticut Corporation and wholly-owned subsidiary of Hartford Life Insurance Company) (the Company) as of December 31, 2001 and 2000, and the related statements of operations, changes in capital and surplus and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, these financial statements were prepared using the accounting practices prescribed or permitted by the Insurance Department of the State of Connecticut, which practices differ from accounting principles generally accepted in the United States.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States, the financial position of Hartford Life and Annuity Insurance Company as of December 31, 2001 and 2000, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2001. Furthermore, in our opinion, the supplemental data included in Note 2 reconciling income and capital and surplus as shown in the financial statements to income and stockholder's equity as determined in conformity with accounting principles generally accepted in the United States, present fairly, in all material respects, the information shown therein.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and capital and surplus of Hartford Life and Annuity Insurance Company as of December 31, 2001 and 2000, and the results of its operations and the changes in its capital and surplus for each of the three years in the period ended December 31, 2001 in conformity with accounting practices prescribed or permitted by the Insurance Department in the State of Connecticut.

As explained in Note 2 to the financial statements, effective January 1, 2001, the Company changed its method of accounting to that prescribed in the codified National Association of Insurance Commissioners' Statements of Statutory Accounting Principles and related interpretations prescribed by the Insurance Department of the State of Connecticut.

Hartford, Connecticut
January 28, 2002

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                                 BALANCE SHEETS
                               (STATUTORY BASIS)
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

                                                         AS OF DECEMBER 31,
 ------------------------------------------------------------------------------
                                                         2001          2000
 ------------------------------------------------------------------------------
 ASSETS
   Bonds                                              $ 2,639,950   $ 1,181,509
   Common Stocks                                           16,753        38,064
   Mortgage Loans                                         180,043        34,639
   Real Estate                                             24,614            --
   Policy Loans                                           250,220        80,795
   Cash and Short-Term Investments                        421,764        65,526
   Other Invested Assets                                   39,622         1,150
 ------------------------------------------------------------------------------
                     TOTAL CASH AND INVESTED ASSETS     3,572,966     1,401,683
 ------------------------------------------------------------------------------
   Investment Income Due and Accrued                       48,172        21,605
   Federal Income Taxes Recoverable                       157,532        54,908
   Deferred Tax Asset                                      54,720            --
   Other Assets                                            98,497        71,125
   Separate Account Assets                             41,945,545    45,343,327
 ------------------------------------------------------------------------------
                                       TOTAL ASSETS   $45,877,432   $46,892,648
 ------------------------------------------------------------------------------
 LIABILITIES
   Aggregate Reserves for Life and Accident and
    Health Policies                                   $ 4,346,336   $ 2,188,746
   Liability for Deposit Type Contracts                    42,394        21,063
   Policy and Contract Claim Liabilities                   30,507        10,733
   Asset Valuation Reserve                                     --         2,743
   Payable to Affiliates                                   32,072        20,917
   Accrued Expense Allowances and Other Amounts Due
    From Separate Accounts                             (1,485,727)   (1,461,556)
   Remittances and Items Not Allocated                    139,993       120,810
   Other Liabilities                                      155,097       106,602
   Separate Account Liabilities                        41,945,545    45,343,327
 ------------------------------------------------------------------------------
                                  TOTAL LIABILITIES    45,206,217    46,353,385
 ------------------------------------------------------------------------------
 CAPITAL AND SURPLUS
   Common Stock -- 3,000 Shares Authorized, 2,000
    Shares Issued and Outstanding                           2,500         2,500
   Gross Paid-In and Contributed Surplus                  986,883       226,043
   Unassigned Funds                                      (318,168)      310,720
 ------------------------------------------------------------------------------
                          TOTAL CAPITAL AND SURPLUS       671,215       539,263
 ------------------------------------------------------------------------------
             TOTAL LIABILITIES, CAPITAL AND SURPLUS   $45,877,432   $46,892,648
 ------------------------------------------------------------------------------

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATUTORY BASIS FINANCIAL
                                  STATEMENTS.

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                               (STATUTORY BASIS)
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

                                                        FOR THE YEARS ENDED DECEMBER 31,
 ------------------------------------------------------------------------------------------
                                                         2001          2000         1999
 ------------------------------------------------------------------------------------------
 REVENUES
   Premiums and Annuity Considerations                $12,741,782   $  772,847   $  621,789
   Considerations for Supplementary Contracts with
    Life Contingencies                                     33,695           31           --
   Annuity and Other Fund Deposits                             --    4,201,953    2,991,363
   Net Investment Income                                  188,799      107,937      122,322
   Commissions and Expense Allowances on
    Reinsurance Ceded                                      78,607      121,671      379,905
   Reserve Adjustment on Reinsurance Ceded                600,569    1,287,942    1,411,342
   Fee Income                                             817,436      827,674      647,565
   Other Revenues                                           6,435        2,751          842
 ------------------------------------------------------------------------------------------
                                     TOTAL REVENUES    14,467,323    7,322,806    6,175,128
 ------------------------------------------------------------------------------------------
 BENEFITS AND EXPENSES
   Death and Annuity Benefits                             174,288       57,001       47,372
   Disability and Other Benefits                           11,296        5,827        6,270
   Surrenders and Other Fund Withdrawals                4,142,327    3,567,723    1,250,813
   Commissions                                          1,222,698      490,630      467,338
   Increase in Aggregate Reserves for Life and
    Accident and Health Policies                        2,147,722       57,316       12,481
   Decrease in Liability for Premium and Other
    Deposit Funds                                              --     (403,594)     (47,852)
   General Insurance Expenses                             330,636      253,565      192,196
   Net Transfers to Separate Accounts                   2,613,765    3,218,126    4,160,501
   Modified Coinsurance Adjustment on Reinsurance
    Assumed                                             4,591,861           --           --
   Other Expenses                                          78,503       26,782       35,385
 ------------------------------------------------------------------------------------------
                        TOTAL BENEFITS AND EXPENSES    15,313,096    7,273,376    6,124,504
 ------------------------------------------------------------------------------------------
   Net (Loss) Gain from Operations Before Federal
    Income Tax (Benefit) Expense                         (845,773)      49,430       50,624
   Federal Income Tax (Benefit) Expense                  (196,458)      24,549      (10,231)
 ------------------------------------------------------------------------------------------
                    NET (LOSS) GAIN FROM OPERATIONS      (649,315)      24,881       60,855
 ------------------------------------------------------------------------------------------
   Net Realized Capital Losses, after tax                 (10,238)      (2,922)     (36,428)
 ------------------------------------------------------------------------------------------
                                  NET (LOSS) INCOME   $  (659,553)  $   21,959   $   24,427
 ------------------------------------------------------------------------------------------

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATUTORY BASIS FINANCIAL
                                  STATEMENTS.

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                  STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS
                               (STATUTORY BASIS)
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

                                                       FOR THE YEARS ENDED DECEMBER 31,
 ---------------------------------------------------------------------------------------
                                                         2001        2000        1999
 ---------------------------------------------------------------------------------------
 COMMON STOCK -- 3,000 SHARES AUTHORIZED, 2,000
  SHARES ISSUED AND OUTSTANDING
 ---------------------------------------------------------------------------------------
   Balance, Beginning and End of Year                 $   2,500    $  2,500    $  2,500
 ---------------------------------------------------------------------------------------
 GROSS PAID-IN AND CONTRIBUTED SURPLUS,
 ---------------------------------------------------------------------------------------
   Beginning of Year                                    226,043     226,043     226,043
   Capital Contribution                                 760,840          --          --
 ---------------------------------------------------------------------------------------
                               BALANCE, END OF YEAR     986,883     226,043     226,043
 ---------------------------------------------------------------------------------------
 UNASSIGNED FUNDS
   Balance, Beginning of Year                           310,720     294,333     247,969

   Net Income                                          (659,553)     21,959      24,427
   Change in Net Unrealized Capital (Losses) Gains
    on Common Stocks and Other Invested Assets          (22,085)     (4,653)      2,258
   Change in Net Deferred Income Tax                    209,019          --          --
   Change in Reserve Valuation Basis                    (11,721)      5,711          --
   Change in Asset Valuation Reserve                      2,743       2,192      16,847
   Change in Non-Admitted Assets                       (154,455)     (3,646)      6,557
   Change in Liability for Reinsurance in
    Unauthorized Companies                                   (2)         --          --
   Cummulative Effect of Changes in Accounting
    Principles                                            7,166          --          --
   Credit on Reinsurance Ceded                               --      (5,176)     (3,725)
 ---------------------------------------------------------------------------------------
                               BALANCE, END OF YEAR    (318,168)    310,720     294,333
 ---------------------------------------------------------------------------------------
 CAPITAL AND SURPLUS,
 ---------------------------------------------------------------------------------------
   End of Year                                        $ 671,215    $539,263    $522,876
 ---------------------------------------------------------------------------------------

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATUTORY BASIS FINANCIAL
                                  STATEMENTS.

                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                            STATEMENTS OF CASH FLOWS
                               (STATUTORY BASIS)
                (AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

                                           FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------
                                             2001         2000        1999
-----------------------------------------------------------------------------
OPERATING ACTIVITIES
  Premiums and Annuity Considerations     $12,732,469  $4,969,266  $3,613,217
  Net Investment Income                       166,707     106,844     122,998
  Fee Income                                  817,436     827,674     647,565
  Commissions and Expense Allowances on
   Reinsurance Ceded                          679,177   1,403,553   1,787,523
  Other Income                                 36,949         179      11,800
                                          -----------  ----------  ----------
    Total Income                           14,432,738   7,307,516   6,183,103
                                          -----------  ----------  ----------
  Benefits Paid                             4,289,455   3,628,860   1,303,801
  Federal Income Tax (Recoveries)
   Payments                                   (58,363)     74,791      (8,815)
  Net Transfers to Separate Accounts        2,640,961   3,289,217   4,364,914
  MODCO Adjustment on Reinsurance
   Assumed                                  4,591,861          --          --
  Other Expenses                            1,637,963     789,601     669,525
                                          -----------  ----------  ----------
    Total Benefits and Expenses            13,101,877   7,782,469   6,329,425
-----------------------------------------------------------------------------
         NET CASH PROVIDED BY (USED FOR)
                    OPERATING ACTIVITIES    1,330,861    (474,953)   (146,322)
-----------------------------------------------------------------------------
INVESTING ACTIVITIES
  PROCEEDS FROM INVESTMENTS SOLD
  Bonds                                     1,286,296     731,046     753,358
  Common Stocks                                14,354         979         939
  Mortgage Loans                               57,353      33,304      53,704
  Other                                        12,690       1,718       1,490
                                          -----------  ----------  ----------
    Total Investment Proceeds               1,370,693     767,047     809,491
                                          -----------  ----------  ----------
  COST OF INVESTMENTS ACQUIRED
  Bonds                                     2,753,242     454,987     804,947
  Common Stocks                                14,246         484         464
  Mortgage Loans                              203,177       3,881      57,665
  Real Estate                                  25,000          --          --
  Other                                        40,467          --       1,994
                                          -----------  ----------  ----------
    Total Investments Acquired              3,036,132     459,352     865,070
                                          -----------  ----------  ----------
  Net Increase in Policy Loans                169,425      21,366      12,217
-----------------------------------------------------------------------------
         NET CASH (USED FOR) PROVIDED BY
                    INVESTING ACTIVITIES  $(1,834,864) $  286,329  $  (67,796)
-----------------------------------------------------------------------------
FINANCING AND MISCELLANEOUS ACTIVITIES
  Capital Contribution                        760,840          --          --
  Net other cash provided (used)               99,401     (13,429)     11,742
-----------------------------------------------------------------------------
         NET CASH PROVIDED BY (USED FOR)
                               FINANCING
            AND MISCELLANEOUS ACTIVITIES      860,241     (13,429)     11,742
-----------------------------------------------------------------------------
  Net increase (decrease) in cash and
   short-term investments                     356,238    (202,053)   (202,376)
  Cash and Short-Term Investments,
   Beginning of Year                           65,526     267,579     469,955
-----------------------------------------------------------------------------
  CASH AND SHORT-TERM INVESTMENTS, END
   OF YEAR                                $   421,764  $   65,526  $  267,579
-----------------------------------------------------------------------------

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATUTORY BASIS FINANCIAL
                                  STATEMENTS.

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(STATUTORY BASIS)
DECEMBER 31, 2001
(AMOUNTS IN THOUSANDS, UNLESS OTHERWISE STATED)

 -----------------------------------------------------------------------------

1. ORGANIZATION AND DESCRIPTION OF BUSINESS:

Hartford Life and Annuity Insurance Company (the "Company") is a wholly-owned subsidiary of Hartford Life Insurance Company ("HLIC"), which is an indirect subsidiary of Hartford Life, Inc. ("HLI"). HLI is indirectly owned by The Hartford Financial Services Group, Inc. ("The Hartford"). Pursuant to an initial public offering on May 22, 1997, HLI sold to the public 26 million shares, representing approximately 18.6% of the equity ownership of HLI. On June 27, 2000, The Hartford acquired all of the outstanding common shares of HLI not already owned by The Hartford ("The Hartford Acquisition"). As a result of The Hartford Acquisition, HLI became a direct subsidiary of Hartford Fire Insurance Company.

The Company offers a complete line of fixed and variable annuities, as well as variable, universal and traditional individual life insurance.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The accompanying statutory basis financial statements are prepared in conformity with statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners ("NAIC") and the State of Connecticut Department of Insurance.

Current prescribed statutory accounting practices include the adoption of the NAIC's codified ACCOUNTING PRACTICES AND PROCEDURES manual, effective
January 1, 2001, as well as current state laws and regulations. Permitted statutory accounting practices encompass accounting practices approved by the state insurance departments. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus, statutory net income or risk-based capital.

The preparation of financial statements in conformity with statutory accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates. The most significant estimates include those used in determining the liability for aggregate reserves for life and accident and health policies and the liability for deposit type contracts. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

As the result of changes in accounting principles effective January 1, 2001, some of the information presented for 2000 and 1999 is not comparable to the information presented for 2001. The notable items are deposits recorded as revenue in 2000 and 1999, most of which were recorded as premiums and considerations in 2001. At the direction of the Connecticut Insurance Department, a few of the items in the 2000 balance sheet were reclassified for comparability with 2001 without any change in total assets, liabilities or capital and surplus funds.

STATUTORY ACCOUNTING VERSUS ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES ("GAAP")

Statutory accounting principles ("STAT") and GAAP differ in certain significant respects. These differences principally involve:

(1) treatment of policy acquisition costs (commissions, underwriting and selling expenses, etc.) which are charged to expense when incurred for statutory purposes rather than on a pro-rata basis over the expected life and gross profit stream of the policies for GAAP purposes;

(2) recognition of premium revenues, which for statutory purposes are generally recorded as collected or when due during the premium paying period of the contract and which for GAAP purposes, for universal life policies and investment products, generally only consist of charges assessed to policy account balances for cost of insurance, policy administration and surrenders. For GAAP, when policy charges received relate to coverage or services to be provided in the future, the charges are recognized as revenue on a pro-rata basis over the expected life and gross profit stream of the policy. Also, for GAAP purposes, premiums for traditional life insurance policies are recognized as revenues when they are due from policyholders;

(3) development of liabilities for future policy benefits, which for statutory purposes predominantly use interest rate and mortality assumptions prescribed by the NAIC which may vary considerably from interest and mortality assumptions used under GAAP;

(4) excluding certain assets designated as non-admitted assets (e.g., negative Interest Maintenance Reserve, and past due agents' balances) from the balance sheet for statutory purposes by directly charging surplus;

(5) the calculation of post-retirement benefits obligation which, for statutory accounting, excludes non-vested employees whereas GAAP liabilities include a provision for such employees; statutory and GAAP accounting permit either immediate recognition of the liability or straight-line amortization of the liability over a period not to exceed 20 years. For GAAP, The Hartford's obligation was immediately recognized, whereas, for statutory accounting, the obligation is being recognized ratably over a 20 year period;

(6) establishing a formula reserve for realized and unrealized losses due to default and equity risk associated with certain invested assets (Asset Valuation Reserve) for statutory purposes; as well as the deferral and amortization of realized gains and losses, caused by changes in interest rates during the period the asset is held, into income over the original life to maturity of the asset sold (Interest Maintenance Reserve) for statutory purposes; whereas on a GAAP basis, no such formula reserve is required and realized gains and losses are recognized in the period the asset is sold;

(7) the reporting of reserves and benefits, net of reinsurance ceded for statutory purposes; whereas on a GAAP basis, reserves are reported gross of reinsurance with reserve credits presented as recoverable assets;

(8) the reporting of fixed maturities at amortized cost for statutory purposes, whereas GAAP requires that fixed maturities be classified as "held-to-maturity", "available-for-sale" or "trading", based on the Company's intentions with respect to the ultimate disposition of the security and its ability to affect those intentions. The Company's bonds were classified on a GAAP basis as "available-for-sale" and accordingly, those investments and common stocks were reflected at fair value with the corresponding impact included as a separate component of Stockholder's Equity; as well as the change in the basis of the Company's other invested assets, which consist primarily of limited partnership investments, which is recognized as income under GAAP and as a change in surplus under statutory accounting;

(9) for statutory purposes separate account liabilities are calculated using prescribed actuarial methodologies, which approximate the market value of separate account assets, less applicable surrender charges. The separate account surplus generated by these reserving methods is recorded as an amount due to or from the separate account on the statutory basis balance sheet, with changes reflected in the statutory basis results of operations. On a GAAP basis, separate account assets and liabilities are held at fair value; and

(10) the consolidation of financial statements for GAAP reporting, whereas statutory accounting requires standalone financial statements with earnings of subsidiaries reflected as changes in unrealized gains or losses in surplus.

As of and for the years ended December 31, the significant differences between Statutory and GAAP basis net income and capital and surplus for the Company are as follows:

                                                                   2001              2000              1999
                                                                -----------------------------------------------
GAAP Net Income                                                 $   214,610       $   140,954       $    75,654
Deferral and amortization of policy acquisition costs,
 net                                                               (308,546)         (218,151)         (272,171)
Change in unearned revenue reserve                                   59,132            54,255           (64,915)
Deferred taxes                                                      180,625            27,039            57,833
Separate account expense allowance                                 (110,911)           71,092           214,388
Asset impairments and write-downs                                        --                --           (17,250)
Benefit reserve adjustment                                          (13,199)          (70,248)           11,491
Prepaid reinsurance premium                                          (6,944)           (3,007)           (3,524)
Ceding commission on reinsurance assumed                           (670,507)               --                --
Statutory voluntary reserve                                              --                --            (6,286)
Other, net                                                           (3,813)           20,025            29,207
                                                                -----------------------------------------------
                            STATUTORY NET (LOSS) INCOME         $  (659,553)      $    21,959       $    24,427
                                                                -----------------------------------------------

GAAP Stockholder's Equity                                       $ 1,794,936       $   826,049       $   676,428
Deferred policy acquisition costs                                (3,033,841)       (2,105,975)       (1,887,824)
Unearned revenue reserve                                            229,194           150,220            95,965
Deferred taxes                                                      366,265           181,027           122,105
Separate account expense allowance                                1,521,026         1,469,122         1,398,030
Unrealized (gains) losses on investments                            (31,612)          (13,933)           26,292
Benefit reserve adjustment                                           24,334            16,574            81,111
Asset valuation reserve                                                  --            (2,743)           (4,935)
Interest maintenance reserve                                        (25,448)               --                --
Prepaid reinsurance premium                                         (17,679)          (10,735)           (7,728)
Goodwill                                                           (173,704)               --                --
Statutory voluntary reserve                                              --            (6,286)           (6,286)
Other, net                                                           17,744            35,943            29,718
                                                                -----------------------------------------------
                          STATUTORY CAPITAL AND SURPLUS         $   671,215       $   539,263       $   522,876
                                                                -----------------------------------------------

AGGREGATE RESERVES FOR LIFE AND ACCIDENT AND HEALTH POLICIES AND CONTRACTS AND LIABILITY FOR DEPOSIT TYPE CONTRACTS

Aggregate reserves for payment of future life, health and annuity benefits are computed in accordance with applicable actuarial standards. Reserves for life insurance policies are generally based on the 1958 and 1980 Commissioner's Standard Ordinary Mortality Tables and various valuation rates ranging from 2.25% to 6%. Accumulation and on-benefit annuity reserves are based principally on individual and group annuity tables at various rates ranging from 2.5% to 8.75% and using the Commissioner's Annuity Reserve Valuation Method ("CARVM").

The Company has established separate accounts to segregate the assets and liabilities of certain life insurance, pension and annuity contracts that must be segregated from the Company's general assets under the terms of its contracts. The assets consist primarily of marketable securities and are reported at fair value. Premiums, benefits and expenses relating to these contracts are reported in the statutory basis statements of operations.

An analysis of Annuity Actuarial Reserves and Deposit Liabilities by Withdrawal Characteristics as of December 31, 2001 (including general and separate account liabilities) are as follows:

                                                                                       % of
Subject to discretionary withdrawal:                                   Amount          Total
                                                                     -----------------------
With market value adjustment                                         $     2,965         0.0%
At book value, less current surrender charge of 5% or more             1,369,405         3.3%
At market value                                                       38,967,202        93.3%
                                                                     -----------------------
                    TOTAL WITH ADJUSTMENT OR AT MARKET VALUE          40,339,572        96.6%
                                                                     -----------------------
At book value without adjustment (minimal or no charge or
 adjustment):                                                          1,187,215         2.8%
Not subject to discretionary withdrawal:                                 251,419         0.6%
                                                                     -----------------------
                                                TOTAL, GROSS          41,778,206       100.0%
Reinsurance ceded                                                             --         0.0%
                                                                     -----------
                                                  TOTAL, NET         $41,778,206       100.0%
                                                                     -----------

INVESTMENTS

Investments in bonds are carried at amortized cost and are amortized using the interest method, in accordance with Statements of Statutory Accounting Principles ("SSAP") No. 26 -- BONDS, EXCLUDING LOANED-BACKED AND STRUCTURED SECURITIES. Bonds that are deemed ineligible to be held at amortized cost by the NAIC Securities Valuation Office ("SVO") are carried at the appropriate SVO published value. When a reduction in the value of a security is deemed to be unrecoverable, the decline in value is reported as a realized loss and the carrying value is adjusted accordingly. Short-term investments consist of money market funds and are stated at cost, which approximates fair value. Preferred stocks are carried at amortized cost in accordance with NAIC designations. Common stocks are carried at fair value with the current year change in the difference from their cost reflected in surplus. Mortgage loans, which are carried at cost and approximate fair value, include investments in assets backed by mortgage loan pools. Policy loans are carried at their outstanding balance, which approximates fair value. Other invested assets are generally recorded at fair value.

The Asset Valuation Reserve ("AVR") is designed to provide a standardized reserving process for realized and unrealized losses due to default and equity risks associated with invested assets. The AVR balances were $0 and $2,743 as of December 31, 2001 and 2000, respectively. Additionally, the Interest Maintenance Reserve ("IMR") captures net realized capital gains and losses, net of applicable income taxes, resulting from changes in interest rates and amortizes these gains or losses into income over the life of the bond or mortgage loan sold. The IMR balances as of December 31, 2001 and 2000 were $25,448 and $(3,582), respectively. The 2000 asset balance was reflected as a component of non-admitted assets in Unassigned Funds, in accordance with statutory accounting principles. The net capital gains (losses) captured in the IMR in 2001, 2000 and 1999 were $1,965, $(3,096) and $(1,255), respectively. The amount of expense amortized from the IMR in 2001, 2000, 1999 included in the Company's Statements of Operations, was $3,472, $(495) and $178, respectively. Realized capital gains and losses, net of taxes not included in the IMR are reported in the statutory basis statements of operations. Realized investment gains and losses are determined on a specific identification basis.

CODIFICATION

The Company prepares its statutory financial statements in conformity with accounting practices prescribed or permitted by the State of Connecticut Department of Insurance. Effective January 1, 2001, the State of Connecticut required that insurance companies domiciled in the State of Connecticut prepare their statutory basis financial statements in accordance with the NAIC codified ACCOUNTING PRACTICES AND PROCEDURES manual, effective January 1, 2001, subject to any deviations prescribed or permitted by the State of Connecticut Insurance Commissioner.

Accounting changes adopted to conform to the provisions of the NAIC codified ACCOUNTING PRACTICES AND PROCEDURES manual are reported as changes in accounting principles. The cumulative effect of changes in accounting principles is reported as an adjustment to unassigned funds in the period of the change in accounting principle. The cumulative effect is the difference between the amount of capital and surplus at the beginning of the year and the amount of capital and surplus that would have been reported at that date, if the new accounting principles had been applied retroactively for all prior periods. As a result of these changes, the Company reported a change in accounting principles, as an adjustment that increased unassigned funds of approximately $7,166.

3. BUSINESS COMBINATIONS:

On April 2, 2001, The Hartford, through Hartford Life, Inc. and its affiliates, acquired the U.S. individual life insurance, annuity and mutual fund businesses of Fortis Inc., ("Fortis") for $1.12 billion in cash. The Hartford effected the acquisition through several reinsurance agreements with subsidiaries of Fortis and the purchase of 100% of the stock of Fortis Advisors, Inc. and Fortis Investors, Inc., wholly-owned subsidiaries of Fortis. The purchase of Fortis Advisors, Inc. and Fortis Investors, Inc. was accounted for as a statutory purchase.

4. INVESTMENTS:

(a) COMPONENTS OF NET INVESTMENT INCOME

                                                                      For the years ended December 31,
                                                                   --------------------------------------
                                                                     2001           2000           1999
                                                                   --------------------------------------
Interest income from bonds and short-term investments              $148,038       $ 95,980       $113,646
Interest income from policy loans                                    14,160          4,923          3,494
Interest and dividends from other investments                        28,751          8,568          6,371
                                                                   --------------------------------------
Gross investment income                                             190,949        109,471        123,511
Less: investment expenses                                             2,150          1,534          1,189
                                                                   --------------------------------------
                                       NET INVESTMENT INCOME       $188,799       $107,937       $122,322
                                                                   --------------------------------------

(b) COMPONENTS OF NET UNREALIZED CAPITAL GAINS (LOSSES) ON BONDS AND SHORT-TERM INVESTMENTS

                                                                     2001           2000           1999
                                                                   --------------------------------------
Gross unrealized capital gains                                     $ 17,132       $  2,401       $    561
Gross unrealized capital losses                                     (17,210)        (3,319)        (6,441)
                                                                   --------------------------------------
Net unrealized capital losses                                           (78)          (918)        (5,880)
Balance, beginning of year                                             (918)        (5,880)        10,072
                                                                   --------------------------------------
    CHANGE IN NET UNREALIZED CAPITAL GAINS (LOSSES) ON BONDS
                                  AND SHORT-TERM INVESTMENTS       $    840       $  4,962       $(15,952)
                                                                   --------------------------------------

(c) COMPONENTS OF NET UNREALIZED CAPITAL GAINS (LOSSES) ON COMMON STOCKS

                                                                     2001           2000           1999
                                                                   --------------------------------------
Gross unrealized capital gains                                     $    120       $    509       $  2,508
Gross unrealized capital losses                                     (22,913)        (2,113)           (24)
                                                                   --------------------------------------
Net unrealized capital (losses) gains                               (22,793)        (1,604)         2,484
Balance, beginning of year                                           (1,604)         2,484            333
                                                                   --------------------------------------
   CHANGE IN NET UNREALIZED CAPITAL (LOSSES) GAINS ON COMMON
                                                      STOCKS       $(21,189)      $ (4,088)      $  2,151
                                                                   --------------------------------------

(d) COMPONENTS OF NET REALIZED CAPITAL GAINS (LOSSES)

                                                                     2001           2000           1999
                                                                   --------------------------------------
Bonds and short-term investments                                   $ (7,491)      $ (8,128)      $(37,959)
Common stocks                                                           (13)           217            104
Other invested assets                                                    33             10            172
                                                                   --------------------------------------
Realized capital losses                                              (7,471)        (7,901)       (37,683)
Capital gains tax (benefit)                                             802         (1,883)            --
                                                                   --------------------------------------
Net realized capital losses, after tax                               (8,273)        (6,018)       (37,683)
Less: amounts transferred to IMR                                      1,965         (3,096)        (1,255)
                                                                   --------------------------------------
                      NET REALIZED CAPITAL LOSSES, AFTER TAX       $(10,238)      $ (2,922)      $(36,428)
                                                                   --------------------------------------

Sales and maturities of investments in bonds and short-term investments for the years ended December 31, 2001, 2000 and 1999 resulted in proceeds of $669,820, $740,995, and $1,367,027, respectively, gross realized capital gains of $8,169, $710 and $1,106, respectively, and gross realized capital losses of $6,273, $8,838 and $39,065, respectively, before transfers to the IMR. Sale of common stocks for the years ended
December 31, 2001, 2000 and 1999 resulted in proceeds of $14,354, $979 and $939, gross realized capital gains of $358, $218 and $115, respectively, and gross realized losses of $371, $1 and $11, respectively.

(e) DERIVATIVE INVESTMENTS

     SUMMARY OF DERIVATIVE INSTRUMENTS -- (MARKET VALUE & NOTIONAL AMOUNTS)
                            AS OF DECEMBER 31, 2001
                                 (IN MILLIONS)

                                      Total   Issued Caps,   Purchased                              Foreign     Total
                                     Market     Floors &    Caps, Floors             Interest Rate  Currency  Notional
                                      Value     Options      & Options     Futures       Swaps       Swaps     Amount
                                     ----------------------------------------------------------------------------------
Total asset-backed securities        $  992      $   --        $  --       $   --        $   7        $--      $    7
Other bonds and notes                 1,648           7            7           --           13         --          27
Short-term investments                   59          --           --           --           --         --          --
                                     ----------------------------------------------------------------------------------
Total bonds and notes                 2,699           7            7           --           20         --          34
Other investments                       248          --           --           --           --         --          --
                                     ----------------------------------------------------------------------------------
                   TOTAL INVESTMENT  $2,947      $    7        $   7       $   --        $  20        $--      $   34
                                     ----------------------------------------------------------------------------------
   DEPOSIT FUNDS AND OTHER BENEFITS  $2,873      $   --        $  66       $   --        $  --        $--      $   66
                                     ----------------------------------------------------------------------------------
   TOTAL DERIVATIVE INSTRUMENTS --
                     NOTIONAL VALUE              $    7        $  73       $   --        $  20        $--      $  100
                                     ----------------------------------------------------------------------------------
   TOTAL DERIVATIVE INSTRUMENTS --
                         FAIR VALUE              $   --        $   2       $   --        $   1        $--      $    3
                                     ----------------------------------------------------------------------------------

     SUMMARY OF DERIVATIVE INSTRUMENTS -- (MARKET VALUE & NOTIONAL AMOUNTS)
                            AS OF DECEMBER 31, 2000
                                 (IN MILLIONS)

                                      Total   Issued Caps,   Purchased                              Foreign     Total
                                     Market     Floors &    Caps, Floors             Interest Rate  Currency  Notional
                                      Value     Options      & Options     Futures       Swaps       Swaps     Amount
                                     ----------------------------------------------------------------------------------
Total asset-backed securities        $  668      $   --        $  --       $   --        $  10        $--      $   10
Other bonds and notes                   513           7            7           --           20         --          34
Short-term investments                   39          --           --           --           --         --          --
                                     ----------------------------------------------------------------------------------
Total bonds and notes                 1,220           7            7           --           30         --          44
Other investments                        40          --           --           --           --         --          --
                                     ----------------------------------------------------------------------------------
                  TOTAL INVESTMENTS  $1,260      $    7        $   7       $   --        $  30        $--      $   44
                                     ----------------------------------------------------------------------------------
   DEPOSIT FUNDS AND OTHER BENEFITS  $1,642      $   --        $  50       $   --        $  --        $--      $   50
                                     ----------------------------------------------------------------------------------
   TOTAL DERIVATIVE INSTRUMENTS --
                     NOTIONAL VALUE              $    7        $  57       $   --        $  30        $--      $   94
                                     ----------------------------------------------------------------------------------
   TOTAL DERIVATIVE INSTRUMENTS --
                         FAIR VALUE              $   --        $   1       $   --        $  --        $--      $    1
                                     ----------------------------------------------------------------------------------

(f) CONCENTRATION OF CREDIT RISK

Excluding U.S. government and government agency investments, the Company is not exposed to any significant concentration of credit risk in fixed maturities of a single issuer greater than 10% of capital and surplus as of December 31, 2001.

(g) BONDS, SHORT-TERM INVESTMENTS AND COMMON STOCKS

                                                                                 December 31, 2001
                                                                   ----------------------------------------------
                                                                                 Gross       Gross     Estimated
                                                                   Amortized   Unrealized  Unrealized     Fair
                                                                      Cost       Gains       Losses      Value
                                                                   ----------------------------------------------
U.S government and government agencies and authorities:
  --Guaranteed and sponsored                                       $   41,637   $   132     $     --   $   41,769
  --Guaranteed and sponsored -- asset-backed                          270,969        --           --      270,969
States, municipalities and political subdivisions                         398        15           --          413
International governments                                              35,086       880           (4)      35,962
Public utilities                                                      163,678       557         (757)     163,478
All other corporate                                                 1,220,569    15,376       (9,716)   1,226,229
All other corporate -- asset-backed                                   728,058        61       (6,733)     721,386
Short-term investments                                                 58,741        --           --       58,741
Certificates of deposit                                                52,877       111           --       52,988
Parents, subsidiaries and affiliates                                  126,735        --           --      126,735
                                                                   ----------------------------------------------
                           TOTAL BONDS AND SHORT-TERM INVESTMENTS  $2,698,748   $17,132     $(17,210)  $2,698,670
                                                                   ----------------------------------------------

                                                                                 December 31, 2001
                                                                   ----------------------------------------------
                                                                                 Gross       Gross     Estimated
                                                                               Unrealized  Unrealized     Fair
                                                                      Cost       Gains       Losses      Value
                                                                   ----------------------------------------------
Common stock -- unaffiliated                                       $    4,162    $  120     $   (211)  $    4,071
Common stock -- affiliated                                             35,384        --      (22,702)      12,682
                                                                   ----------------------------------------------
                                              TOTAL COMMON STOCKS  $   39,546    $  120     $(22,913)  $   16,753
                                                                   ----------------------------------------------

                                                                                 December 31, 2000
                                                                   ----------------------------------------------
                                                                                 Gross       Gross     Estimated
                                                                   Amortized   Unrealized  Unrealized     Fair
                                                                      Cost       Gains       Losses      Value
                                                                   ----------------------------------------------
U.S government and government agencies and authorities:
  --Guaranteed and sponsored                                       $    6,164    $   62     $     (7)  $    6,219
  --Guaranteed and sponsored -- asset-backed                          123,714        --           --      123,714
States, municipalities and political subdivisions                         401         6           --          407
International governments                                               7,289       271           --        7,560
Public utilities                                                       17,797        --           --       17,797
All other corporate                                                   360,599     2,062       (3,312)     359,349
All other corporate -- asset-backed                                   544,620        --           --      544,620
Short-term investments                                                 38,813        --           --       38,813
Certificates of deposit                                                    --        --           --           --
Parents, subsidiaries and affiliates                                  121,420        --           --      121,420
                                                                   ----------------------------------------------
    TOTAL BONDS AND SHORT-TERM INVESTMENTS                         $1,220,817    $2,401     $ (3,319)  $1,219,899
                                                                   ----------------------------------------------

                                                                                 December 31, 2000
                                                                   ----------------------------------------------
                                                                                 Gross       Gross     Estimated
                                                                               Unrealized  Unrealized     Fair
                                                                      Cost       Gains       Losses      Value
                                                                   ----------------------------------------------
Common stock -- unaffiliated                                       $    4,284    $  509     $    (61)  $    4,732
Common stock -- affiliated                                             35,384        --       (2,052)      33,332
                                                                   ----------------------------------------------
                                              TOTAL COMMON STOCKS  $   39,668    $  509     $ (2,113)  $   38,064
                                                                   ----------------------------------------------

The amortized cost and estimated fair value of bonds and short-term investments as of December 31, 2001 by estimated maturity year are shown below. Asset-backed securities, including mortgage backed securities and collaterialized mortgage obligations, are distributed to maturity year based on the Company's estimates of the rate of future prepayments of principal over the remaining lives of the securities. Expected maturities differ from contractual maturities due to call or repayment provisions.

                                                  Amortized          Estimated
                                                     Cost            Fair Value
                                                  -----------------------------
MATURITY
One year or less                                  $  325,531         $  325,522
Over one year through five years                   1,220,070          1,220,034
Over five years through ten years                    807,775            807,752
Over ten years                                       345,372            345,362
                                                  -----------------------------
                                           TOTAL  $2,698,748         $2,698,670
                                                  -----------------------------

Bonds with a carrying value of $3,495 were on deposit as of December 31, 2001 with various regulatory authorities as required.

(h) FAIR VALUE OF FINANCIAL INSTRUMENTS BALANCE SHEET ITEMS (IN MILLIONS):

                                                                2001                 2000
                                                         ----------------------------------------
                                                                   Estimated            Estimated
                                                         Carrying    Fair     Carrying    Fair
                                                          Amount     Value     Amount     Value
                                                         ----------------------------------------
ASSETS
  Bonds and short-term investments                       $ 2,699      2,699     1,221      1,220
  Common stocks                                               17         17        38         38
  Policy loans                                               250        250        81         81
  Mortgage loans                                             180        180        35         35
  Other invested assets                                       64         64         1          1
LIABILITIES
  Deposit funds and other benefits                       $ 2,873    $ 2,089   $ 1,642    $ 1,592
                                                         ----------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments: fair value of bonds, short-term investments, common stocks and other invested assets approximates those quotations published by the NAIC; policy loans and mortgage loans carrying amounts approximates fair value; and fair value of liabilities on deposit funds and other benefits is determined by forecasting future cash flows and discounting the forecasted cash flows at current market rates.

5. INCOME TAXES:

The Company and The Hartford have entered into a tax sharing agreement under which each member of the consolidated U.S. Federal income tax return will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company was filing a separate Federal income tax return.

(a) The components of the net deferred tax asset/(liability) are as follows:

                                                                      December 31,          January 1,
                                                                          2001                 2001
                                                                     -----------------------------------
Total of all deferred tax assets (admitted and non-admitted)            $ 329,950            $ 200,291
Total of all deferred tax liabilities                                   $(114,519)           $(193,879)
Total deferred tax assets non-admitted in accordance with
 SSAP No. 10, INCOME TAXES                                              $(160,711)           $      --
Increase in deferred taxes non-admitted                                 $(160,711)                 N/A
                                                                     -----------------------------------

(b) Deferred tax liabilities are not recognized for the following amounts:

Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in a "Policyholders' Surplus Account" and, based on current tax law, will be taxable in the future only under conditions which management considers to be remote; therefore, no Federal income taxes have been provided for in this account.

(c) The components of incurred income tax expense and the change in deferred tax assets and deferred tax liabilities are as follows:

                                                                       2001           2001
                                                                     -----------------------
Current income taxes incurred                                        $(195,656)      $21,260
                                                                     -----------------------

                                                                      STAT/Tax         2001 Tax
Deferred tax assets:                                                 Difference         Effect
                                                                     ---------------------------
Reserves                                                             $ 194,867        $   68,203
Tax Deferred Acquisition Costs ("DAC")                                 551,268           192,943
Accrued deferred compensation                                            8,447             2,957
Capital loss carryforward                                                9,429             3,300
AMT credit utilization                                                 168,098            58,834
Other                                                                   10,608             3,713
                                                                     ---------------------------
                                   TOTAL DEFERRED TAX ASSETS         $ 942,717        $  329,950
                                                                     ---------------------------
                            DEFERRED TAX ASSETS NON-ADMITTED         $(459,176)       $(160,711)
                                                                     ---------------------------

                                                                      STAT/Tax         2001 Tax
Deferred tax liabilities:                                            Difference         Effect
                                                                     ---------------------------
Tax preferred investments                                            $(299,066)       $(104,673)
Deferred and uncollected                                               (19,934)          (6,977)
Other                                                                   (8,197)          (2,869)
                                                                     ---------------------------
                              TOTAL DEFERRED TAX LIABILITIES         $(327,197)       $(114,519)
                                                                     ---------------------------

The changes in the main components of deferred tax assets and deferred tax liabilities are as follows:

Deferred tax assets resulting from book/tax difference:

                                                                 December 31,          January 1,
                                                                     2001                 2001             Change
                                                                ---------------------------------------------------
Reserves                                                           $  68,203            $  23,802         $  44,401
Tax DAC                                                              192,943              160,409            32,534
Accrued deferred compensation                                          2,957                2,048               909
Capital loss carryforward                                              3,300               13,227            (9,927)
AMT credit utilization                                                58,834                   --            58,834
Other                                                                  3,713                  805             2,908
                                                                ---------------------------------------------------
                              TOTAL DEFERRED TAX ASSETS            $ 329,950            $ 200,291         $ 129,659
                                                                ---------------------------------------------------
                       DEFERRED TAX ASSETS NON-ADMITTED            $(160,711)           $      --         $(160,711)
                                                                ---------------------------------------------------

Deferred tax liabilities resulting from book/tax difference:

                                                                 December 31,          January 1,
                                                                     2001                 2001             Change
                                                                ---------------------------------------------------
Bonds                                                              $      --            $  (1,238)        $   1,238
Tax preferred investments                                           (104,673)            (189,568)           84,895
Deferred and uncollected                                              (6,977)              (1,808)           (5,169)
Other                                                                 (2,869)              (1,265)           (1,604)
                                                                ---------------------------------------------------
                         TOTAL DEFERRED TAX LIABILITIES            $(114,519)           $(193,879)        $  79,360
                                                                ---------------------------------------------------

                                                                 December 31,          January 1,
                                                                     2001                 2001             Change
                                                                ---------------------------------------------------
Total deferred tax assets                                          $ 329,950            $ 200,291         $ 129,659
Total deferred tax liabilities                                     $(114,519)           $(193,879)        $  79,360
                                                                ---------------------------------------------------
                                 NET DEFERRED TAX ASSET            $ 215,431            $   6,412         $ 209,019
                                                                ---------------------------------------------------

(d) The Company's income tax expense and change in deferred tax assets and deferred tax liabilities differs from the amount obtained by applying the Federal statutory rate of 35% to the Net (Loss) Gain from Operations Before Federal Income Tax (Benefit) Expense for the following reasons:

                                                                                           Effective
                                                                      December 31,            Tax
                                                                          2001               Rate
                                                                     -------------------------------
Tax provision at statutory rate                                         $(299,317)           35.0%
Tax preferred investments                                                 (33,724)            3.9%
Other                                                                         751             0.0%
                                                                     -------------------------------
  Total before SSAP No. 10 implementation                                (332,290)           38.9%
  SSAP No. 10 implementation adjustments                                  (72,385)            8.4%
                                                                     -------------------------------
                                                       TOTAL            $(404,675)           47.3%
                                                                     -------------------------------

                                                                                           Effective
                                                                      December 31,            Tax
                                                                          2001               Rate
                                                                     -------------------------------
Federal and foreign income tax incurred                                 $(195,656)           22.9%
Change in net deferred income taxes                                      (209,019)           24.4%
                                                                     -------------------------------
                                TOTAL STATUTORY INCOME TAXES            $(404,675)           47.3%
                                                                     -------------------------------

(e) As of December 31, the Company had an operating loss carry forward of $(718,165). If not utilized, it will expire for tax purposes in 2016.

The following are year to date income taxes incurred in the current and prior years that will be available for recoupment in the event of future net losses:

2001                  $    --
2000                  $21,260
1999                  $    --

(f) The Company's Federal income tax return is consolidated within The Hartford Financial Services Group, Inc. consolidated Federal income tax return. Please refer to Schedule Y of the Company's most recent Annual Statement for a list of the entities within the consolidated group.

The method of allocation between the companies is subject to written agreement, approved by the Board of Directors. Allocation is based upon separate return calculations with current credit for net losses, to the extent available for use by the group. Intercompany tax balances are settled quarterly.

6. REINSURANCE:

The Company cedes insurance to other insurers in order to limit its maximum losses. Such transfer does not relieve the Company of its primary liability to the policyholder. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company reduces this risk by evaluating the financial condition of reinsurers and monitoring for possible concentrations of credit risk.

The Company cedes significant portions of its variable annuity business written since 1994 to RGA Reinsurance Company ("RGA"). Certain core annuity products were excluded from this reinsurance arrangement beginning in the second quarter of 1999 and, as such, the amounts ceded to RGA have declined significantly.

There were no material reinsurance recoverables from reinsurers outstanding as of, and for the years ended, December 31, 2001, 2000 and 1999.

The effect of reinsurance as of and for the years ended December 31, is summarized as follows:

                                                           Direct     Assumed       Ceded        Net
                                                         -----------------------------------------------
2001
Aggregate Reserves for Life and
  Accident and Health Policies                           $3,085,682  $1,578,470  $  (317,816) $4,346,336
Policy and Contract Claim Liabilities                    $   23,510  $   16,288  $    (9,291) $   30,507
Premium and Annuity Considerations                       $6,890,184  $6,794,425  $  (942,827) $12,741,782
Death, Annuity, Disability and Other Benefits            $  115,649  $   94,069  $   (24,134) $  185,584
Surrenders and Other Fund Withdrawals                    $3,893,425  $  491,474  $  (242,572) $4,142,327

                                                           Direct     Assumed       Ceded        Net
                                                         -----------------------------------------------
2000
Aggregate Reserves for Life and
  Accident and Health Policies                           $  900,216  $       --  $  (256,989) $  643,227
Policy and Contract Claim Liabilities                    $   16,084  $       --  $    (5,351) $   10,733
Premium and Annuity Considerations                       $  839,447  $      986  $   (67,586) $  772,847
Annuity and Other Fund Deposits                          $5,730,269  $       --  $(1,528,316) $4,201,953
Death, Annuity, Disability and Other Benefits            $   77,524  $    1,542  $   (16,238) $   62,828
Surrenders and Other Fund Withdrawals                    $3,684,103  $       --  $  (116,380) $3,567,723

                                                           Direct     Assumed       Ceded        Net
                                                         -----------------------------------------------
1999
Aggregate Reserves for Life and
  Accident and Health Policies                           $  784,502  $       53  $  (192,934) $  591,621
Policy and Contract Claim Liabilities                    $    7,827  $      203  $      (353) $    7,677
Premium and Annuity Considerations                       $  674,219  $    1,261  $   (53,691) $  621,789
Annuity and Other Fund Deposits                          $6,195,917  $       --  $(3,204,554) $2,991,363
Death, Annuity, Disability and Other Benefits            $   65,251  $    1,104  $   (12,713) $   53,642
Surrenders and Other Fund Withdrawals                    $2,541,449  $       --  $(1,290,636) $1,250,813

7. RELATED PARTY TRANSACTIONS:

Transactions between the Company and its affiliates relate principally to tax settlements, reinsurance, insurance coverages, rental and service fees, capital contributions and payments of dividends. In addition, certain affiliated insurance companies purchased group annuity contracts from the Company to fund pension costs and claim annuities to settle casualty claims. Substantially all general insurance expenses related to the Company, including rent and benefit plan expenses, are initially paid by The Hartford. Direct expenses are allocated using specific identification and indirect expenses are allocated using other applicable methods. Indirect expenses include those for corporate areas which, depending on type, are allocated based on either a percentage of direct expenses or on utilization.

The Company has also invested in bonds of its indirect affiliates, Hartford Financial Services Corporation, and HL Investment Advisors, Inc., and common stock of its subsidiary, Hartford Life, Ltd.

For additional information, see Notes 5, 6, and 8.

8. PENSION, RETIREMENT, AND OTHER POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS:

All employees that work for The Hartford's life insurance companies are included in The Hartford's non-contributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. The Hartford's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, and the maximum amount that can be deducted for U.S. Federal income tax purposes. Generally, pension costs are funded through the purchase of group pension contracts sold by affiliates. The costs that were allocated to the Company for pension related expenses were $3,764, $648 and $762 for 2001, 2000 and 1999, respectively.

Employees of The Hartford's life insurance companies are also provided, through The Hartford, certain health care and life insurance benefits for eligible retired employees. The contribution for health care benefits depends on the retiree's date of retirement and years of service. In addition, this benefit plan has a defined dollar cap, which limits average company contributions. The Hartford has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense allocated to the Company was not material to the results of operations for 2001, 2000 or 1999.

The assumed rate in the per capita cost of health care (the health care trend rate) was 8% for 2001, decreasing ratably to 5% in the year 2007. Increasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of covered employees.

Substantially all of The Hartford's life insurance companies' employees are eligible to participate in The Hartford's Investment and Savings Plan. Under this plan, designated contributions, which may be invested in common stock of The Hartford or certain other investments, are matched to a limit of 3% of compensation. In addition, The Hartford allocates 0.5% of base salary to the plan for each eligible employee. Matching contributions are used to acquire common stock of The Hartford. The cost to the Company for the above-mentioned plan was approximately $2 million, $2 million and $1 million in 2001, 2000 and 1999, respectively.

9. CAPITAL AND SURPLUS AND SHAREHOLDER DIVIDEND RESTRICTIONS:

The maximum amount of dividends which can be paid to shareholders by Connecticut domiciled insurance companies, without prior approval, is generally restricted to the greater of 10% of surplus as of the preceding December 31st or the net gain from operations after dividends to policyholders, Federal income taxes and before realized capital gains or (losses) for the previous year. Dividends are paid as determined by the Board of Directors and are not cumulative. The amount available for dividend in 2002 is approximately $66,872.

10. SEPARATE ACCOUNTS:

The Company maintains separate account assets totaling $41.9 billion and $45.3 billion as of December 31, 2001 and 2000, respectively. Separate account assets are segregated from other investments and reported at fair value. Separate account liabilities are determined in accordance with prescribed actuarial methodologies, which approximate the market value less applicable surrender charges. The resulting surplus is recorded in the general account statement of operations as a component of Net Transfers to Separate Accounts. The Company's separate accounts are non-guaranteed, wherein the policyholder assumes substantially all the investment risks and rewards. Investment income (including investment gains and losses) and interest credited to policyholders on separate account assets are not separately reflected in the statutory statements of operations.

Separate account management fees, net of minimum guarantees, were $567 million, $622 million and $493 million for the years ended December 31, 2001, 2000 and 1999, respectively, and are recorded as a component of fee income on the Company's statutory basis Statements of Operations.

11. COMMITMENTS AND CONTINGENT LIABILITIES:

(a) LITIGATION

The Company is involved in pending and threatened litigation in the normal course of its business in which claims for alleged economic and punitive damages have been asserted. Some of these cases have been filed as purported class actions and some cases have been filed in certain jurisdictions that permit punitive damage awards disproportionate to the actual damages incurred. Although there can be no assurances, at the present time, the Company does not anticipate that the ultimate liability, arising from such pending or threatened litigation, will have a material adverse effect on the statutory capital and surplus of the Company.

(b) GUARANTY FUNDS

Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Part of the assessments paid by the Company pursuant to these laws may be used as credits for a portion of the associated premium taxes. The Company paid guaranty fund assessments of approximately $289, $1,212 and $523 in 2001, 2000 and 1999, respectively, of which $297, $1,074 and
$318 in 2001, 2000 and 1999, respectively, were estimated to be creditable against premium taxes.

(c) TAX MATTERS

The Company's Federal income tax returns are routinely audited by the Internal Revenue Service. The Company's 1997 and 1996 Federal income tax returns are currently under audit by the IRS. Management believes that adequate provision has been made in the financial statements for any potential assessments that may result from tax examinations and other tax related matters for all open tax years.

12. SEPTEMBER 11 EVENTS:

As a result of the September 11 terrorist attack, the Company recorded a loss amounting to $6.9 million, before taxes and net of reinsurance in the third quarter of 2001. The Company based the loss estimate upon a review of insured exposures using a variety of assumptions and actuarial techniques, including the cost of additional reinsurance premiums. As a result of the uncertainties involved in the estimation process, final claims settlement may vary from present estimates.

                                     PART C

                                OTHER INFORMATION

Item 27.  Exhibits

     (a) Resolution of the Board of Directors of Hartford Life and Annuity Insurance Company ("Hartford") authorizing the establishment of the Separate Account.(1)

     (b)  Not Applicable.

     (c)  Principal Underwriting Agreement.(2)

     (d)  Form of Flexible Premium Variable Life Insurance Policy.(3)

     (e) Form of Application for Flexible Premium Variable Life Insurance Policies.(4)

     (f)  Certificate of Incorporation of Hartford and Bylaws of Hartford.(5)

     (g)  Contracts of Reinsurance.(4)

     (h)  Form of Participation Agreement.(4)

     (i)  Not Applicable.

     (j)  Not Applicable.

     (k) Opinion and consent of Christine Hayer Repasy, Senior Vice President, General Counsel and Corporate Secretary.

     (l)  Opinion and Consent of Thomas P. Kalmbach, FSA, MAAA.

     (m)  Not Applicable.

     (n)  Not Applicable.(6)

     (o)  No financial statements will be omitted.

     (p)  Not Applicable.

     (q)  Memorandum describing transfer and redemption procedures.(1)

     (r)  Copy of Power of Attorney.

     (s)  Organizational Chart.(3)

--------
  (1) Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 33-61267, on
         January 23, 1996.
  (2) Incorporated by reference to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-6, File No. 33-61267, on
         August 28, 1996.
  (3) Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 333-82866, on May 22, 2002.
  (4) Incorporated by reference to the Initial filing to the Registration Statement on Form S-6, File No. 333-83057, on July 16, 1999.
  (5) Incorporated by reference to Post-Effective Amendment No. 7, to the Registration Statement File No. 333-69487, filed on April 9, 2001.
  (6) Hartford was unable to obtain a written consent from Arthur Andersen LLP in connection with the audited financial statements in this registration statement. Certain limitations on recovery by investors may exist as a result of this lack of consent.

Item 28.  Officers and Directors.

-------------------------------------------- -------------------------------------------------------------------------
NAME                                         POSITION WITH HARTFORD
-------------------------------------------- -------------------------------------------------------------------------
David A. Carlson                             Vice President
-------------------------------------------- -------------------------------------------------------------------------
Patrice Kelly-Ellis                          Vice President
-------------------------------------------- -------------------------------------------------------------------------
Bruce W. Ferris                              Vice President
-------------------------------------------- -------------------------------------------------------------------------
Timothy M. Fitch                             Vice President and Actuary
-------------------------------------------- -------------------------------------------------------------------------
Mary Jane B. Fortin                          Vice President & Chief Accounting Officer
-------------------------------------------- -------------------------------------------------------------------------
David T. Foy                                 Senior Vice President, Chief Financial Officer and Treasurer, Director*
-------------------------------------------- -------------------------------------------------------------------------
Lois W. Grady                                Senior Vice President
-------------------------------------------- -------------------------------------------------------------------------
Ryan Johnson                                 Vice President
-------------------------------------------- -------------------------------------------------------------------------
Stephen T. Joyce                             Senior Vice President
-------------------------------------------- -------------------------------------------------------------------------
Michael D. Keeler                            Vice President
-------------------------------------------- -------------------------------------------------------------------------
Robert A. Kerzner                            Executive Vice President
-------------------------------------------- -------------------------------------------------------------------------
David N. Levenson                            Senior Vice President
-------------------------------------------- -------------------------------------------------------------------------
Joseph F. Mahoney                            Vice President
-------------------------------------------- -------------------------------------------------------------------------
Thomas M. Marra                              President, Chief Executive Officer & Chairman of the Board, Director*
-------------------------------------------- -------------------------------------------------------------------------
Gary J. Miller                               Vice President
-------------------------------------------- -------------------------------------------------------------------------
Tom Nassiri                                  Vice President
-------------------------------------------- -------------------------------------------------------------------------
Deanne Osgood                                Vice President
-------------------------------------------- -------------------------------------------------------------------------
Craig R. Raymond                             Senior Vice President and Chief Actuary
-------------------------------------------- -------------------------------------------------------------------------
Christine Hayer Repasy                       Senior Vice President, General Counsel and Corporate Secretary,
                                             Director*
-------------------------------------------- -------------------------------------------------------------------------
Joe M. Thomson                               Senior Vice President
-------------------------------------------- -------------------------------------------------------------------------
John C. Walters                              Executive Vice President, Director*
-------------------------------------------- -------------------------------------------------------------------------
David M. Znamierowski                        Senior Vice President and Chief Investment Officer, Director*
-------------------------------------------- -------------------------------------------------------------------------

Unless otherwise indicated, the principal business address of each of the above individuals is P.O. Box 2999, Hartford, CT 06104-2999.

* Denotes Board of Directors of Hartford.

Item 29. Persons Controlled By or Under Common Control with the Depositor or Registrant

          Filed herewith as Exhibit 1.7.

Item 30:  Indemnification

Sections 33-770 to 33-778, inclusive, of the Connecticut General Statutes ("CGS") provide the standards under which a corporation may indemnify an individual for liability, including legal expenses, incurred because such individual is a party to a proceeding because the individual was a director, officer, employee, or agent of the corporation. Specifically, Section 33-771(a)(2) permits a corporation to indemnify a director if the corporation, pursuant to Section 33-636(5)(b), obligated itself under its certificate of incorporation to indemnify a director for liability except for certain liability involving conduct described in Section 33-636(5)(b). Section 33-776 permits a corporation to indemnify an officer, employee, or agent of the corporation to the same extent as a director as may be provided by the corporation's bylaws, certificate of incorporation, or resolution of the board of directors.

Consistent with the statutes referenced above, under the Depositor's Certificate of Incorporation, the Depositor must indemnify directors for liability except liability that:

(a)  involved a knowing and culpable violation of law by the director;
(b)  enabled the director or an associate to receive an improper personal gain;
(c) showed a lack of good faith and a conscious disregard for the duty of the director of the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation;
(d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation or
(e)  created liability under section 33-757 relating to unlawful distributions.

The Depositor's Certificate of Incorporation also permits the Depositor, at the discretion of the board of directors, to indemnify any current or former director, officer, employee or agent of the corporation to the fullest extent permitted by law. Accordingly, under the Depositor's bylaws, the Depositor must, to the fullest extent permitted by applicable law, indemnify directors and officers of the Depositor against all expenses, including attorney's fees, in connection with any proceeding by reason of the fact that such person was a director or officer of the Depositor.

Section 33-777 permits a corporation to procure insurance on behalf of an individual who was a director or officer of the corporation. Consistent with the statute, the directors and officers of the Depositor and the principal underwriter are covered under a directors and officers liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.  Principal Underwriters

     (b) HESCO acts as principal underwriter for the following investment companies:

          Hartford Life Insurance Company - Separate Account VL I Hartford Life Insurance Company - Separate Account VL II Hartford Life Insurance Company - ICMG Secular Trust Separate Account
          Hartford Life Insurance Company - ICMG Registered Variable Life Separate Account A
          Hartford Life and Annuity Insurance Company - Separate
          Account VL I
          Hartford Life and Annuity Insurance Company - Separate
          Account VL II
          Hartford Life and Annuity Insurance Company - ICMG Registered Variable Life Separate Account One

     (c)  Directors and Officers of HESCO

                                                   POSITIONS AND OFFICES
               NAME                                WITH UNDERWRITER
               ----                                ----------------
          David A. Carlson                 Vice President
          David T. Foy                     Treasurer
          J. Richard Garrett               Vice President
          George R. Jay                    Controller
          Robert A. Kerzner                Executive Vice President, Director
          Joseph F. Mahoney                Executive Vice President
          Thomas M. Marra                  President, Chief Executive Officer &
                                           Chairman of the Board, Director
          Christine Hayer Repasy           Senior Vice President, General Counsel and
                                           Corporate Secretary, Director
          John C. Walters                  Executive Vice President

          Unless otherwise indicated, the principal business address of each of the above individuals is P.O. Box 2999, Hartford, CT
          06104-2999.

Item 32.  Location of Accounts and Records

          All of the accounts, books, records or other documents required to be kept by Section 31(a) of the Investment Company Act of 1940 and rules thereunder, are maintained by Hartford at 200 Hopmeadow Street, Simsbury, Connecticut 06089.

Item 33.  Management Services

          All management contracts are discussed in Part A and Part B of the Registration Statement.

Item 34.  Representation of Reasonableness of Fees

          Hartford hereby represents that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Hartford.

                                SIGNATURES

Pursuant to the requirements of the Securities Act and the Investment Company Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the Town of Simsbury, and State of Connecticut on this 11th day of June, 2002.

HARTFORD LIFE AND ANNUITY INSURANCE
COMPANY SEPARATE ACCOUNT VL I
 (Registrant)

*By: David T. Foy                              *By: /s/ Marianne O'Doherty
    ---------------------------------------        ----------------------------
     David T. Foy, Senior Vice President            Marianne O'Doherty
                                                    Attorney-In-Fact



HARTFORD LIFE AND ANNUITY INSURANCE
COMPANY
 (Depositor)

*By: David T. Foy
    ---------------------------------------
     David T. Foy, Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

David T. Foy, Senior Vice President, Chief
     Financial Officer & Treasurer, Director*
Thomas M. Marra, President, Chief Executive
     Officer & Chairman of the Board, Director*
Christine Hayer Repasy, Senior Vice President,   By: /s/ Marianne O'Doherty
     General Counsel and Corporate Secretary,         --------------------------
     Director*                                         Marianne O'Doherty
John C. Walters, Executive Vice President,             Attorney-in-Fact
     Director*
David M. Znamierowski, Senior Vice President &   Date: June 11, 2002
     Chief Investment Officer, Director*

                                  EXHIBIT INDEX

1.3 Opinion and Consent of Christine Hayer Repasy, Senior Vice President, General Counsel and Corporate Secretary.

1.4    Opinion and Consent of Thomas P. Kalmbach, FSA, MAAA.

1.6    Copy of Power of Attorney.